Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of December 12, 2012 among

TEMPUR-PEDIC INTERNATIONAL INC.,

as the Parent and a Borrower

and

CERTAIN SUBSIDIARIES OF THE PARENT,

as Borrowers and as Guarantors,

THE LENDERS PARTY HERETO,

BANK OF AMERICA, N.A.,

as Administrative Agent,

BARCLAYS BANK PLC,

JPMORGAN CHASE BANK, N.A.

and

WELLS FARGO BANK, N.A.,

as Syndication Agents

FIFTH THIRD BANK,

as Documentation Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

BARCLAYS BANK PLC,

J.P MORGAN SECURITIES LLC,

WELLS FARGO SECURITIES, LLC,

and

FIFTH THIRD BANK,

as Joint Lead Arrangers and Joint Book Managers

i

SCHEDULES

Schedule 1.01-1	Post-Restructuring Corporate Structure
Schedule 1.01-2	Specified Manufacturing Facility
Schedule 1.01-3	Historical EBITDA
Schedule 2.01	Lenders and Commitments
Schedule 2.03	Existing Letters of Credit
Schedule 2.14	Designated Borrowers
Schedule 6.14	Subsidiaries
Schedule 6.21	Real Property
Schedule 7.18	Post-Closing Obligations
Schedule 8.01	Existing Liens
Schedule 8.02	Existing Investments
Schedule 8.03	Existing Indebtedness
Schedule 11.02	Notice Addresses

EXHIBITS

Exhibit 1.01-1	Form of Perfection Certificate
Exhibit 1.01-2	Form of Pledge Agreement
Exhibit 1.01-3	Form of Security Agreement
Exhibit 2.02	Form of Loan Notice
Exhibit 2.13-1	Form of Revolving Credit Note
Exhibit 2.13-2	Form of Swingline Note
Exhibit 2.13-3	Form of Term A Note
Exhibit 2.13-4	Form of Term B Note
Exhibit 2.14-1	Form of Designated Borrower Request and Assumption Agreement
Exhibit 2.14-2	Form of Designated Borrower Notice
Exhibit 5.01(j)	Form of Solvency Certificate
Exhibit 7.02(a)	Form of Compliance Certificate
Exhibit 7.12	Form of Joinder Agreement
Exhibit 11.06(b)	Form of Assignment and Assumption
Exhibit 11.06(i)	Dutch Auction Procedures

ANNEXES

Annex A	Borrowers

Annex B	Closing Date Guarantors

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (the “Credit Agreement” or the “Agreement”) is entered into as of December 12, 2012, among TEMPUR-PEDIC INTERNATIONAL INC., a Delaware corporation (the “Parent”), TEMPUR-PEDIC MANAGEMENT, LLC (the “Lead Borrower”), TEMPUR-PEDIC NORTH AMERICA, LLC and TEMPUR PRODUCTION USA, LLC, each as a Borrower, the Guarantors identified herein, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and BANK OF AMERICA, N.A., as Administrative Agent, Swingline Lender and L/C Issuer.

W I T N E S S E T H

WHEREAS, the Parent intends to acquire Sealy Corporation, a Delaware corporation (the “Company”);

WHEREAS, pursuant to the Agreement and Plan of Merger dated as of September 26, 2012 (as in effect on such date, the “Executed Acquisition Agreement”; as may be amended in compliance with the Acquisition Agreement Amendment Limitations, the “Acquisition Agreement”) among the Parent, Silver Lighting Merger Company, a Delaware corporation and a direct wholly-owned Subsidiary of the Parent (“Merger Sub”), and the Company, the Parent has agreed to consummate a merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly-owned Subsidiary of the Parent (the “Sealy Acquisition”);

WHEREAS, the Borrowers have requested that (a) immediately upon the consummation of the Sealy Acquisition, the Lenders lend to the Borrowers up to $1,560,000,000 to finance the Sealy Acquisition and the Refinancing and to pay the Transaction Costs and (b) from time to time, the Lenders make revolving credit loans and the L/C Issuer issue letters of credit.

WHEREAS, in furtherance of the foregoing, the Borrowers have requested that the Lenders provide a term A loan facility, a term B loan facility and a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms. As used in this Credit Agreement, the following terms have the meanings provided below:

“2014 Notes” has the meaning provided in Section 5.01(l).

“2016 Notes” has the meaning provided in Section 5.01(l).

“Acquisition” means the purchase or acquisition by any Person of (a) more than 50% of the Capital Stock with ordinary voting power of another Person or (b) all or any substantial portion of the property (other than Capital Stock) of, or a business unit of, another Person, whether or not involving a merger or consolidation with such Person.

“Acquisition Agreement” has the meaning provided in the recitals hereto.

“Acquisition Agreement Amendment Limitations” means that any amendment, change or supplement or waiver of any provision to the Executed Acquisition Agreement (including any change in the purchase price) in any manner that is materially adverse to the interests of the Lenders or the Arrangers shall require the prior written consent of the Administrative Agent (it being understood that (A) any reduction of the purchase price in respect of the Sealy Acquisition will be materially adverse to the Lenders and the Arrangers, unless (x) such reduction is in the aggregate less than 10% of the purchase price payable on the date of the Executed Acquisition Agreement and (y) there is a concurrent reduction in the aggregate principal amount of the commitments in respect of the Term Loan Facilities and the Bridge Facility in an amount equal to such reduction (to be allocated amongst the Term Loan Facilities and the Bridge Facility on a pro rata basis; provided that in no event shall the aggregate amount of the commitments in respect of the Bridge Facility be less than $300,000,000) and (B) any amendment, change, supplement, waiver or consent permitting the disposition of assets of the Company or its Subsidiaries having a fair market value (as determined by the board of directors of the Parent in its reasonable judgment) of not more than $15,000,000 in the aggregate for all such dispositions shall not be deemed materially adverse to the interests of the Lenders or the Arrangers and no consent of the Administrative Agent shall be required).

“Acquisition Agreement Representations” means the representations made by or with respect to the Company and its Subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the breach of any such representations results in the Parent or any of its Affiliates having the right to terminate its or their obligations under the Acquisition Agreement (after giving effect to any applicable notice and cure period) or results in the failure of a condition precedent to the Parent’s obligation to consummate the Sealy Acquisition pursuant to the Acquisition Agreement.

“Acquisition Consideration” means, with respect to any Acquisition, the aggregate cash and non-cash consideration for such Acquisition. The “Acquisition Consideration” for any Acquisition expressly includes Indebtedness assumed in such Acquisition and the good faith estimate by the Parent of the maximum amount of any deferred purchase price obligations (including earn-out payments) incurred in connection with such Acquisition. The “Acquisition Consideration” for any Acquisition expressly excludes (a) Capital Stock of the Parent issued to the seller as consideration for such Acquisition and (b) the Net Cash Proceeds of the sale or issuance of Capital Stock by the Parent to the extent such Acquisition is made within ninety days of the receipt of such Net Cash Proceeds by the Parent.

“Act” has the meaning provided in Section 11.16.

“Additional Credit Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent in consultation with the Parent, be in the form of an amendment and restatement of this Agreement) providing for any Incremental Loans or Incremental Commitments pursuant to Section 2.18, Extended Term Loans and/or Extended Revolving Credit Commitments pursuant to Section 2.19 or Refinancing Term Loans and/or

Replacement Revolving Credit Commitments pursuant to Section 2.20, which shall be consistent with the applicable provisions of this Agreement and otherwise satisfactory to the parties thereto. Each Additional Credit Extension Amendment shall be executed by the Administrative Agent, the L/C Issuer and/or the Swingline Lender (to the extent Section 11.06 would require the consent of the L/C Issuer and/or the Swingline Lender, respectively, for the amendments effected in such Additional Credit Extension Amendment), the Credit Parties and the other parties specified in the applicable Section of this Agreement (but not any other Lender). Any Additional Credit Extension Amendment may include conditions for delivery of opinions of counsel and other documentation consistent with the conditions in Section 5.01 or 5.02 to the extent reasonably requested by the Administrative Agent or the other parties to such Additional Credit Extension Amendment.

“Additional Lender” means, at any time, any Person that is not an existing Lender and that agrees to provide any portion of any (a) Incremental Loans or Incremental Commitments in accordance with Section 2.18 or (b) Credit Agreement Refinancing Facilities pursuant to an Additional Credit Extension Amendment in accordance with Section 2.20; provided that such Additional Lender shall be (x) with respect to Incremental Term Loans, Incremental Term Commitments or Refinancing Term Loans, an Eligible Assignee with respect to Term Loans and (y) with respect to Incremental Revolving Commitments or Replacement Revolving Commitments, an Eligible Assignee with respect to Revolving Credit Commitments.

“Adequate Assurance” means (i) with respect to L/C Obligations, such assurance as the L/C Issuer may require in its discretion, and (ii) with respect to Swingline Loans, such assurance as the Swingline Lender may require in its discretion, in each case, that any Defaulting Lender will be capable of honoring its obligations to fund its portion of L/C Obligations and Swingline Loans, as appropriate, and participation interests therein, including existing and future obligations hereunder and under the other Credit Documents. Adequate Assurance may be in the form of cash collateral, posting of letters of credit or other arrangement, in each case in form, amount and other respects satisfactory to the L/C Issuer or the Swingline Lender, as applicable, in their discretion.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Credit Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 (as may be updated from time to time), or such other address or account as the Administrative Agent may from time to time notify the Parent and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire for the Lenders in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment Percentage” means (a) in respect of the Term A Facility, with respect to any Term A Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A Facility represented by (i) on or prior to the Closing Date, such Term A Lender’s Term A Commitment at such time and (ii) thereafter, the principal amount of such Term A Lender’s Term A Loans at such time, (b) in respect of the Term B Facility, with respect to any

Term B Lender at any time, the percentage (carried out to the ninth decimal place) of the Term B Facility represented by (i) on or prior to the Closing Date, such Term B Lender’s Term B Commitment at such time and (ii) thereafter, the principal amount of such Term B Lender’s Term B Loans at such time and (c) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time. If the Revolving Credit Commitments have been terminated pursuant to Section 9.02 or have expired, then the Aggregate Commitment Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Aggregate Commitment Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Aggregate Commitment Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Aggregate Commitments” means the Commitments of all Lenders.

“Aggregate Incremental Amount” means, at any time, the sum of the aggregate principal amount of (a) Incremental Loans incurred at or prior to such time (assuming all Incremental Commitments established at or prior to such time are fully drawn) and (b) Permitted Incremental Equivalent Debt incurred at or prior to such time.

“Aggregate Revolving Credit Commitments” means the Revolving Credit Commitments of all Revolving Credit Lenders.

“Aggregate Revolving Credit Committed Amount” has the meaning provided in Section 2.01(c).

“Agreement” has the meaning provided in the recitals hereto.

“Albuquerque Bond Indenture” means that certain Trust Indenture, as amended and modified, among Bernalillo County, New Mexico, as issuer, and The Bank of New York Trust Company, N.A., as trustee, pursuant to which the Albuquerque Bonds may be issued.

“Albuquerque Bonds” means the Bernalillo County, New Mexico Taxable Fixed Rate Unsecured Industrial Revenue Bonds (Tempur Production USA, Inc. Project), Series 2005B, in the aggregate principal amount of up to $25,000,000 under the Albuquerque Bond Indenture, and sometimes referred to in the Albuquerque Bond Indenture as the “Self-Funded Bonds” representing the Parent’s “equity” in the Albuquerque Project.

“Albuquerque Facility” means the real property and fixtures at the building leased by the Credit Parties located at 12907 Tempur-Pedic Parkway, Albuquerque, New Mexico.

“Albuquerque IRB Financing” means the financing for the Albuquerque Project, including the Albuquerque Bonds, the Albuquerque Bond Indenture and the other bond documents referenced therein and relating thereto.

“Albuquerque Project” has the meaning given the term “Project” in the Albuquerque Bond Indenture.

“All-in Yield” means, as to any Indebtedness, the effective interest rate with respect thereto as reasonably determined by the Administrative Agent in consultation with the Parent taking into account the interest rate, margin, original issue discount, upfront fees and “eurodollar rate floors” or “base rate floors”; provided that (i) original issue discount and upfront fees shall be equated to interest rate assuming a four-year life to maturity of such Indebtedness, (ii) customary arrangement, structuring, underwriting, amendment or commitment fees paid solely to the applicable arrangers or agents with respect to such Indebtedness shall be excluded and (iii) for the purpose of Section 2.18, if the “eurodollar rate floor” or “base rate floor” for the Incremental Term Loans exceeds 100 basis points or 200 basis points, respectively, such excess shall be equated to an increase in the Applicable Percentage for the purpose of this definition.

“Applicable Percentage” means (a) in respect of the Term A Facility and the Revolving Credit Facility, the following percentages per annum, based on the Consolidated Total Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(a); provided that from the Closing Date until the receipt by the Administrative Agent of the Compliance Certificate with respect to first full fiscal quarter of the Parent following the Closing Date, Pricing Level III shall apply to the Term A Loans, the Revolving Credit Loans, the Letter of Credit Fee and the Commitment Fee:

		Applicable Percentage for
Pricing Level	Consolidated Total Net Leverage Ratio	Eurocurrency Rate Loans	Base Rate Loans	Letter of Credit Fee	Commitment Fee
I	Less than or equal to 3.50:1.00	2.50%	1.50%	2.50%	0.375%
II	Greater than 3.50:1.00 but less than or equal to 4.00:1.00	2.75%	1.75%	2.75%	0.500%
III	Greater than 4.00:1.00 but less than or equal to 4.50:1.00	3.00%	2.00%	3.00%	0.500%
IV	Greater than 4.50:1.00	3.25%	2.25%	3.25%	0.500%

; and (b) in respect of the Term B Facility, 3.00% per annum for Base Rate Loans and 4.00% per annum for Eurocurrency Rate Loans.

Any increase or decrease in the Applicable Percentage resulting from a change in the Consolidated Total Net Leverage Ratio shall become effective on the date a Compliance Certificate is delivered pursuant to Section 7.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance therewith, then Pricing Level IV shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the first Business Day after the date on which such Compliance Certificate was delivered. Determinations by the Administrative Agent of the appropriate Pricing Level shall be conclusive absent manifest error.

“Applicant Borrower” has the meaning provided in Section 2.14(b).

“Appropriate Lender” means, at any time, (a) with respect to any of the Term A Facility, the Term B Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term A Loan, a Term B Loan or a Revolving Credit Loan, respectively, at such time, (b) with respect to the L/C Sublimit, (i) the L/C Issuer and (ii) if any

Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swingline Sublimit, (i) the Swingline Lender and (ii) if any Swingline Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Bank” means (a) any Lender, (b) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (c) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means MLPF&S, Barclays Bank PLC, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and Fifth Third Bank, in their respective capacities as joint lead arrangers and joint book managers.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06 and accepted by the Administrative Agent), in substantially the form of Exhibit 11.06(b) or any other form approved by the Administrative Agent.

“Attributable Principal Amount” means (a) in the case of capital leases, the amount of capital lease obligations determined in accordance with GAAP, (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a capital lease determined in accordance with GAAP, (c) in the case of Securitization Transactions, the outstanding principal amount of such financing, after taking into account reserve amounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in the case of Sale and Leaseback Transactions, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease).

“Auction” has the meaning provided in Section 11.06(i).

“Auction Manager” means the Administrative Agent.

“Auction Procedures” means the Dutch Auction Procedures set forth on Exhibit 11.06(i).

“Available ECF Amount” means, on any date, an amount determined on a cumulative basis equal to Excess Cash Flow for each year, commencing with the fiscal year ending December 31, 2013 and ending with the fiscal year of the Parent most recently ended prior to such date for which financial statements and a Compliance Certificate have been delivered pursuant to Section 7.01(a) and Section 7.02(a) to the extent Not Otherwise Applied.

“Bank of America” means Bank of America, N.A., together with its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.5%), (b) the Prime Rate and (c) except during a Eurocurrency Unavailability Period, the Eurocurrency Rate plus one percent (1.00%); provided that, with respect to the Term B Loans, the Base Rate shall not be less than 2.00% per annum.

“Base Rate Loan” means a Revolving Credit Loan, a Term A Loan or a Term B Loan that bears interest based on the Base Rate.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence from time to time of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Borrower” means each of the Parent, each entity listed on Annex A and, solely with respect to the Revolving Credit Facility, any Designated Borrowers, as the context may require.

“Borrowing” means a Revolving Credit Borrowing, a Swingline Borrowing, a Term A Borrowing or a Term B Borrowing, as the context may require.

“Bridge Credit Agreement” means the credit agreement (if any) dated as of the Closing Date among the Parent, Bank of America, as administrative agent, and the lenders party thereto on terms specified in the Commitment Letter and otherwise on terms reasonably satisfactory to the Required Lenders, the proceeds of which are applied to finance a portion of the Sealy Acquisition and the Refinancing and to pay the Transaction Costs.

“Bridge Facility” means the term loan credit facility under the Bridge Credit Agreement (if any).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located or in the State of New York, and, if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings to be carried out pursuant to this Credit Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer or the Swingline Lender (as applicable) and the Revolving Credit Lenders, as collateral for L/C Obligations, Obligations in respect of Swingline Loans, or obligations of Revolving Credit Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or the Swingline Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swingline Lender (as applicable). Derivatives of such term have corresponding meanings.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of any Approved Bank, in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s, and maturing within twelve months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations, (e) Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940 that are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof and (f) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following:

(a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent and its Subsidiaries, taken as a whole, to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act);

(b) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of the Parent, measured by voting power rather than number of shares;

(c) the first day on which a majority of the members of the Board of Directors of the Parent are not Continuing Directors;

(d) the Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Parent or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Parent outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

(e) any Borrower (other than the Parent) shall cease to be a direct or indirect Wholly Owned Subsidiary of the Parent (unless otherwise permitted hereunder, in which case such Person shall cease to be a Borrower hereunder); or

(f) a “change in control” as defined in the Senior Notes (if any), the Bridge Facility (if any) or any Junior Financing.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Term A Loans or Term B Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Term A Commitment or Term B Commitment.

“Closing Date” means the first date all conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 11.01, which shall occur on or prior to the Commitment Termination Date.

“Closing Date Guarantors” means, collectively, the Company and each other Subsidiary of the Parent listed on Annex B.

“Collateral” means the collateral identified in, and at any time covered by, the Collateral Documents.

“Collateral Agent” means Bank of America, in its capacity as collateral agent under any of the Credit Documents, or any successor collateral agent.

“Collateral Documents” means the Security Agreement, the Pledge Agreement, the Intellectual Property Security Agreements, the Intellectual Property Security Agreement Supplements, the Mortgages and any other documents executed and delivered by the Credit Parties in order to grant to the Collateral Agent a security interest in the Collateral as security for the Obligations.

“Commitment” means a Term A Commitment, a Term B Commitment or a Revolving Credit Commitment, as the context may require.

“Commitment Fee” has the meaning set forth in Section 2.09(a)(i).

“Commitment Letter” means the Amended and Restated Commitment Letter addressed to the Parent dated as of October 23, 2012 from Bank of America, JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., Wells Fargo Investment Holdings, LLC and the Arrangers.

“Commitment Period” means, in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earlier of (a)(i) in the case of Revolving Credit Loans and Swingline Loans, the Revolving Termination Date or (ii) in the case of the Letters of Credit, the L/C Expiration Date, or (b) the date on which the Revolving Credit Commitments shall have been terminated as provided herein.

“Commitment Termination Date” means the earliest to occur of (a) September 26, 2013, unless the Closing Date occurs on or prior thereto, (b) the closing of the Sealy Acquisition without the use of the Facilities and the Bridge Facility (if any) and/or the Senior Notes (if any), (c) the entry into an Alternative Financing (as defined in the Acquisition Agreement), (d) the entry into an Alternative Acquisition Agreement (as defined in the Acquisition Agreement), (e) the termination of the Acquisition Agreement, (f) the public announcement of the abandonment of the Sealy Acquisition by the Parent or any of its Affiliates in a public statement or filing and (g) with respect to each Facility, termination of the Commitments under such Facility pursuant to Section 2.07.

“Company” has the meaning provided in the recitals hereto.

“Company Material Adverse Effect” means any event, change, occurrence, development or effect that would have or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, other than any event, change, occurrence, development or effect resulting from (i) changes in general economic, financial market, business or geopolitical conditions, (ii) changes or developments generally applicable to any of the industries and markets in which the Company or its Subsidiaries operate, (iii) changes in any applicable Law or GAAP (or interpretations thereof), (iv) any change in the price or trading volume of the shares of Company Common Stock, or the credit rating of the Company, in each case in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (v) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (vi) any outbreak or escalation of hostilities or war (whether or not declared), military actions or the escalation thereof, or any act of sabotage or terrorism or any natural disasters, (vii) the announcement of the Acquisition Agreement and the transactions contemplated thereby, (viii) any action (A) required by the Acquisition Agreement or (B) taken at the request of the Parent or Merger Sub (with the prior written consent of the Administrative Agent) or (ix) any stockholder or derivative Action arising from allegations of a breach of fiduciary duty relating to the Acquisition Agreement or the transactions contemplated thereby, except in the case of each of clauses (i) through (iii) and (vi), to the extent such events, changes, occurrences, developments or effects have, individually or in the aggregate, a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other industry participants (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect) (it being understood and agreed that capitalized terms used in this definition (other than references to the Acquisition Agreement, Merger Sub, the Parent and the Administrative Agent) have the meanings specified therefor in the Acquisition Agreement).

“Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02(a).

“Consolidated Capital Expenditures” means, for any period for the Parent and its Subsidiaries, without duplication, all expenditures (whether paid in cash or other consideration) during such period that, in accordance with GAAP, are or should be included in additions to property, plant and equipment or similar items reflected in the consolidated statement of cash flows for such period; provided that Consolidated Capital Expenditures shall not include, for purposes hereof, (a) expenditures in connection with any Acquisition permitted hereunder or (b) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or property.

“Consolidated Current Assets” means, as at any date of determination, the consolidated current assets of the Parent and its Subsidiaries that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the consolidated current liabilities of the Parent and its Subsidiaries that may property be classified as current liabilities in conformity with GAAP, excluding, without duplication, (a) the current portion of any long-term Indebtedness and (b) the Outstanding Amount of the Revolving Credit Loans.

“Consolidated EBITDA” means, for any period for the Parent and its Subsidiaries, the sum of (a) Consolidated Net Income for such period, plus (b) without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization (including amortization of deferred financing fees) for such period, (iv) costs, fees, expenses or premiums paid during such period in connection with (A) the Transaction, (B) any Incremental Loans, Permitted External Refinancing Debt, Permitted Incremental Equivalent Debt or Permitted Refinancing of any of the foregoing and (C) amendments, waivers or modifications of the Credit Documents, the Senior Notes (if any), the Bridge Facility (if any), any Incremental Loans, Permitted External Refinancing Debt, Permitted Incremental Equivalent Debt or Permitted Refinancing of any of the foregoing, (v) unusual or non-recurring charges for such period, including restructuring charges or reserves, severance, relocation costs and one-time compensation charges (including without limitation retention bonuses) and other costs relating to the closure of facilities or impairment of facilities, provided that the aggregate amount added back pursuant to this clause (v) shall not exceed (A) for any period of four consecutive fiscal quarters ending on or before the fourth full fiscal quarter following the Closing Date, 15% of Consolidated EBITDA (prior to giving effect to any adjustment pursuant to this clause (v)) and (B) for any period of four consecutive fiscal quarters ending thereafter, 10% of Consolidated EBITDA (prior to giving effect to any adjustment pursuant to this clause (v)), (vi) costs, fees and expenses incurred during such period in connection with Permitted Acquisitions (whether or not consummated), other Investments consisting of acquisitions of assets or equity constituting a business unit, line of business, division or entity (whether or not consummated) and permitted Dispositions (whether or not consummated), other than Dispositions effected in the ordinary course of business, (vii) non-cash charges (other than (x) the write-down of current assets, (y) accrual of liabilities in the ordinary course of business and (z) any non-cash charge representing an accrual or reserve for cash expenses in a future period) for such period and (viii) any expense or charges incurred during such period in connection with any permitted issuance of debt, equity securities or any refinancing transactions, minus (c) without duplication, (i) all cash payments made during such period on account of non-cash charges added back pursuant to clause (b)(vii) above in a previous period and (ii) to the extent included in determining such Consolidated Net Income, any unusual or non-recurring gains and all non-cash items of income for such period; all determined on a consolidated basis in accordance with GAAP. For the periods identified on Schedule 1.01-3, Consolidated EBITDA for the Parent and its Subsidiaries will be deemed to equal the amounts set forth opposite such periods identified therein.

“Consolidated Funded Debt” means Funded Debt of the Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of the last day of each fiscal quarter of the Parent, the ratio of (a) Consolidated EBITDA for the period of four fiscal quarters ending on such date to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense” means, for any period for the Parent and its Subsidiaries, all interest expense on a consolidated basis determined in accordance with GAAP, but including, in any event, the interest component under Capital Leases and the implied interest component under Securitization Transactions. Except as expressly provided otherwise, the applicable period shall be the four consecutive fiscal quarters of the Parent ending as of the date of determination.

“Consolidated Net Income” means, for any period for the Parent and its Subsidiaries, net income (or loss) determined on a consolidated basis in accordance with GAAP, but excluding (i) the non-cash effects of purchase accounting under FASB ASC 805, (ii) any deduction for income (or addition for losses) attributable to the minority equity interests of third parties in any Subsidiary except, in the case of income, to the extent of dividends paid in respect of such period to the holder of such minority equity interest, (iii) any gain (or loss) realized upon the sale or other disposition of any Property of the Parent or any of its Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business, (iv) any gain or loss attributable to the early extinguishment of Indebtedness, (v) any extraordinary gain or loss or cumulative effect of a change in accounting principles to the extent disclosed separately on the consolidated statement of income, (vi) any unrealized gains or losses of the Parent or its Subsidiaries on any obligations under Swap Contracts and (vii) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any agreement, instrument, contract or other undertaking to which such Subsidiary is a party or by which any of its property is bound or any law, treaty, rule, regulation or determination of an arbitrator or a court of competent jurisdiction or other Governmental Authority, in each case, applicable or binding upon such Subsidiary or any of its property or to which such Subsidiary or any of its property is subject. Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters of the Parent ending as of the date of determination.

“Consolidated Secured Net Leverage Ratio” means, as of the last day of any fiscal quarter of the Parent, the ratio of (a) Consolidated Funded Debt that is secured by a Lien on any Property of the Parent or any Subsidiary on such day less the aggregate amount (not to exceed $150,000,000) of Qualified Cash on such day to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such day.

“Consolidated Total Net Leverage Ratio” means, as of the last day of any fiscal quarter of the Parent, the ratio of (a) Consolidated Funded Debt on such day less the aggregate amount (not to exceed $150,000,000) of Qualified Cash on such day to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such day.

“Consolidated Working Capital” means, as of the date of determination, Consolidated Current Assets minus Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period, the amount equal to Consolidated Working Capital as of the beginning of such period, minus the Consolidated Working Capital as of the end of such period.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the relevant Person who:

(a) was a member of such Board of Directors on the date of this Credit Agreement; or

(b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% (or, in the case of Comfort Revolution LLC, a majority) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Control Agreement” means a deposit account control agreement in favor of the Collateral Agent, on terms reasonably satisfactory to the Collateral Agent.

“Convertible Notes” means the Company’s Senior Secured Third Lien Convertible Notes due 2016.

“Credit Agreement” has the meaning provided in the recitals hereto.

“Credit Agreement Refinancing Facilities” means (a) with respect to any Class of Revolving Credit Commitments or Revolving Credit Loans, Replacement Revolving Commitments or Replacement Revolving Loans and (b) with respect to any Class of Term Loans, Refinancing Term Loans.

“Credit Agreement Refinancing Facility Lenders” means a Lender with a Replacement Revolving Credit Commitment or outstanding Refinancing Term Loans.

“Credit Documents” means this Credit Agreement, the Notes, the Fee Letters, the Issuer Documents, the Collateral Documents, the Guaranties, each Designated Borrower Request and Assumption Agreement, each Designated Borrower Notice, each Request for Credit Extension, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 of this Credit Agreement and the Joinder Agreements.

“Credit Extension” means each of the following: (a) a Borrowing, (b) the conversion or continuation of a Borrowing and (c) an L/C Credit Extension.

“Credit Parties” means, collectively, the Parent, the other Borrowers and the Guarantors.

“Credit Party Materials” has the meaning provided in Section 7.02.

“Danish Tax Assessment” means the pending income tax assessment from the Danish Tax Authority and any related assessment from the Danish Tax Authority for subsequent years and related interest and penalties, as described in the Parent’s Report on Form 10-Q for the quarter ended September 30, 2012.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event, act or condition that constitutes an Event of Default or that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means,

(a) in the case of the Letter of Credit Fee, an interest rate equal to the sum of (i) the Applicable Percentage for Revolving Credit Loans that are Base Rate Loans, plus (ii) two percent (2.0%) per annum;

(b) in the case of Eurocurrency Rate Loans under any Facility, an interest rate equal to the sum of (i) the Eurocurrency Rate therefor, plus (ii) the Applicable Percentage in respect of Eurocurrency Rate Loans under such Facility, plus (iii) two percent (2.0%) per annum;

(c) in the case of Base Rate Loans under any Facility, an interest rate equal to the sum of (i) the Base Rate, plus (ii) the Applicable Percentage in respect of Base Rate Loans under such Facility, plus (iii) two percent (2.0%) per annum; and

(d) in all other cases, an interest rate equal to the sum of (i) the Base Rate, plus (ii) the Applicable Percentage in respect of Base Rate Loans under the Term B Facility, plus (iii) two percent (2.0%) per annum.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Parent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent, the L/C Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Parent, the Administrative Agent, the L/C Issuer or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Parent, to confirm in writing to the Administrative Agent and the Parent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Parent) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Parent, the L/C Issuer, the Swingline Lender and the Lenders.

“Defaulting Lender Account” has the meaning provided in Section 2.17(a).

“Deposit Accounts” means the Deposit Accounts as such term is defined in the Security Agreement.

“Designated Borrower” means any Applicant Borrower that becomes a Borrower hereunder in accordance with the provisions of Section 2.14.

“Designated Borrower Notice” has the meaning provided in Section 2.14.

“Designated Borrower Request and Assumption Agreement” has the meaning provided in Section 2.14.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding, for purposes hereof, (a) Dispositions of obsolete, worn out or no longer useful property, whether now owned or hereafter acquired, (b) Dispositions of inventory, promotional materials and product displays in the ordinary course of business, (c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property, (d) Dispositions of defaulted receivables in the ordinary course of business for collection, (e) any Involuntary Disposition and (f) the unwinding of any Swap Contract.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of an event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Latest Maturity Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the issuer of such Capital Stock to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that neither the Parent nor its Subsidiaries may repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption is permitted under the terms of this Credit Agreement.

“Dollar” or “$” means the lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“ECF Percentage” means, as of the date of determination, (a) if the Consolidated Total Net Leverage Ratio as of the last day of the applicable fiscal year of the Parent is greater than 3.50:1.00, 50%, (b) if the Consolidated Total Net Leverage Ratio as of the last day of the applicable fiscal year of the Parent is less than or equal to 3.50:1.00 but greater than 3.00:1.00, 25% and (c) otherwise, 0%.

“Effective Date” means the date this Credit Agreement becomes effective in accordance with Section 5.03.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of or relating to the Parent, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) any Environmental Law, including a violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with the Parent or any other Credit Party is treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Credit Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Credit Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination by the PBGC of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the failure by a Credit Party or any ERISA Affiliate to satisfy the minimum funding standard applicable to a Pension Plan for any plan year under Section 412 of the Internal Revenue Code or Section 303 of ERISA; (g) the determination that any Pension Plan is considered an at-risk plan within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA; (h) receipt by a Credit Party or any ERISA Affiliate of any notice that any Multiemployer Plan is in “endangered” or “critical” status within the meaning of Sections 431 and 432 of the Internal Revenue Code and Sections 304 and 305 of ERISA; or (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA by the PBGC, upon a Credit Party or any ERISA Affiliate.

“Eurocurrency Base Rate” means:

(a) for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR rate available (“LIBOR”), as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliates) to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliates) to major banks in the London interbank eurodollar market at their request at the date and time of determination.

“Eurocurrency Rate” means (a) for any Interest Period with respect to any Eurocurrency Rate Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurocurrency Base Rate for such Eurocurrency Rate Loan for such Interest Period by (ii) one minus the Eurocurrency Reserve Percentage for such Eurocurrency Rate Loan for such Interest Period and (b) for any day with respect to any Base Rate Loan bearing interest at a rate based on the Eurocurrency Rate, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurocurrency Base Rate for such Base Rate Loan for such day by (ii) one minus the Eurocurrency Reserve Percentage for such Base Rate Loan for such day; provided that, with respect to the Term B Loans, the Eurocurrency Rate shall not be less than 1.00% per annum.

“Eurocurrency Rate Loan” means a Revolving Credit Loan, a Term A Loan or a Term B Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Base Rate.”

“Eurocurrency Reserve Percentage” means, for any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan and for each outstanding Base Rate Loan bearing interest at a rate based on the Eurocurrency Rate shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Eurocurrency Unavailability Period” means any period of time during which a notice delivered to the Parent in accordance with Section 3.03 shall remain in force and effect.

“Event of Default” has the meaning provided in Section 9.01.

“Evidence of Flood Insurance” has the meaning provided in the definition of Real Estate Collateral Requirements.

“Excess Cash Flow” means, for any fiscal year of the Parent, the excess of (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year, (ii) Consolidated Working Capital Adjustment for such fiscal year (if positive) and (iii) to the extent received in cash and deducted from the calculation of Consolidated EBITDA for such fiscal year, all gains or other amounts identified in clause (c)(ii) of the definition thereof for such fiscal year over (b) the sum, without duplication, of (i) the amount of any taxes payable in cash by the Parent and its Subsidiaries with respect to such fiscal year, (ii) Consolidated Interest Expense for such fiscal year paid in cash, (iii) Consolidated Capital Expenditures made in cash during such fiscal year, except to the extent financed with the proceeds of Indebtedness (other than Revolving Credit Loans to the extent such Revolving Credit Loans are repaid during such fiscal year), equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA, (iv) permanent repayments of Indebtedness (other than (x) prepayments of Loans under Section 2.06(a) or Section 2.06(b) and (y) prepayment of any Junior Financing) made in cash by the Parent or any of its Subsidiaries during such fiscal year, but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness, (v) Consolidated Working Capital Adjustment for such fiscal year (if negative) and (vi) the sum of, in each case, to the extent paid in cash and added back in the calculation of Consolidated EBITDA for such fiscal year, all fees, costs, expenses, charges, proceeds or other amounts identified in clauses (b)(iv), (v), (vi) and (viii) of the definition thereof.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Notes” has the meaning ascribed to “Exchange Notes” in the Bridge Credit Agreement (if any).

“Excluded Domestic Subsidiary” means any Domestic Subsidiary (x) owned by a Foreign Subsidiary or (y) that has no material assets other than the equity interests or Capital Stock of one or more Foreign Subsidiaries.

“Excluded Property” means the Excluded Property as such term is defined in the Security Agreement.

“Excluded Real Property” means all leasehold interests and interest in owned real property other than the Specified Real Property.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any

Credit Party hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), in each case (i) by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or (ii) as the result of any other present or former connection between such recipient and the jurisdiction imposing such Tax (other than any connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document), (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which a Lender is located, (c) any backup withholding tax that is required by the Internal Revenue Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Parent under Section 11.13), any United States federal withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office, other than in the case of a designation under Section 3.06(a)), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the applicable Credit Party with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (c), or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law occurring after the date such Foreign Lender first became a party hereto) to comply with clause (B) of Section 3.01(e)(ii) and (e) any Taxes imposed under FATCA.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement dated as of June 28, 2011 among Tempur-Pedic Management, Inc., Dan-Foam APS and the other borrowers thereto, the Parent, Tempur World LLC and the other guarantors thereto, the lenders party thereto, Bank of America, as Domestic Administrative Agent and Domestic Collateral Agent, and Nordea Bank Danmark A/S, as Foreign Administrative Agent and Foreign Collateral Agent.

“Existing Letters of Credit” means the letters of credit outstanding on the Closing Date and identified on Schedule 2.03.

“Extended Revolving Commitment” means any Class of Revolving Credit Commitments the maturity of which shall have been extended pursuant to Section 2.19.

“Extended Revolving Loans” means any Revolving Credit Loans made pursuant to the Extended Revolving Commitments.

“Extended Term Loans” means any Class of Term Loans the maturity of which shall have been extended pursuant to Section 2.19.

“Extension” has the meaning provided in Section 2.19(a).

“Extension Offer” has the meaning provided in Section 2.19(a).

“Facility” means the Term A Facility, the Term B Facility or the Revolving Credit Facility, as the context may require.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“FCPA” has the meaning provided in Section 6.23(a).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100th of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means (a) the Amended and Restated Facilities Fee Letter addressed to the Parent dated as of October 23, 2012 from Bank of America, JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., Wells Fargo Investment Holdings, LLC and the Arrangers and (b) the Amended and Restated Agent Fee Letter addressed to the Parent dated as of the Effective Date from Bank of America and MLPF&S.

“Financial Covenants” means the covenants set forth in Section 8.11.

“First Tier Foreign Subsidiary” means any Foreign Subsidiary that is owned directly by a Credit Party.

“Flood Determination Form” has the meaning provided in the definition of Real Estate Collateral Requirements.

“Flood Documents” has the meaning provided in the definition of Real Estate Collateral Requirements.

“Flood Laws” means the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board of Governors of the Federal Reserve System).

“Foreign Disposition” has the meaning provided in Section 2.06(b)(ii)(D).

“Foreign Excess Cash Flow” has the meaning provided in Section 2.06(b)(ii)(D).

“Foreign Lender” means any Lender that is not a United States person for U.S. federal income tax purposes.

“Foreign Pension Plan” means any benefit plan sponsored by the Parent or any of its Subsidiaries that under applicable Law other than the Laws of the United States or any political subdivision thereof, is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Aggregate Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Aggregate Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations for borrowed money, whether current or long-term (including the Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business);

(c) all direct obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(d) the Attributable Principal Amount of capital leases and Synthetic Leases;

(e) the Attributable Principal Amount of Securitization Transactions;

(f) all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments;

(g) Support Obligations in respect of Funded Debt of another Person;

(h) Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Funded Debt shall be determined (i) based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), (ii) based on the amount available to be drawn that is not secured by cash collateral in the case of letter of credit obligations and the other obligations under clause (c), and (iii) based on the amount of Funded Debt that is the subject of the Support Obligations in the case of Support Obligations under clause (g).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board in the United States, that are applicable to the circumstances as of the date of determination, or on adoption of the International Financial Reporting Standards (the “IFRS”), the IFRS, in either case, consistently applied and subject to the provisions of Section 1.03.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantors” means (a) the Parent, (b) any other Borrower, (c) the parties identified on the signature pages hereto as “Guarantors” and (d) each Person who after the Effective Date becomes a Guarantor pursuant to a Joinder Agreement or other documentation in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, the Closing Date Guarantors, in each case together with their respective successors and permitted assigns.

“Guaranty” means (a) the guaranty provided pursuant to Article 4 hereof and/or (b) any other guaranty agreement given by any Person pursuant to the terms hereof.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Historical Financial Statements” means (a) the audited consolidated balance sheets and related consolidated statements of operations, cash flows and shareholders’ equity of each of the Parent and the Company for the three most recently completed fiscal years of the Parent and the Company, respectively, ended at least 90 days before the Closing Date, accompanied by an unqualified report thereon by their respective independent registered public accountants and

(b) the unaudited consolidated balance sheets and related statements of operations and cash flows of each of the Parent and the Company for each subsequent fiscal quarter of the Parent and the Company, respectively, ended at least 45 days before the Closing Date (the “Quarterly Financial Statements”).

“Incremental Cap” means, as at the date of determination, the greater of (x) $350,000,000 and (y) the maximum amount at such time that could be incurred without causing the Consolidated Secured Net Leverage Ratio to exceed 3.00:1.00 as of such date of determination, determined on an Incremental Pro Forma Basis.

“Incremental Commitment” means an Incremental Revolving Commitment or an Incremental Term Commitment, as applicable.

“Incremental Lender” means an Incremental Revolving Lender or an Incremental Term Lender, as applicable.

“Incremental Loans” means the Incremental Term Loans or the Incremental Revolving Loans, as applicable.

“Incremental Pro Forma Basis” means, with respect to any financial ratio test hereunder, that compliance with such test as at the date of determination shall be determined (a) on a Pro Forma Basis giving effect to any Incremental Loans or Permitted Incremental Equivalent Debt incurred at or prior to such time, (b) assuming any Incremental Commitments established at or prior to such time are fully drawn, (c) as if all Incremental Loans and Permitted Incremental Equivalent Debt constitute Consolidated Funded Debt secured by a Lien on the Property of the Parent or any Subsidiary and (d) without netting the proceeds of any Incremental Loans or Permitted Incremental Equivalent Debt to be incurred as at such date of determination, to the extent applicable, in reliance upon such financial ratio test.

“Incremental Revolving Commitment” means the commitment of any Lender, established pursuant to Section 2.18, to make Incremental Revolving Loans to the Borrowers.

“Incremental Revolving Lender” means a Revolving Credit Lender with an Incremental Revolving Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loan” means Revolving Credit Loans made by one or more Revolving Credit Lenders to the Borrowers pursuant to their Incremental Revolving Commitments. Incremental Revolving Loans may only be made in the form of additional Revolving Credit Loans.

“Incremental Term Commitment” means the commitment of any Lender, established pursuant to Section 2.18, to make Incremental Term Loans to the Borrowers.

“Incremental Term Lender” means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loans” means additional Term Loans made by one or more Lenders to the Borrowers pursuant to their Incremental Term Commitments.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Debt;

(b) all contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(c) net obligations of such Person under any Swap Contract;

(d) Support Obligations in respect of Indebtedness of another Person; and

(e) Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Indebtedness shall be determined (i) based on Swap Termination Value in the case of net obligations under Swap Contracts under clause (c), and (ii) based on the outstanding principal amount of the Indebtedness that is the subject of the Support Obligations in the case of Support Obligations under clause (d).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning provided in Section 11.04(b).

“Information” has the meaning provided in Section 11.07.

“Intellectual Property Security Agreements” means the Intellectual Property Security Agreements as such term is defined in the Security Agreement.

“Intellectual Property Security Agreement Supplements” means the Intellectual Property Security Agreement Supplements as such term is defined in the Security Agreement.

“Interest Payment Date” means, (a) as to any Base Rate Loan (including Swingline Loans), the last Business Day of each March, June, September and December, and the Revolving Termination Date (in the case of Revolving Credit Loans) or the applicable Maturity Date (in the case of Term Loans) and, in the case of any Swingline Loan, any other dates as may be mutually agreed upon by the Lead Borrower and the Swingline Lender, and (b) as to any Eurocurrency Rate Loan, the last Business Day of each Interest Period for such Loan, the date of repayment of principal of such Loan, and the Revolving Termination Date (in the case of Revolving Credit Loans) or the applicable Maturity Date (in the case of Term Loans), and in addition, where the applicable Interest Period exceeds three months, the date every three months after the beginning of such Interest Period. If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Lead Borrower in the applicable Loan Notice or, in the case of Eurocurrency Rate Loans, a period that is nine or twelve months or less if requested by the Lead Borrower and consented to by all the Appropriate Lenders; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period with respect to (i) any Revolving Credit Loan shall extend beyond the Revolving Termination Date or (ii) any Term Loans shall extend beyond the applicable Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor undertakes any Support Obligation with respect to Indebtedness or other obligation of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means the receipt by the Parent or any Subsidiary of any cash insurance proceeds or condemnation awards payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of its Property.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuer Documents” means, with respect to any Letter of Credit, the L/C Application and any other document, agreement or instrument (including such Letter of Credit) entered into by any Borrower (or any other Credit Party) and the L/C Issuer (or in favor of the L/C Issuer), relating to such Letter of Credit.

“Joinder Agreement” means with respect to any Guarantor, a joinder agreement substantially in the form of Exhibit 7.12 executed and delivered in accordance with the provisions of Section 7.12.

“Junior Financing” has the meaning provided in Section 8.12.

“Kentucky Headquarters” means the real property located at 1000 Tempur Way, Lexington, Kentucky.

“Latest Maturity Date” means at any time, the latest maturity or expiration date applicable to any Loan or Commitment (or, if so specified, applicable to the specified Loans or Commitments or the Class thereof) hereunder at such time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Revolving Credit Lender’s funding of its participation in any L/C Borrowing.

“L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“L/C Borrowing” means any extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Revolving Credit Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Expiration Date” means the day that is seven days prior to the Revolving Termination Date then in effect (or, if such day is not a Business Day, the immediately preceding Business Day).

“L/C Honor Date” has the meaning provided in Section 2.03(c)(i).

“L/C Issuer” means (a) as to Existing Letters of Credit, those lenders identified as an issuer on Schedule 2.03 and (b) Bank of America in its capacity as issuer of Letters to Credit hereunder, together with its successors in such capacity.

“L/C Obligations” means, at any time, the sum of (a) the maximum amount available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate amount of all L/C Unreimbursed Amounts, including L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” has the meaning provided in Section 2.01(d).

“L/C Unreimbursed Amount” has the meaning provided in Section 2.03(c)(i).

“Lead Borrower” means Tempur-Pedic Management, LLC.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto (and, as appropriate, includes the Swingline Lender), each other Person that becomes a “Lender” in accordance with this Credit Agreement and their respective successors and assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender set forth in such Lender’s Administrative Questionnaire or such other office or offices as a Lender may from time to time notify the Parent and the Administrative Agent.

“Letter of Credit” means each Existing Letter of Credit and each letter of credit issued hereunder.

“Letter of Credit Fees” has the meaning provided in Section 2.09(b)(i).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Loan” means any Term Loan, Revolving Credit Loan or Swingline Loan, and Base Rate Loans and Eurocurrency Rate Loans comprising such Loans.

“Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a Swingline Borrowing, (d) a conversion of Loans from one Type to the other, or (e) a continuation of Eurocurrency Rate Loans, which, if in writing, shall be substantially in the form of Exhibit 2.02.

“Loan Obligations” has the meaning provided in the definition of “Obligations”.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Mandatory Prepayment Declined Proceeds” has the meaning provided in Section 2.06(b)(ii)(F).

“Mandatory Prepayment Rejection Notice” has the meaning provided in Section 2.06(b)(ii)(F).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Parent and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Credit Parties, as a whole, to perform their obligations under the Credit Documents; or (c) a material adverse effect upon the legality, validity, binding effect or the enforceability against any Credit Party of any Credit Document to which it is a party.

“Maturity Date” means (a) with respect to the Term A Facility, the date that is five years following the Closing Date and (b) with respect to the Term B Facility, the date that is seven years following the Closing Date; provided that, in each case, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Rate” has the meaning provided in Section 11.09.

“Merger Sub” has the meaning provided in the recitals hereto.

“MLPF&S” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, together with its successors.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policies” has the meaning provided in the definition of Real Estate Collateral Requirements.

“Mortgaged Property” means, (i) as of the Closing Date, the owned real properties of the Credit Parties located in the United States specified as a “Mortgaged Property” on Schedule 6.21 and the Albuquerque Facility and (ii) thereafter, each Specified Real Property.

“Mortgages” means the mortgages, deeds of trust, deeds to secure debt and other similar security documents delivered pursuant to Section 7.14(b), Section 7.18 or otherwise, each in such form as reasonably agreed between the Parent and the Administrative Agent, including all changes as may be required to account for local Law matters.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA and subject to ERISA, to which a Credit Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means (a) with respect to any Disposition or Involuntary Disposition, the aggregate proceeds paid in cash or Cash Equivalents received by the Parent or any Subsidiary in connection with any Disposition or Involuntary Disposition, net of (i) direct costs (including legal, accounting and investment banking fees, sales commissions and underwriting discounts), (ii) estimated taxes paid or payable as a result thereof, and (iii) amounts required to be applied to the repayment of Indebtedness (other than the Indebtedness hereunder, Permitted Incremental Equivalent Debt and Permitted External Refinancing Debt) secured by a Lien on the asset or assets the subject of such Disposition or Involuntary Disposition (or, in the case of Net Cash Proceeds of any Foreign Disposition, amounts applied during such period to the permanent repayment of any Indebtedness of the Foreign Subsidiaries to the extent required by the terms of such Indebtedness); and (b) with respect to any incurrence or issuance of Indebtedness, the aggregate principal amount actually received in cash by the Parent or any Subsidiary in connection therewith, net of (x) direct costs (including legal, accounting and investment banking fees, sales commissions and underwriting discounts) and (y) the principal amount of the Bridge Facility (if any) prepaid with the proceeds thereof. For purposes hereof, “Net Cash Proceeds” includes any cash or Cash Equivalents received upon the disposition of any non-cash consideration received by the Parent or any Subsidiary in any Disposition or Involuntary Disposition.

“NFIP” has the meaning provided in the definition of Real Estate Collateral Requirements.

“Non-Consenting Lender” has the meaning provided in Section 11.13.

“Non-Guarantor Domestic Subsidiary” has the meaning provided in Section 7.12(a).

“Not Otherwise Applied” means, with reference to any proceeds of any transaction or event or of Excess Cash Flow or the Available ECF Amount that is proposed to be applied to a particular use or transaction, that such amount (a) was not required to prepay Term Loans pursuant to Section 2.06(b)(ii)(C) (other than as a result of clause (iii) thereof or Section 2.06(b)(ii)(F)) and (b) has not previously been (and is not simultaneously being) applied to anything other than such particular use or transaction (including, without limitation, Investments permitted under Section 8.02(m), Restricted Payments permitted under Section 8.06(d) and prepayments of Junior Financing under Section 8.12(a)).

“Notes” means the Term A Notes, the Term B Notes, the Revolving Credit Notes and the Swingline Notes.

“Obligations” means, without duplication, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding (the “Loan Obligations”), (b) all obligations under any Swap Contract between the Parent or any Domestic Subsidiary and any Lender or Affiliate of a Lender to the extent permitted hereunder (the “Swap Contract Obligations”) and (c) all obligations under any Treasury Management Agreement between the Parent or any Domestic Subsidiary and any Lender or Affiliate of a Lender (the “Treasury Management Obligations”).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and the operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement or any other Credit Document.

“Outstanding Amount” means (i) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of L/C Unreimbursed Amounts.

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, L/C Issuer, or Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent” has the meaning provided in the recitals hereto.

“Parent Notice” has the meaning provided in the definition of Real Estate Collateral Requirements.

“Participant” has the meaning provided in Section 11.06(d).

“Participant Register” has the meaning provided in Section 11.06(e).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by a Credit Party or any ERISA Affiliate or to which a Credit Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” means the perfection certificate substantially in the form of Exhibit 1.01-1.

“Permitted Acquisition” means any Acquisition that satisfies the following conditions:

(a) in the case of an Acquisition of the Capital Stock of any other Person, the board of directors (or other comparable governing body) of such other Person shall have approved the Acquisition;

(b) if the Consolidated Total Net Leverage Ratio as of the last day of the fiscal quarter of the Parent most recently ended for which financial statements have been delivered under Section 7.01, determined on a Pro Forma Basis, is equal to or greater than 3.00:1.00, then the Acquisition Consideration for such Acquisition, together with all other such Acquisitions effected when the Consolidated Total Net Leverage Ratio of the Parent is equal to or greater than 3.00:1.00 as herein provided, shall not exceed $200,000,000 from the Closing Date;

(c)  (i) no Default or Event of Default shall exist and be continuing immediately before or immediately after giving effect thereto on a Pro Forma Basis, (ii) the Parent shall be in compliance with the Financial Covenants as of the last day of the fiscal quarter of the Parent most recently ended for which financial statements have been delivered under Section 7.01, determined on a Pro Forma Basis and (iii) if the Consolidated Total Net Leverage Ratio as of the last day of the fiscal quarter of the Parent most recently ended for which financial statements have been delivered under Section 7.01, determined on a Pro Forma Basis, is equal to or greater than 3.00:1.00, then the Acquisition Consideration paid to acquire a Person that will not be a Credit Party following the acquisition thereof, or to acquire property or assets that will not be owned by a Credit Party, together with all other such acquisitions effected when the Consolidated Total Net Leverage Ratio of the Parent is equal to or greater than 3.00:1.00, shall not exceed $25,000,000 during the term of this Credit Agreement; provided that if the Consolidated Total Net Leverage Ratio as of the last day of the fiscal quarter of the Parent most recently ended for which financial statements have been delivered under Section 7.01, determined on a Pro Forma Basis, is less than 3.00:1.00, then such aggregate Acquisition Consideration, together with all other such acquisitions effected when the Consolidated Total Net Leverage Ratio of the Parent is less than 3.00:1.00, shall not exceed an additional $50,000,000 during the term of this Credit Agreement; and

(d) at least five Business Days prior to the consummation of such Acquisition, a Responsible Officer of the Parent shall provide a compliance certificate, in form and substance reasonably satisfactory to the Administrative Agent, affirming compliance with each of the items set forth in clauses (a), (b) and (c) hereof.

“Permitted Disposition” shall mean a Disposition permitted under Section 8.05.

“Permitted External Refinancing Debt” means any Indebtedness incurred by one or more of the Borrowers to refinance all or a portion of any existing Class of Term Loans in the form of one or more series of debt securities or loans; provided that (i) the final maturity date of any such Indebtedness shall not be earlier than the date that is 91 days following the Latest Maturity Date; (ii) the terms of such Indebtedness shall not provide for any scheduled repayment, mandatory redemption, sinking fund obligations or other payment (other than periodic interest payments) prior to the date that is 91 days following the Latest Maturity Date, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default; (iii) such debt securities or loans shall be either (A) solely in the case of debt securities, secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and shall not be secured by any property or assets of the Parent or any Subsidiary other than Collateral, and a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to a first lien intercreditor agreement or collateral trust agreement having customary terms and reasonably satisfactory to the Administrative Agent reflecting the pari passu status of the Liens securing such Indebtedness, (B) secured by the Collateral on a junior basis (including with respect to the control of remedies) with the Obligations and shall not be secured by any property or assets of the Parent or any Subsidiary other than Collateral, and a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a junior lien intercreditor agreement or collateral trust agreement having customary terms and reasonably satisfactory to the Administrative Agent reflecting the second (or more junior) lien status of the Liens securing such Indebtedness or (C) unsecured; (iv) none of the obligors or guarantors with respect to such Indebtedness shall be a Person that is not a Credit Party; (v) the terms and conditions (excluding any subordination, pricing, fees, rate floors, discounts, premiums and optional prepayment or redemption terms) of such Indebtedness, taken as a whole, shall not be materially less favorable to the Credit Parties than those applicable to the refinanced Term Loans, except for covenants or other provisions applicable only to periods after the Latest Maturity Date; (vi) the principal amount (or accreted value, if applicable) of such Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the refinanced Term Loans except by an amount equal to any interest capitalized, any premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing; and (vii) substantially concurrently with the incurrence or issuance of such debt securities or loans, 100% of the net proceeds thereof shall be applied to repay the refinanced Term Loans including accrued interest, fees, costs and expenses relating thereto. Permitted External Refinancing Debt shall include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Incremental Equivalent Debt” means any Indebtedness incurred by one or more of the Borrowers in the form of one or more series of secured or unsecured debt securities or loans; provided that (i) the final maturity date of any such Indebtedness not be earlier than the date that is 91 days following the Latest Maturity Date, (ii) the terms of such Indebtedness shall not provide for any scheduled repayment, mandatory redemption, sinking fund obligations or other payment (other than periodic interest payments) prior to the date that is 91 days following the Latest Maturity Date, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default, (iii) such Indebtedness shall be either (A) solely in the case of debt securities, secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and shall not be secured by any property or assets of the Parent or any Subsidiary other than Collateral, and a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to a first lien intercreditor or collateral trust agreement having customary terms and reasonably satisfactory to the Administrative Agent reflecting the pari passu status of the Liens securing such Indebtedness, (B) secured by the Collateral on a junior basis (including with respect to the control of remedies) with the Obligations and shall not be secured by any property or assets of the Parent or any Subsidiary other than Collateral, and a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a junior lien intercreditor agreement or collateral trust agreement having customary terms and reasonably satisfactory to the Administrative Agent reflecting the second (or more junior) lien status of the Liens securing such Indebtedness or (C) unsecured, (iv) none of the obligors or guarantors with respect to such Indebtedness shall be a Person that is not a Credit Party and (v) the terms and conditions (excluding any subordination, pricing, fees, rate floors, discounts, premiums and optional prepayment or redemption terms) of such Indebtedness, taken as a whole, shall not be materially less favorable to the Credit Parties than those applicable to the Term B Loans, except for covenants or other provisions applicable only to periods after the Latest Maturity Date.

“Permitted Liens” means Liens permitted pursuant to Section 8.01.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (i) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to any interest capitalized, any premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension; (ii) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or longer than the weighted average life to maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended; (iii) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable, taken as a whole, to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended; (iv) at the time thereof, no Default or Event of Default shall have occurred and be continuing; (v) if such Indebtedness being modified, refinanced, refunded, renewed or extended is secured, the terms and conditions relating to collateral of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Credit Parties or the Lenders than the terms and conditions with respect to the collateral for the Indebtedness being modified, refinanced, refunded, renewed or extended, taken as a whole (and the Liens on any Collateral securing any such modified, refinanced, refunded, renewed or extended Indebtedness shall have the same (or lesser) priority as the Indebtedness being modified, refinanced, refunded, renewed or extended relative to the Liens on the Collateral securing the Obligations; (vi) the terms and conditions (excluding any subordination, pricing, fees, rate floors, discounts, premiums and optional prepayment or redemption terms) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, shall not be materially less favorable to the Credit Parties than the Indebtedness being modified, refinanced, refunded, renewed or extended, except for covenants or other provisions applicable only to periods after the Latest Maturity Date; and (vii) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor on the Indebtedness being modified, refinanced, refunded, renewed or extended. For the avoidance of doubt, a Permitted Refinancing of the Bridge Facility (if any) shall include the refinancing thereof with Rollover Loans or Exchange Notes.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), including any Pension Plan (but excluding any Multiemployer Plan), that is subject to ERISA and that is maintained or sponsored by a Credit Party or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, is maintained or sponsored by any ERISA Affiliate.

“Platform” has the meaning provided in Section 7.02.

“Pledge Agreement” means, collectively, (a) the pledge agreement dated as of the Closing Date given by the Credit Parties party thereto, as pledgors, to the Collateral Agent to secure the Obligations substantially in the form of Exhibit 1.01-2 and (b) any other pledge agreement in favor of the Collateral Agent to secure all or some portion of the Obligations that may be given by any Person pursuant to the terms hereof.

“Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Basis” means, for purposes of calculating compliance with the financial covenants or any other financial ratio or tests, such calculation shall be made in accordance with Section 1.07.

“Pro Forma Financial Statements” means the pro forma balance sheet and related statement of operations of the Parent and its Subsidiaries (including the Company and its Subsidiaries) as of and for the twelve-month period ending with the latest quarterly period of the Parent covered by the most recent Quarterly Financial Statements delivered on the Closing Date, in each case after giving effect to the Sealy Acquisition.

“Pro Forma Transaction” means any Investment that results in a Person becoming a Subsidiary, any Permitted Acquisition, any Disposition that results in a Subsidiary ceasing to be a Subsidiary, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or a Disposition of a business unit, line of business or division of the Parent or a Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise and any other transaction that by the terms of this Credit Agreement requires a financial ratio test to be determined on a “pro forma basis” or to be given “pro forma effect”.

“Property” means an interest of any kind in any property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Public Lender” has the meaning provided in Section 7.02.

“Qualified Cash” means the sum of (a) 100% of the unrestricted cash or Cash Equivalents of the Parent and its Domestic Subsidiaries and (b) 60% of the unrestricted cash or Cash Equivalents of the Foreign Subsidiaries, in each case, which cash and Cash Equivalents are not subject to any Lien (other than Liens arising by operation of law or permitted by Section 8.01(a), 8.01(b), 8.01(p), 8.01(t), 8.01(u) and 8.01(v)).

“Quarterly Financial Statements” has the meaning provided in the definition of “Historical Financial Statements.”

“Real Estate Collateral Requirements” means the requirements that the Parent shall, and shall cause each other Credit Party to, deliver to the Administrative Agent:

(a) a Mortgage with respect to each property listed on Schedule 6.21 and identified as a “Mortgaged Property” together with evidence such Mortgage has been duly executed, acknowledged and delivered by a duly authorized officer of the applicable Credit Party thereto on or before such date and is in form suitable for filing and recording in all filing or recording offices that the Administrative Agent may deem necessary in order to create a valid and subsisting perfected Lien, excepting only Permitted Liens, on the property described therein in favor of the Administrative Agent and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(b) fully paid American Land Title Association Lender’s title insurance policies (the “Mortgage Policies”), without extended coverage (unless available at commercially reasonable rates in a situation where no survey is available, provided that neither the Parent nor any other Credit Party shall have any obligation to obtain a survey) and otherwise in form and substance and in amounts reasonably acceptable to the Administrative Agent, with endorsements to be agreed upon by the Administrative Agent and the Parent, and coinsurance or direct access reinsurance (only to the extent required by the Title Agent), issued, coinsured or reinsured by First American Title Insurance Company, Chicago Title Insurance Company or another title insurer reasonably acceptable to the Administrative Agent (the “Title Agent”), insuring the

Mortgages for the Mortgaged Property to be valid first and subsisting perfected Liens on the property described therein, free and clear of all Liens, excepting only Permitted Liens, and (to the extent a zoning endorsement is agreed upon by the Administrative Agent and the Parent ), with respect to any property located in a state in which a zoning endorsement is not available (or for which a zoning endorsement is not available at a commercially reasonable rate or without a current survey), then in lieu thereof, if requested by the Administrative Agent, a zoning compliance letter from the applicable municipality, if available, or a zoning report from Planning and Zoning Resource Corporation (or another Person reasonably acceptable to the Administrative Agent), in each case reasonably satisfactory to the Administration Agent;

(c) no later than three Business Days prior to the date on which a Mortgage for the applicable Mortgaged Property is executed and delivered pursuant to this Agreement, in order to comply with the Flood Laws, the Administrative Agent shall have received the following documents (collectively, the “Flood Documents”): (i) a completed standard “life of loan” flood hazard determination form (a “Flood Determination Form”), (ii) if the improvement(s) to the applicable improved real property is located in a special flood hazard area, a notification to the Parent (“Parent Notice”) and (if applicable) notification to the Parent that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, (iii) documentation evidencing the Parent’s receipt of the Parent Notice (e.g., a countersigned Parent Notice, return receipt of certified U.S. Mail, or overnight delivery), and (iv) if the Parent Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the applicable Credit Party’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance reasonably satisfactory to the Administrative Agent (any of the foregoing being “Evidence of Flood Insurance”);

(d) favorable customary opinions of local counsel to the Credit Parties in states in which the Mortgaged Property is located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings, in form and substance reasonably satisfactory to the Administrative Agent;

(e) if requested by the Administrative Agent and required to comply with the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, an appraisal of each of the properties described in the Mortgages;

(f) evidence that all other actions or documents reasonably requested by the Administrative Agent, that are necessary in order to create valid and subsisting Liens on the property described in the Mortgage for the applicable Mortgaged Property, have been taken or delivered, as applicable;

(g) evidence that all reasonable and documented fees, costs and expenses have been paid in connection with the preparation, execution, filing and recordation of the Mortgages for the Mortgaged Properties, including, without limitation, reasonable and documented attorneys’ fees, filing and recording fees, title insurance company coordination fees, documentary stamp, mortgage and intangible taxes and title search charges and other charges incurred in connection with the recordation of the Mortgages and the other matters discussed in the definition of Real Estate Collateral Requirements; and

(h) if reasonably requested by the Administrative Agent, Phase I Environmental Site Assessments, prepared substantially in accordance with the scope and limitations of ASTM 1527-05 and otherwise in form and substance reasonably satisfactory to the Administrative Agent (it being understood and agreed that any Phase I Environmental Site Assessments with respect to Mortgaged Property received by the Administrative Agent prior to the Effective Date are reasonably satisfactory to the Administrative Agent).

“Refinanced Term Loans” has the meaning provided in Section 2.20(a).

“Refinancing” has the meaning provided in Section 5.01(l).

“Refinancing Term Loans” means one or more new Classes of Term Loans that result from an Additional Credit Extension Amendment in accordance with Section 2.19.

“Register” has the meaning provided in Section 11.06(c).

“Registered Equivalent Notes” means, with respect to any debt securities originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefore pursuant to an exchange offer registered with the SEC.

“Regulation S-X” means Regulation S-X under the Securities Act.

“Related Agreements” means the Acquisition Agreement, the Support Agreement and all other material documents and material agreements (as reasonably determined by the Parent) executed and delivered in connection therewith or pursuant thereto.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reorganization” means the reorganization of the Parent’s Subsidiaries in order to achieve the corporate structure set forth in Schedule 1.01-1 effected not later than 90 days following the Closing Date.

“Replaced Revolving Commitments” has the meaning provided in Section 2.20(a).

“Replacement Revolving Commitments” means one or more new Classes of Revolving Credit Commitments established pursuant to an Additional Credit Extension Amendment in accordance with Section 2.20.

“Replacement Revolving Lender” means a Revolving Credit Lender with a Replacement Revolving Commitment or an outstanding Replacement Revolving Loan.

“Replacement Revolving Loans” means Revolving Credit Loans made pursuant to Replacement Revolving Commitments.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the notice period has been waived under applicable regulations in effect as of the Effective Date, or otherwise.

“Repricing Transaction” has the meaning provided in Section 2.06(d).

“Request for Credit Extension” means (a) with respect to a Borrowing of Loans (including Swingline Loans) or the conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, an L/C Application.

“Required Facility Lenders” means (a) with respect to the Term A Facility, the Required Term A Lenders, (ii) with respect to the Term B Facility, the Required Term B Lenders and (iii) with respect to the Revolving Credit Facility, the Required Revolving Credit Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the Commitments shall have expired or been terminated, Lenders holding more than 50% of the aggregate principal amount of Loan Obligations (including, in each case, the aggregate principal amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans); provided that the Commitments of, and the portion of the Loan Obligations held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Credit Lenders” means, as of any date of determination, Revolving Credit Lenders having more than 50% of the Aggregate Revolving Credit Commitments or, if the Revolving Credit Commitments shall have expired or been terminated, Revolving Credit Lenders holding more than 50% of the aggregate principal amount of Revolving Credit Obligations (including, in each case, the aggregate principal amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans); provided that the Revolving Credit Commitments of, and the portion of Revolving Credit Obligations held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

“Required Term A Lenders” means, as of any date of determination, Term A Lenders holding more than 50% of the Term A Facility on such date; provided that the portion of the Term A Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term A Lenders.

“Required Term B Lenders” means, as of any date of determination, Term B Lenders holding more than 50% of the Term B Facility on such date; provided that the portion of the Term B Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term B Lenders.

“Resignation Effective Date” shall have the meaning provided in Section 10.06(a).

“Responsible Officer” means an officer functioning as the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, controller or secretary of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party. All references to a “Responsible Officer” hereunder shall refer to a Responsible Officer of the Parent unless the context otherwise requires.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) by the Parent in respect of its Capital Stock, or any payment (whether in cash, securities or other property) including any sinking fund payment or similar deposit, for or on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock of the Parent or its Subsidiaries or any option, warrant or other right to acquire any such Capital Stock of the Parent or its Subsidiaries.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(c).

“Revolving Credit Commitment” means, for each Revolving Credit Lender, the commitment of such Revolving Credit Lender to make Revolving Credit Loans (and to share in Revolving Credit Obligations) hereunder pursuant to Section 2.01(c) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Revolving Credit Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Credit Agreement.

“Revolving Credit Facility” means, at any time, the aggregate amount of Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning provided in Section 2.01(c).

“Revolving Credit Note” means a promissory note made by the Borrowers in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit 2.13-1.

“Revolving Credit Obligations” means the Revolving Credit Loans, the L/C Obligations and the Swingline Loans.

“Revolving Termination Date” means the date that is five years following the Closing Date; provided that if such date is not a Business Day, the Revolving Termination Date shall be the immediately preceding Business Day.

“Rollover Loans” has the meaning ascribed to “Rollover Loans” in the Bridge Credit Agreement (if any).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to the Parent or any of its Subsidiaries, any arrangement, directly or indirectly, with any Person (other than a Credit Party) whereby the Parent or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sealy Acquisition” has the meaning provided in the recitals hereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Transaction” means any financing or factoring or similar transaction (or series of such transactions) entered by the Parent or any Subsidiary pursuant to which the Parent or any Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate or any other Person.

“Security Agreement” means, collectively, (a) the security agreement dated as of the Closing Date given by the Credit Parties party thereto, as grantors, to the Collateral Agent to secure the Obligations substantially in the form of Exhibit 1.01-3 and (b) any other security agreement in favor of the Collateral Agent to secure all or some portion of the Obligations that may be given by any Person pursuant to the terms hereof.

“Senior Notes” means the notes outstanding under an indenture to be entered into after the date hereof among the Parent, as issuer, the Subsidiaries party thereto and the trustee thereunder on terms reasonably satisfactory to the Administrative Agent, the proceeds of which are applied to finance a portion of the Sealy Acquisition and the Refinancing and to pay the Transaction Costs.

“Senior Representative” means, with respect to any Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or other agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Solvency Certificate” means a Solvency Certificate substantially in the form of Exhibit 5.01(j).

“Solvent” means with respect to the Parent and its Subsidiaries that (a) after giving effect to the incurrence of the initial Credit Extension under this Credit Agreement on the Closing Date and the consummation of the Sealy Acquisition on the Closing Date both (i) the fair value of the assets of the Parent and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the total liability on existing debts of the Parent and its Subsidiaries, taken as a whole, as they become absolute and matured and (ii) the present fair salable value of the assets of the Parent and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liability on existing debts of the Parent and its Subsidiaries, taken as a whole, as they become absolute and matured (it being understood and agreed that the term “debts” as used in this clause (a) includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent), (b) after giving effect to the incurrence of the initial Credit Extension under this Credit Agreement on the Closing Date and the consummation of the Sealy Acquisition on the Closing Date, the Parent and its Subsidiaries, taken as a whole, are able to pay their debts as they become absolute and mature, and (c) the incurrence of the initial Credit

Extension under this Credit Agreement on the Closing Date and the consummation of the Sealy Acquisition on the Closing Date, on a pro forma basis, will not leave the Parent and its Subsidiaries, taken as a whole, with property remaining in their hands constituting “unreasonably small capital.”

“Specified Convertible Notes Actions” means (a) the Parent shall have paid the Convertible Note Consideration to the Paying Agent (each as defined in the Acquisition Agreement) substantially concurrently with the initial Credit Extensions under this Credit Agreement on the Closing Date and (b) (1) the obligations required to be performed under the Support Agreement by the parties thereto thereunder on or prior to the Closing Date with respect to the Convertible Notes held by them shall have been performed, including (A) providing consent to a supplemental indenture to the Convertible Notes Indenture (as defined in the Acquisition Agreement) to eliminate those negative and restrictive covenants set forth on Exhibit B to the Support Agreement and (B) exercising the conversion right with respect to all such Convertible Notes (in each of clause (A) and (B) to the extent required by the Support Agreement) and (2) the trustee under the Convertible Notes shall have entered into a supplemental indenture to the Convertible Notes Indenture effective as of the Closing Date giving effect to the amendments specified in clause (b)(1)(A) above.

“Specified Real Property” means any fee interest of a Credit Party in owned real property located in the United States (x) constituting a manufacturing facility property or (y) with a fair market value in excess of $5,000,000 (other than any manufacturing facility property listed as such on Schedule 1.01-2 hereto).

“Specified Representations” means the representations set forth in (a) with respect to the Borrowers and the Guarantors, Section 6.01(a), Section 6.01(b)(ii), Section 6.02 (other than clauses (b) and (c) thereof), Section 6.04, and Section 6.22, (b) with respect to the Borrowers and the Guarantors (other than the Company and its Domestic Subsidiaries that are Guarantors), Section 6.15 and Section 6.23(a)(ii), and (c) to the extent the security interests in Collateral are perfected by the filing of Uniform Commercial Financing Statements in the appropriate filing offices, the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office or the delivery of certificates evidencing equity interests, Section 6.18 and Section 6.19.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of the Parent.

“Support Agreement” means the letter agreement dated as of September 26, 2012 from Sealy Holding LLC, as owner of certain shares of the Company and Convertible Notes to the Parent, required pursuant to the Acquisition Agreement.

“Support Obligations” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such

Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Support Obligations shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.01(e).

“Swingline Lender” means Bank of America, in its capacity as the Swingline Lender, together with any successor in such capacity.

“Swingline Loan” has the meaning provided in Section 2.01(e).

“Swingline Note” means the promissory note made by the Borrowers in favor of the Swingline Lender, evidencing Swingline Loans made by the Swingline Lender, substantially in the form of Exhibit 2.13-2.

“Swingline Sublimit” has the meaning provided in Section 2.01(e).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement that is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Borrowing” means a borrowing consisting of simultaneous Term A Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term A Lenders pursuant to Section 2.01(a).

“Term A Commitment” means, for each Term A Lender, the commitment of such Term A Lender to make Term A Loans hereunder pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term A Lender’s name on Schedule 2.01 under the caption “Term A Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with the terms of this Credit Agreement.

“Term A Facility” means, (a) at any time on or prior to the Closing Date, the aggregate principal amount of Term A Commitments of all Term A Lenders at such time and (b) at any time after the Closing Date, the aggregate principal amount of the Term A Loans of all Term A Lenders outstanding at such time.

“Term A Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term A Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term A Loans at such time.

“Term A Loan” means an advance made by any Term A Lender under the Term A Facility.

“Term A Note” means a promissory note made by the Borrowers in favor of a Term A Lender evidencing Term A Loans made by such Term A Lender, substantially in the form of Exhibit 2.13-3.

“Term A/Revolving Ticking Fee Percentage” means (a) from and including the Effective Date to but excluding December 27, 2012, 0% and (b) from and including December 27, 2012, 0.50%.

“Term B Borrowing” means a borrowing consisting of simultaneous Term B Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term B Lenders pursuant to Section 2.01(b).

“Term B Commitment” means, for each Term B Lender, the commitment of such Term B Lender to make Term B Loans pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term B Lender’s name on Schedule 2.01 under the caption “Term B Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term B Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with the terms of this Credit Agreement.

“Term B Facility” means (a) at any time on or prior to the Closing Date, the aggregate principal amount of Term B Commitments of all Term B Lenders at such time and (b) at any time after the Closing Date, the aggregate principal amount of the Term B Loans of all Term B Lenders outstanding at such time.

“Term B Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term B Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term B Loans at such time.

“Term B Loan” means an advance made by any Term B Lender under the Term B Facility.

“Term B Note” means a promissory note made by the Borrowers in favor of a Term B Lender, evidencing Term B Loans made by such Term B Lender, substantially in the form of Exhibit 2.13-4.

“Term B Ticking Fee Percentage” means (a) from and including the Effective Date to but excluding December 27, 2012, 0%, (b) from and including December 27, 2012 to but excluding April 27, 2013, 2.00% and (c) from and including April 27, 2013, 4.00%.

“Term Borrowing” means a Term A Borrowing and/or a Term B Borrowing, as the context may require.

“Term Commitment” means a Term A Commitment and/or a Term B Commitment, as the context may require.

“Term Facilities” means the Term A Facility and the Term B Facility.

“Term Lender” means a Term A Lender and/or a Term B Lender, as the context may require.

“Term Loan” means a Term A Loan and/or a Term B Loan, as the context may require.

“Test Period” has the meaning provided in Section 1.07(b).

“Ticking Fee Payment Date” has the meaning provided in Section 2.09(d).

“Title Agent” has the meaning provided in the definition of Real Estate Collateral Requirements.

“Transaction” means the Sealy Acquisition, the Refinancing, the entering into of this Credit Agreement and the making of the Loans and other Credit Extensions hereunder and the issuance and sale of the Senior Notes (if any) and/or borrowing under the Bridge Facility (if any).

“Transaction Costs” means the fees, commissions, costs and expenses payable by the Parent or any of its Subsidiaries in connection with the Sealy Acquisition and the other Transactions.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Type” means, with respect to any Revolving Credit Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UCC” means the Uniform Commercial Code in effect in any applicable jurisdiction from time to time.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan for purposes of Section 430 of the Internal Revenue Code for the applicable plan year.

“United States” or “U.S.” means the United States of America.

“Voluntary Prepayment Declined Proceeds” has the meaning provided in Section 2.06(a)(iii).

“Voluntary Prepayment Declining Lender” has the meaning provided in Section 2.06(a)(iii).

“Voluntary Prepayment Rejection Notice” has the meaning provided in Section 2.06(a)(iii).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Wholly Owned Subsidiary” means, with respect to any direct or indirect Subsidiary of any Person, that 100% of the Capital Stock with ordinary voting power issued by such Subsidiary (other than directors’ qualifying shares and investments by foreign nationals mandated by applicable Law) is beneficially owned, directly or indirectly, by such Person.

Section 1.02. Interpretive Provisions. With reference to this Credit Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein”, “hereof” and “hereunder”, and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to “Articles”, “Sections”, “Exhibits” and “Schedules” shall be construed to refer to articles and sections of, and exhibits and schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all assets and property of whatever kind, real and personal, tangible and intangible, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(c) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Credit Document.

Section 1.03. Accounting Terms and Provisions. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements referenced in Section 5.01(k), except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) on financial liabilities (including valuing any such Indebtedness in a reduced or bifurcated manner as described therein) shall be disregarded.

(b) Notwithstanding any provision herein to the contrary, determinations of (i) the applicable pricing level under the definition of “Applicable Percentage” and (ii) compliance with the financial covenants shall be made on a Pro Forma Basis.

(c) If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Parent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Credit Parties shall negotiate in good faith to amend any such financial ratio or requirement hereunder that are affected by such change to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent will provide, or cause to be provided, to the Administrative Agent and the Lenders, financial statements and related certificates and documents required hereunder or hereby as reasonably requested setting forth a reconciliation between calculations of such ratios or requirements made before and after giving effect to such changes in GAAP.

Section 1.04. Rounding. Any financial ratios required to be maintained pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.06. Letter of Credit Amounts. Unless otherwise provided, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Issuer Documents related thereto, whether or not such maximum face amount is in effect at such time.

Section 1.07. Pro Forma Calculations. (a) Notwithstanding anything to the contrary herein, the Consolidated Interest Coverage Ratio, the Consolidated Secured Net Leverage Ratio and the Consolidated Total Net Leverage Ratio shall be calculated in the manner prescribed by this Section 1.07; provided that notwithstanding anything to the contrary herein, when calculating any such ratio for the purpose of the definition of Applicable Percentage, any mandatory prepayment provision hereunder or compliance with Section 8.11, the events set forth in clause (b), (c) and (d) below that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b) For purposes of calculating the Consolidated Interest Coverage Ratio, the Consolidated Secured Net Leverage Ratio and the Consolidated Total Net Leverage Ratio, Pro Forma Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been consummated (i) during the applicable period of four consecutive fiscal quarters for which such financial ratio is being determined (the “Test Period”) or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Pro Forma Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Pro Forma Transaction) had occurred on the first day of the applicable Test Period.

(c) Whenever pro forma effect is to be given to a Pro Forma Transaction, the pro forma calculations shall be made in good faith by a financial or accounting Responsible Officer of the Parent and include only those adjustments that would be (a) permitted or required by Regulation S-X together with those adjustments that (i) have been certified by a financial or accounting Responsible Officer of the Parent as having been prepared in good faith based upon reasonable assumptions and (ii) are based on reasonably detailed written assumptions reasonably acceptable to the Administrative Agent and (b) required by the definition of Consolidated EBITDA.

(d) In the event that the Parent or any Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the Consolidated Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Consolidated Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio, as applicable, shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period.

ARTICLE 2

COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01. Commitments. Subject to the terms and conditions set forth herein:

(a) Term A Loans. Each Term A Lender severally agrees to make a single loan to the Borrowers in Dollars on the Closing Date in an amount not to exceed such Term A Lender’s Term A Commitment. The Term A Borrowing shall consist of Term A Loans made simultaneously by the Term A Lenders in accordance with their respective Aggregate Commitment Percentages of the Term A Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term A Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b) Term B Loans. Each Term B Lender severally agrees to make a single loan to the Borrowers in Dollars on the Closing Date in an amount not to exceed such Term B Lender’s Term B Commitment. The Term B Borrowing shall consist of Term B Loans made simultaneously by the Term B Lenders in accordance with their respective Aggregate Commitment Percentages of the Term B Facility. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. Term B Loans may be Base Rate Loans or Eurocurrency Rate Loans as further provided herein.

(c) Revolving Credit Loans. During the Commitment Period, each Revolving Credit Lender severally agrees to make revolving credit loans (the “Revolving Credit Loans”) to the Borrowers in Dollars, from time to time, on any Business Day; provided that after giving effect to any such Revolving Credit Loan, (i) with regard to the Revolving Credit Lenders collectively, the Outstanding Amount of Revolving Credit Obligations shall not exceed THREE HUNDRED FIFTY MILLION DOLLARS ($350,000,000) (as such amount may be increased or decreased in accordance with the provisions hereof, the “Aggregate Revolving Credit Committed Amount”) and (ii) with regard to each Revolving Credit Lender individually, such Revolving Credit Lender’s Aggregate Commitment Percentage of the Outstanding Amount of Revolving Obligations shall not exceed its Revolving Credit Commitment; provided further that, on the Closing Date, not more than $150,000,000 may be borrowed, of which not more than $140,000,000 may be applied to finance the Sealy Acquisition and the Refinancing and to pay the Transaction Costs. Revolving Credit Loans may consist of Base Rate Loans, Eurocurrency Rate Loans, or a combination thereof, as the Lead Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof.

(d) Letters of Credit. During the Commitment Period, (i) the L/C Issuer, in reliance upon the commitments of the Revolving Credit Lenders set forth herein, agrees (A) to issue Letters of Credit denominated in Dollars for the account of the Parent or any other Credit Party on any Business Day, (B) to amend or extend Letters of Credit previously issued hereunder, and (C) to honor drawings under Letters of Credit; and (ii) the Revolving Credit Lenders severally agree to purchase from the L/C Issuer a participation interest in the Existing Letters of Credit and Letters of Credit issued hereunder in an amount equal to such Revolving Credit Lender’s Aggregate Commitment Percentage thereof; provided that (A) the Outstanding Amount of L/C Obligations shall not exceed ONE HUNDRED MILLION DOLLARS ($100,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “L/C Sublimit”) and (B) the Outstanding Amount of Revolving Obligations shall not exceed the Aggregate Revolving Credit Committed Amount, and (C) with regard to each Revolving Credit Lender individually, such Revolving Credit Lender’s Aggregate Commitment Percentage of the Outstanding Amount of Revolving Credit Obligations shall not exceed its Revolving Credit Commitment. Subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Existing Letters of Credit shall be deemed to have been issued hereunder and shall be subject to and governed by the terms and conditions hereof.

(e) Swingline Loans. During the Commitment Period, the Swingline Lender agrees, in reliance upon the commitments of the other Revolving Credit Lenders set forth herein, to make revolving credit loans (the “Swingline Loans”) to the Borrowers in Dollars on any Business Day; provided that (i) the Outstanding Amount of Swingline Loans shall not exceed FIFTY MILLION DOLLARS ($50,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “Swingline Sublimit”) and (ii) with respect to the Revolving Credit Lenders collectively, the Outstanding Amount of Revolving Credit Obligations shall not exceed the Aggregate Revolving Credit Committed Amount; provided further that no Swingline Loans may be made on the Closing Date. Swingline Loans shall be comprised solely of Base Rate Loans, and may be repaid and reborrowed in accordance with the provisions hereof. Immediately upon the making of a Swingline Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a participation interest in such Swingline Loan in an amount equal to the product of such Revolving Credit Lender’s Aggregate Commitment Percentage thereof; provided that the participation interest shall not be funded except on demand as provided in Section 2.04(b)(ii).

Section 2.02. Borrowings, Conversions and Continuations. (a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Lead Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) with respect to Eurocurrency Rate Loans or any conversion of Eurocurrency Rate Loans to Base Rate Loans, three Business Days prior to the requested date thereof (or, four Business Days prior in the case of a request for an Interest Period with a tenor of more than six months) and (B) with respect to Base Rate Loans, on the requested date of, any Borrowing, conversion or continuation.

(b) Each telephonic notice by the Lead Borrower pursuant to this Section 2.02 must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Except as provided in Sections 2.03(c) and 2.04(b) each Borrowing, conversion or continuation shall be in a principal amount of (x) with respect to Eurocurrency Rate Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof or (y) with respect to Base Rate Loans, $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether such request is for a Term A Borrowing, a Term B Borrowing, a Revolving Credit Borrowing, a conversion or a continuation, (ii) the requested date of such Borrowing, conversion or continuation (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Class and Type of Loans to be borrowed, converted or continued and (v) if applicable, the duration of the Interest Period with respect thereto. If the Lead Borrower fails to specify a Type of Loan in a Loan Notice or if the Lead Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Lead Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any Loan Notice, but fails to specify an Interest Period, the Interest Period will be deemed to be one month.

(c) Following its receipt of a Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its pro rata share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Lead Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding subsection. In the case of a Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m., on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (A) crediting the account of the Lead Borrower on the books of the Administrative Agent with the amount of such funds or (B) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Lead Borrower; provided, however, that if, on the date of any Revolving Credit Borrowing (1) there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowing, and second, shall be made available to the Borrowers as provided above.

(d) Except as otherwise provided herein, without the consent of the applicable Required Facility Lenders, (i) a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan and (ii) any conversion into, or continuation as, a Eurocurrency Rate Loan may be made only if the conditions to Credit Extensions in Section 5.02 have been satisfied. During the existence of a Default or Event of Default, (i) no Loan may be requested as, converted to or continued as a Eurocurrency Rate Loan and (ii) at the request of the applicable Required Facility Lenders, any outstanding Eurocurrency Rate Loan shall be converted to a Base Rate Loan on the last day of the Interest Period with respect thereto.

(e) The Administrative Agent shall promptly notify the Lead Borrower and the Appropriate Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Lead Borrower and the Appropriate Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(f) After giving effect to the Term A Borrowing, all conversions of Term A Loans from one Type to the other, and all continuations of Term A Loans as the same Type, there shall not be more than five Interest Periods in effect with respect to the Term A Facility. After giving effect to the Term B Borrowing, all conversions of Term B Loans from one Type to the other, and all continuations of Term B Loans as the same Type, there shall not be more than five Interest Periods in effect with respect to the Term B Facility. After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than 10 Interest Periods in effect with respect to the Revolving Credit Facility.

(g) Each Borrower, including each Domestic Subsidiary that is or becomes a “Designated Borrower” pursuant to Section 2.14, hereby irrevocably appoints, with respect to any requested Credit Extension of Loans, the Lead Borrower as its agent, for all purposes relevant to this Credit Agreement and each of the other Credit Documents, including (1) the giving and receipt of notices, (2) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (3) the receipt of the proceeds of any Loans made by the applicable Lenders, to such Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by the applicable Borrower, shall be valid and effective if given or taken only by the Lead Borrower, whether or not the applicable Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Lead Borrower for the applicable Borrower in accordance with the terms of this Credit Agreement shall be deemed to have been delivered to such applicable Borrower.

Section 2.03. Additional Provisions with Respect to Letters of Credit.

(a) Obligation to Issue or Amend.

(i) The L/C Issuer shall not issue any Letter of Credit if:

(A) except as otherwise provided in Section 2.03(b)(iii), the expiry date would occur more than one year from the date of issuance, unless the Required Revolving Credit Lenders and the L/C Issuer shall have otherwise given their approval;

(B) the expiry date of any such Letter of Credit would occur after the L/C Expiration Date, unless the Revolving Credit Lenders and the L/C Issuer shall have otherwise given their approval; or

(C) any such Letter of Credit is to be used for purposes other than those permitted under Section 7.11, unless the Required Lenders shall have otherwise given their approval.

(ii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate any Law or one or more policies of the L/C Issuer;

(C) except as otherwise agreed by the L/C Issuer and the Administrative Agent, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $250,000, in the case of a standby Letter of Credit;

(D) such Letter of Credit contains provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(E) any Revolving Credit Lender is at such time a Defaulting Lender, unless Adequate Assurance shall have been provided, including arrangements to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(vii)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iii) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(iv) The L/C Issuer shall not be under any obligation to amend any Letter of Credit if:

(A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof; or

(B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v) The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letter of Credit issued by it and the documents associated therewith. The

L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article 10 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by them or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article 10 included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Lead Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of an L/C Application appropriately completed and signed by a Responsible Officer of the Lead Borrower. L/C Applications must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be, or such later date and time as the L/C Issuer and the Administrative Agent may agree in a particular instance in their sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Lead Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any L/C Application, the L/C Issuer will confirm (by telephone or in writing) with the Administrative Agent that the Administrative Agent has received a copy of such L/C Application from the Lead Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from the Administrative Agent, any Lender or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 5 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrowers (or any other Credit Party) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to such Revolving Credit Lender’s Aggregate Commitment Percentage thereof.

(iii) If the Lead Borrower so requests in an L/C Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Lead Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto- Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Credit Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or any Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension.

(iv) If the Lead Borrower so requests in any L/C Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Lead Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Credit Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Revolving Credit Lender or any Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Lead Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(vi) The L/C Issuer will provide to the Administrative Agent, at least quarterly and more frequently upon request of the Administrative Agent, a summary report on the Letters of Credit it has issued, including, among other things, on whose account each Letter of Credit is issued and each Letter of Credit’s beneficiary, face amount and expiry date.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Lead Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (such date, an “L/C Honor Date”), the Borrowers shall reimburse the L/C Issuer in Dollars in an amount equal to the amount of such drawing. The L/C Issuer shall notify the Administrative Agent of any failure of the Borrowers to reimburse a drawn Letter of Credit. If the Borrowers fail to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the L/C Honor Date, the amount of the unreimbursed drawing (the “L/C Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Aggregate Commitment Percentage thereof. In such event, the Lead Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the L/C Honor Date in an amount equal to the L/C Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02(b) for the principal amount of Base Rate Loans, the amount of the unutilized portion of the Aggregate Revolving Committed Amount or the conditions set forth in Section 5.02. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent (and the Administrative Agent shall apply Cash Collateral provided for this purpose) for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office in an amount equal to its Aggregate Commitment Percentage of the L/C Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan that is a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any L/C Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans for any reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the L/C Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Credit Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender’s Aggregate Commitment Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances, to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender may have against the L/C Issuer, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 5.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that the L/C Issuer shall have complied with the applicable provisions of Section 2.03(b)(ii). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Revolving Credit Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related L/C Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Credit Lender its Aggregate Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s L/C Advance was outstanding) in Dollars or in the same currency as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the

Administrative Agent for the account of the L/C Issuer its pro rata share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Credit Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

(e) Obligations Absolute. The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement or any other Credit Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Parent or any of its Subsidiaries may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Parent or any of its Subsidiaries.

The Lead Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to the Lead Borrower and, in the event of any claim of non-compliance with the Lead Borrower’s instructions or other irregularity, the Lead Borrower will immediately notify the L/C Issuer. The Lead Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of the L/C Issuer in such Capacity. Each Lender and each Borrower agrees that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Credit Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to the Borrowers’ use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as the Borrowers may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers that the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Lead Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

(h) Letters of Credit Issued for Credit Parties. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, any other Credit Party, the Borrowers shall be obligated to reimburse the L/C Issuer for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of any other Credit Party inures to the benefit of the Borrowers, and that the Borrowers’ businesses derive substantial benefits from the businesses of such other Credit Parties.

(i) Letter of Credit Fees. The Borrowers shall pay Letter of Credit fees as set forth in Section 2.09(b).

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

Section 2.04. Additional Provisions with Respect to Swingline Loans.

(a) Borrowing Procedures.

(i) Swingline Loans. Each Swingline Borrowing shall be made upon the Lead Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (A) the amount to be borrowed, which shall be a minimum of $100,000, and (B) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Promptly after receipt by the Swingline Lender of any telephonic Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swingline Borrowing (1) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in this Article 2, or (2) that one or more of the applicable conditions specified in Article 5 is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 3:00 p.m. on the borrowing date specified in such Loan Notice, make the amount of its Swingline Loan available to the Borrowers at its office by crediting the account of the Lead Borrower on the books of the Swingline Lender in immediately available funds; provided that so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to make any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan.

(b) Refinancing.

(i) The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Credit Lender make a Revolving Credit Loan that is a Base Rate Loan in an amount equal to such Revolving Credit Lender’s Aggregate Commitment Percentage of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02(a), without regard to the minimum and multiples specified in Section 2.02(b) for the principal amount of Revolving Credit Loans, the unutilized portion of the Aggregate Revolving Credit Commitments or the conditions set forth in Section 5.02. The Swingline Lender shall furnish the Lead Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its pro rata share of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(b)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan that is a Base Rate Loan to the Borrowers in such amount. In such case, the Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii) If for any reason any Swingline Loan cannot be refinanced by such a Borrowing of Revolving Credit Loans in accordance with Section 2.04(b)(i), the request for Revolving Credit Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swingline Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(b)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.04(b) by the applicable time specified in Section 2.04(b)(i), the Swingline Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the Swingline Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swingline Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 5.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that the Swingline Lender has complied with the provisions of Section 2.04(a). No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swingline Loans, together with interest as provided herein.

(c) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Credit Lender its Aggregate Commitment Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s risk participation was funded) in the same funds as those received by the Swingline Lender.

(ii) If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Credit Lender shall pay to the Swingline Lender its Aggregate Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

(d) Interest for Account of the Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrowers for interest on the Swingline Loans. Until each Revolving Credit Lender funds its Revolving Credit Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Aggregate Commitment Percentage of any Swingline Loan, interest in respect thereof shall be solely for the account of the Swingline Lender.

(e) Payments Directly to Swingline Lender. The Borrowers shall make all payments of principal and interest in respect of the Swingline Loans, directly to the Swingline Lender.

Section 2.05. Repayment of Loans.

(a) Term A Loans. The Borrowers shall repay to the Term A Lenders the aggregate principal amount of all Term A Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced on a dollar-for-dollar basis as a result of the application of prepayments of Term A Loans in accordance with Section 2.06):

Date	Amount
1st fiscal quarter-end following the Closing Date	$6,875,000
2nd fiscal quarter-end following the Closing Date	$6,875,000
3rd fiscal quarter-end following the Closing Date	$6,875,000
4th fiscal quarter-end following the Closing Date	$6,875,000
5th fiscal quarter-end following the Closing Date	$6,875,000
6th fiscal quarter-end following the Closing Date	$6,875,000
7th fiscal quarter-end following the Closing Date	$6,875,000
8th fiscal quarter-end following the Closing Date	$6,875,000
9th fiscal quarter-end following the Closing Date	$13,750,000
10th fiscal quarter-end following the Closing Date	$13,750,000
11th fiscal quarter-end following the Closing Date	$13,750,000
12th fiscal quarter-end following the Closing Date	$13,750,000
13th fiscal quarter-end following the Closing Date	$13,750,000
14th fiscal quarter-end following the Closing Date	$13,750,000
15th fiscal quarter-end following the Closing Date	$13,750,000
16th fiscal quarter-end following the Closing Date	$13,750,000
17th fiscal quarter-end following the Closing Date	$13,750,000
18th fiscal quarter-end following the Closing Date	$13,750,000
19th fiscal quarter-end following the Closing Date	$13,750,000
20th fiscal quarter-end following the Closing Date	$13,750,000
Term A Loan Maturity Date	$330,000,000 or such lesser aggregate principal amount of Term A Loans then outstanding provided that (x) the final principal repayment installment of the Term A Loans shall be repaid on the Maturity Date in respect of the Term A Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term A Loans outstanding on such date and (y) in the event and on each occasion that the Term A Commitment shall be reduced or shall expire or terminate other than as a result of making the Term A Loans, the installments payable on each of the foregoing dates shall be reduced pro rata by an aggregate principal repayment amount equal to the amount of such reduction, expiration or termination.

(b) Term B Loans. The Borrowers shall repay to the Term B Lenders the aggregate principal amount of all Term B Loans outstanding on the last Business Day of each fiscal quarter following the Closing Date in the amount of $2,175,000 (which amounts shall be reduced on a dollar-for-dollar basis as a result of the application of prepayments of Term B Loans in accordance with Section 2.06); provided that (x) the final principal repayment installment of the Term B Loans shall be in the amount of $809,100,000 (or such lesser aggregate principal amount of Term B Loans then outstanding) and repaid on the Maturity Date in respect of the Term B Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term B Loans outstanding on such date and (y) in the event and on each occasion that the Term B Commitment shall be reduced or shall expire or terminate other than as a result of making the Term B Loans, the installments payable on each of the foregoing dates shall be reduced pro rata by an aggregate principal repayment amount equal to the amount of such reduction, expiration or termination.

(c) Revolving Credit Loans. The Outstanding Amount of Revolving Credit Loans shall be repaid in full on the Revolving Termination Date.

(d) Swingline Loans. The Outstanding Amount of the Swingline Loans shall be repaid in full on the earlier to occur of (i) the date of demand by the Swingline Lender and (ii) the Revolving Termination Date.

Section 2.06. Prepayments.

(a) Voluntary Prepayments. The Loans may be repaid in whole or in part without premium or penalty (except, (x) in the case of Loans other than Base Rate Loans, amounts payable pursuant to Section 3.05 and (y) as set forth in Section 2.06(d)); provided that:

(i) in the case of Loans other than Swingline Loans, notice thereof must be received by 11:00 a.m. by the Administrative Agent (A) at least three Business Days prior to the date of prepayment, in the case of Eurocurrency Rate Loans, and (B) on the date of prepayment, in the case of Base Rate Loans, and in each case, any such prepayment shall be a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof, in the case of Eurocurrency Rate Loans and $500,000 and integral multiples of $100,000 in excess thereof, in the case of Base Rate Loans, or, in each case, the entire remaining principal amount thereof, if less;

(ii) in the case of Swingline Loans, (A) notice thereof must be received by the Swingline Lender by 1:00 p.m. on the date of prepayment (with a copy to the Administrative Agent), and (B) any such prepayment shall be in the same minimum principal amounts as for advances thereof (or any lesser amount that may be acceptable to the Swingline Lender).

Each such notice of voluntary prepayment hereunder shall be irrevocable and shall specify the date and amount of prepayment and the Class and Type(s) of Loans that are being prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will give prompt notice to the Appropriate Lenders of any prepayment on the Loans and the Appropriate Lender’s interest therein. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Prepayments of (x) Eurocurrency Rate Loans hereunder shall be accompanied by accrued interest on the amount prepaid and breakage or other amounts due, if any, under Section 3.05 and (y) Term B Loans hereunder shall be subject to Section 2.06(d).

(iii) So long as any Term A Loans are outstanding, each Term B Lender may reject all (but not less than all) of its Aggregate Commitment Percentage of any voluntary prepayment (such declined amounts, the “Voluntary Prepayment Declined Proceeds”) of Term B Loans that are Eurocurency Rate Loans to be made pursuant to this Section 2.06(a) by providing written notice (a “Voluntary Prepayment Rejection Notice”) to the Administrative Agent and the Lead Borrower not later than one Business Day after the date of such Term B Lender’s receipt of notice from the Administrative Agent regarding such voluntary prepayment (each such Term B Lender, a “Voluntary Prepayment Declining Lender”). Any Voluntary Prepayment Declined Proceeds shall be applied to prepay Term A Loans as specified by the Lead Borrower; provided that if the aggregate amount of Voluntary Prepayment Declined Proceeds exceeds the aggregate principal amount of Term A Loans then outstanding, then such voluntary prepayments of the Term B Loans shall be deemed to have been declined up to such aggregate principal amount of Term A Loans allocated ratably among the Voluntary Prepayment Declining Lenders based on the Aggregate Commitment Percentages of such Voluntary Prepayment Declining Lenders.

(b) Mandatory Prepayments.

(i) Revolving Credit Commitments. If at any time (A) the Outstanding Amount of Revolving Credit Obligations shall exceed the Aggregate Revolving Credit Committed Amount, (B) the Outstanding Amount of L/C Obligations shall exceed the L/C Sublimit or (C) the Outstanding Amount of Swingline Loans shall exceed the Swingline Sublimit, immediate prepayment will be made on or in respect of the Revolving Credit Obligations in an amount equal to such excess; provided, however, that, except with respect to clause (B), L/C Obligations will not be Cash Collateralized hereunder until the Revolving Credit Loans and Swingline Loans have been paid in full.

(ii) (A) Dispositions and Involuntary Dispositions. Subject to Section 2.06(b)(ii)(D), prepayment will be made on the Term Loans on the fifth Business Day following receipt of Net Cash Proceeds in an amount equal to 100% of the Net Cash Proceeds received from any Disposition (other than a Disposition among the Parent and its Subsidiaries permitted by Section 8.05) or Involuntary Disposition by the Parent or any Subsidiary; provided that (i) if (x) the Parent shall deliver a certificate of a Responsible Officer to the Administrative Agent at the time of receipt thereof setting forth the Parent’s intent to reinvest such proceeds in capital assets useful in the business of the Parent or any Subsidiary within 12 months of the receipt of such proceeds and (y) no Default or Event of Default shall have occurred and be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not be required to be applied to prepay the Term Loans except to the extent such proceeds are not so reinvested within such 12 month period and (ii) no such prepayment shall be required to the extent that the aggregate amount of such proceeds that are not reinvested in accordance with clause (i) hereof does not exceed $20,000,000 in any fiscal year.

(B) Incurrence of Indebtedness. Prepayment will be made on the Term Loans on the fifth Business Day following receipt of Net Cash Proceeds in an amount equal to 100% of the Net Cash Proceeds received from any incurrence or issuance of Indebtedness by the Parent or any Subsidiary, other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 8.03.

(C) Excess Cash Flow. Subject to Section 2.06(b)(ii)(D), prepayment will be made on the Term Loans on or prior to the earlier of (x) 105 days following the end of each fiscal year of the Parent, commencing with the fiscal year ending on December 31, 2013 and (y) 15 days following the date on which the financial statements with respect to such fiscal year are delivered pursuant to Section 7.01(a) in an amount equal to (i) the ECF Percentage, multiplied by (ii) the Excess Cash Flow for such fiscal year, less (iii) the aggregate principal amount of the Term Loans prepaid pursuant to Section 2.06(a) during such fiscal year (except to the extent that such prepayments are funded with the proceeds of Indebtedness).

(D) Foreign Dispositions, Foreign Involuntary Dispositions and Foreign Excess Cash Flow. Notwithstanding anything to the contrary contained in this Section 2.06(b), mandatory prepayments arising from the receipt of Net Cash Proceeds from any Disposition or Involuntary Disposition by any Foreign Subsidiary pursuant to Section 2.06(b)(ii)(A) (each, a “Foreign Disposition”) or arising from Excess Cash Flow attributable to Foreign Subsidiaries pursuant to Section 2.06(b)(ii)(C) (“Foreign Excess Cash Flow”) shall not be required (1) to the extent the making of any such mandatory prepayment from the Net Cash Proceeds of such Foreign Disposition or such Foreign Excess Cash Flow (or the repatriation of funds to effect such payment) would give rise to a material adverse tax consequence (as reasonably determined by the Parent), (2) (A) without duplication (including with respect to any reduction set forth in the definitions of Net Cash Proceeds or Excess Cash Flow), to the extent such amounts have been applied to voluntarily prepay any Indebtedness of any Foreign Subsidiary or to the extent such Foreign Subsidiary has reinvested such amounts in capital assets useful in its business or the business of the Parent or its Subsidiaries, provided that no such prepayments and no such reinvestments shall be permitted at the time a Default or Event of Default shall then be continuing or (3) so long as the applicable local Law will not permit repatriation thereof to the United States (the Parent hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly file any required forms, obtain any necessary consents and take all similar actions reasonably required by the applicable local Law to permit such repatriation); provided that if such repatriation of any such affected Net Cash Proceeds or Foreign Excess Cash Flow is later permitted under applicable Law, unless such amounts have previously been applied to prepayments or reinvestments to the extent permitted by clause (2) above, such repatriation will, subject to clause (1) above, be effected as promptly as practicable and such repatriated Net Cash Proceeds or Foreign Excess Cash Flow, as applicable, will be promptly after such repatriation applied to the repayment of the Term Loans pursuant to this Section 2.06(b)(ii) to the extent provided herein. All mandatory prepayments required to be made from the Net Cash Proceeds of any Foreign Dispositions shall not be required until a date which is 65 Business Days following the receipt of such Net Cash Proceeds. All mandatory prepayments required to be made from Foreign Excess Cash Flow shall not be required until a date which is 60 Business Days following the date on which the mandatory prepayment set forth in Section 2.06(b)(ii)(C) is otherwise required to be paid.

(E) The Parent shall deliver to the Administrative Agent, in connection with each prepayment required under this Section 2.06(b)(ii), (1) a certificate signed by a Responsible Officer of the Parent setting forth in reasonable detail the calculation of the amount of such prepayment and (2) (other than in connection with a mandatory prepayment under Section 2.06(b)(ii)(C)) at least three (3) Business Days’ prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date and the principal amount of each Loan (or portion thereof) to be prepaid.

(F) Each Term B Lender may reject all (but not less than all) of its applicable share of any mandatory prepayment (such declined amounts, the “Mandatory Prepayment Declined Proceeds”) of Term B Loans required to be made pursuant to this Section 2.06(b)(ii) by providing written notice (each, a “Mandatory Prepayment Rejection Notice”) to the Administrative Agent and the Lead Borrower not later than 5:00 p.m., New York City time, one Business Day after the date of such Term B Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If a Term B Lender fails to deliver a Mandatory Prepayment Rejection Notice to the Administrative Agent within the time frame specified above such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term B Loans. Any Mandatory Prepayment Declined Proceeds shall be retained by the Parent.

(c) Application. Within each Class, prepayments will be applied first to Base Rate Loans, then to Eurocurrency Rate Loans in direct order of Interest Period maturities. In addition:

(i) Voluntary Prepayments. Voluntary prepayments shall be applied as specified by the Lead Borrower. In the absence of a designation by the Lead Borrower, any voluntary prepayment of the Term Loans shall be applied to prepay the Term Loans on a pro rata basis; and further applied within each Term Facility to reduce the principal repayment installments of such Term Facility in direct order of maturity. Voluntary prepayments on the Loan Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective Aggregate Commitment Percentage.

(ii) Mandatory Prepayments. Mandatory prepayments on the Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective Aggregate Commitment Percentage; provided that:

(A) Mandatory prepayments in respect of the Revolving Credit Facility under Section 2.06(b)(i) above shall be applied first, to the Revolving Credit Loans until paid in full, and, second, to Cash Collateralize outstanding Letters of Credit.

(B) Mandatory prepayments in respect of Term Loans under Section 2.06(b)(ii) above shall be applied ratably to each of the Term A Facility and the Term B Facility and to the principal repayment installments thereof on a pro rata basis until paid in full.

All prepayments under Section 2.06(b) shall be subject to Section 2.06(d) and Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

(d) Term B Loan Repayment Premium. In the event that all or any portion of the Term B Facility is (i) repaid, prepaid, refinanced or replaced (including, without limitation, with Credit Agreement Refinancing Facilities or Permitted External Refinancing Debt) or (ii) repriced or effectively refinanced through any waiver, consent, amendment or amendment and restatement (including, without limitation, an Additional Credit Extension Amendment) in each case, in connection with any waiver, consent, amendment or amendment and restatement to the Term B Facility directed at, or the result of which would be, the lowering of the All-in Yield of the Term B Facility or the incurrence of any Indebtedness having an All-in Yield that is less than the All-in Yield of the Term B Facility (or portion thereof) so repaid, prepaid, refinanced, replaced or repriced (a “Repricing Transaction”) occurring on or prior to the first anniversary of the Closing Date, the Borrowers shall pay a prepayment premium equal to 1.00% of the principal amount of the Term B Loans so repaid, prepaid, refinanced, replaced or repriced. If all or any portion of the Term B Facility held by any Term B Lender is subject to mandatory assignment pursuant to Section 11.13 as a result of, or in connection with, such Term B Lender not agreeing or otherwise consenting to any waiver, consent or amendment referred to in clause (ii) above (or otherwise in connection with a Repricing Transaction) on or prior to the first anniversary of the Closing Date, the Borrowers shall pay a prepayment premium equal to 1.00% of the principal amount of the Term B Loans so repaid, prepaid, refinanced or replaced.

Section 2.07. Termination or Reduction of Commitments.

(a) Voluntary Reductions of Revolving Credit Commitments. The Aggregate Revolving Credit Commitments hereunder may be permanently reduced in whole or in part by notice from the Parent to the Administrative Agent; provided that (i) any such notice thereof must be received by 11:00 a.m. at least five Business Days prior to the date of reduction or termination and any such prepayment shall be in a minimum principal amount of $10,000,000 and integral multiples of $1,000,000 in excess thereof; (ii) none of the Aggregate Revolving Credit Commitments may be reduced to an amount less than the Revolving Credit Obligations then outstanding thereunder and (iii) if, after giving effect to any reduction of any of the Aggregate Revolving Credit Commitments, the L/C Sublimit or the Swingline Sublimit exceeds the amount of applicable Aggregate Revolving Credit Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will give prompt notice to the Revolving Credit Lenders of any such reduction in the Aggregate Revolving Credit Commitments.

(b) Voluntary Reductions of Term Commitments. The aggregate Term Commitments hereunder may be permanently reduced in whole or in part from and after the Effective Date until the Closing Date by notice from the Parent to the Administrative Agent; provided that any such notice thereof must be received by 11:00 a.m. at least five Business Days prior to the date of reduction or termination and any such reduction or termination shall be in a minimum principal amount of $10,000,000 and integral multiples of $1,000,000 in excess thereof. The Administrative Agent will give prompt notice to the Appropriate Lenders of any such reduction in or termination of the aggregate Term Commitments.

(c) Mandatory Reductions of Revolving Credit Commitments. The Aggregate Revolving Credit Committed Amount (i) shall not be permanently reduced upon application of any mandatory prepayments to the Revolving Credit Obligations and (ii) shall, if the Closing Date has not occurred on or prior to such date, be automatically and permanently reduced to zero on the Commitment Termination Date.

(d) Mandatory Reductions of Term Commitments.

(i) The aggregate Term A Commitments shall be automatically and permanently reduced to zero on the earlier of (x) the date of the Term A Borrowing and (y) if the Closing Date has not occurred on or prior to such date, the Commitment Termination Date.

(ii) The aggregate Term B Commitments shall be automatically and permanently reduced to zero on the earlier of (x) the date of the Term B Borrowing and (y) if the Closing Date has not occurred on or prior to such date, the Commitment Termination Date.

(e) Payment of Fees. All Commitment Fees, ticking fees or other fees accrued with respect to such portion of the Aggregate Revolving Credit Commitments or the Term Commitments terminated or reduced pursuant to Section 2.07 through the effective date of such termination or reduction shall be paid on the effective date of such termination or reduction.

Section 2.08. Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Percentage; (ii) each Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage and (iii) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage.

(b) (i) If any amount of principal of any Loan is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(ii) If any amount (other than principal of any Loan) payable under any Credit Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(iii) Upon the occurrence and during the continuation of an Event of Default under Section 9.01(f), the principal amount of all outstanding Obligations hereunder shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due amounts) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09. Fees.

(a) Commitment Fees.

(i) Revolving Credit Commitment. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender (other than a Defaulting Lender which shall be dealt with as provided in Section 2.17) in accordance with its Aggregate Commitment Percentage, a commitment fee (the “Commitment Fee”), at a rate per annum equal to the product of (A) the Applicable Percentage times (B) the actual daily amount by which the Aggregate Revolving Credit Commitments exceed the sum of (y) the Outstanding Amount of Revolving Credit Loans and (z) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.17.

(ii) Payments. The Commitment Fee shall accrue at all times during the Commitment Period (and thereafter so long as any Revolving Credit Loans, Swingline Loans, or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article 5 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, on the Revolving Termination Date (and, if applicable, thereafter on demand). The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect. For purposes of clarification, Swingline Loans shall not be considered outstanding for purposes of determining the unused portion of the Aggregate Revolving Credit Commitments.

(b) Commercial and Standby Letter of Credit Fees.

(i) Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Aggregate Commitment Percentage (A) a Letter of Credit fee for each commercial Letter of Credit, equal to 1/8th of 1% per annum multiplied by the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) and (B) a Letter of Credit fee for each standby Letter of Credit equal to the Applicable Percentage multiplied by the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) (collectively, the “Letter of Credit Fees”); provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral or other Adequate Assurance satisfactory to the L/C Issuer pursuant to Section 2.03(a)(ii) and Section 2.17 shall be payable into the Defaulting Lender Account or, to the maximum extent permitted by applicable Law, to the other Revolving Credit Lenders in accordance with the upward adjustments in their respective Aggregate Commitment Percentages allocable to such Letter of Credit pursuant to Section 2.17(a)(vii), with the balance of such fee, if any, payable to the L/C Issuer for its own account. The Letter of Credit Fees shall be computed on a quarterly basis in arrears, and shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. If there is any change in the Applicable Percentage during any quarter, the daily maximum amount of each standby Letter of Credit shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Credit Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(ii) Fronting Fee and Documentary and Processing Charges Payable to the L/C Issuer. The Borrowers shall pay directly to the L/C Issuer for its own account a fronting fee (A) with respect to each standby Letter of Credit at the rate and at the times specified in the applicable Fee Letter or as otherwise agreed between the Parent and the L/C Issuer, (B) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, a rate separately agreed between the Parent and the L/C Issuer and (C) with respect to each commercial Letter of Credit, at the rate and times agreed by the Lead Borrower and the L/C Issuer at the time of issuance. In addition, the Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(c) Other Fees.

(i) The Borrowers shall pay to the Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the applicable Fee Letter (it being understood and agreed that the Borrowers’ obligation to pay such fees shall survive the execution and delivery of this Credit Agreement). Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(d) Ticking Fees. The Borrowers shall pay to the Administrative Agent for the account of each Lender a ticking fee in Dollars equal to (i) in the case of the Term A Lenders, the applicable Term A/Revolving Ticking Fee Percentage times the aggregate Term A Commitments of such Term A Lender, (ii) in the case of the Term B Lenders, the applicable Term B Ticking Fee Percentage times the aggregate Term B Commitments of such Term B Lender and (iii) in the case of the Revolving Credit Lenders, the applicable Term A/Revolving Ticking Fee Percentage times the aggregate Revolving Credit Commitments of such Revolving Credit Lender. The ticking fee shall accrue at all times from and including the Effective Date to but excluding the earlier of (x) the Closing Date and (y) the Commitment Termination Date (such earlier date, the “Ticking Fee Payment Date”). The ticking fee shall be payable on the applicable Ticking Fee Payment Date.

Section 2.10. Computation of Interest and Fees; Retroactive Adjustments to Applicable Percentage.

(a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Parent or for any other reason, the Parent or the Lenders determine that (i) the Consolidated Total Net Leverage Ratio as calculated by the Parent as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Total Net Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Parent under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article 9. The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments of all of the Lenders and the repayment of all other Obligations hereunder.

Section 2.11. Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by any Credit Party shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by any Credit Party hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its pro rata share of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the definition of “Interest Period”, if any payment to be made by any Credit Party shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (x) in the case of a payment to be made by such Lender, the Overnight Rate plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (y) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans under the Facility in which such Loan was made. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by the Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Lead Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Lead Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(iii) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 5 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(iv) Obligation of the Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(v) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(vi) Allocation of Funds. If at any time insufficient funds are received by or are available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (A) first, toward costs and expenses (including all reasonable fees, expenses and disbursements of any law firm or other counsel and amounts payable under Article 3) incurred by the Administrative Agent and each Lender, (B) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (C) third, toward repayment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

Section 2.12. Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swingline Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swingline Loans of the other Appropriate Lenders, or make such other adjustments among the group of Appropriate Lenders as shall be equitable, so that the benefit of all such payments shall be shared by the Appropriate Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(A) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(B) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Credit Agreement, including Sections 2.18, 2.19 and 2.20 and the application of funds arising from the existence of a Defaulting Lender, (y) any amounts applied to L/C Obligations by the L/C Issuer or Swingline Loans by the Swingline Lender, as appropriate, from Cash Collateral or other Adequate Assurance provided under Section 2.16 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swingline Loans to any assignee or participant, other than to the Parent or any of its Subsidiaries (as to which the provisions of this Section shall apply) unless such assignment occurs in accordance with Section 11.06(i).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 2.13. Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to the Administrative Agent a Note for such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.14. Designated Borrowers.

(a) Effective as of the Closing Date, each Subsidiary set forth on Schedule 2.14 shall be a “Designated Borrower” hereunder and may receive Revolving Credit Loans for its account on the terms and conditions set forth in this Credit Agreement.

(b) The Parent may at any time, upon not less than 15 Business Days’ notice from the Parent to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any additional Domestic Subsidiary other than an Excluded Domestic Subsidiary (an “Applicant Borrower”) as a Designated Borrower to receive, on a joint and several basis with the other Borrowers, Revolving Credit Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Revolving Credit Lender) a duly executed notice and agreement in substantially the form of Exhibit 2.14-1 (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the Revolving Credit Facility, the Administrative Agent and the Revolving Credit Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Revolving Credit Lenders in their sole discretion, and replacement Revolving Credit Notes signed by each of the Borrowers, including such new Borrower to the extent any Revolving Credit Lenders so require. If the Administrative Agent and the Required Revolving Credit Lenders agree that an Applicant Borrower shall be entitled to receive Revolving Credit Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit 2.14-2 (a “Designated Borrower Notice”) to the Lead Borrower and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Revolving Credit Lenders agrees to permit such Designated Borrower to receive Revolving Credit Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower under the Revolving Credit Facility for all purposes of this Credit Agreement; provided that no Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date.

(c) The Obligations of each Designated Borrower and each other Borrower with respect to Revolving Credit Obligations shall be joint and several in nature.

(d) The Parent may from time to time, upon not less than 15 Business Days’ notice from the Parent to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Revolving Credit Loans, or other amounts payable on account of any Revolving Credit Loans, as of the effective date of such termination. The Administrative Agent will promptly notify the Revolving Credit Lenders of any such termination of a Designated Borrower’s status.

Section 2.15. Joint and Several Liability.

(a) Each Borrower accepts joint and several liability hereunder in consideration of the financial accommodation to be provided by the Administrative Agent and the Lenders under this Credit Agreement and the other Credit Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each Borrower to accept joint and several liability for the obligations of each Borrower.

(b) Each Borrower shall be jointly and severally liable for the Obligations, regardless of which Borrower actually receives the Loans or L/C Obligations hereunder or the amount of the Obligations received or the manner in which the Administrative Agent or any Lender accounts for the Obligations on its books and records. Each Borrower’s obligations with respect to Loans or L/C Obligations made to it, and each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder, with respect to Loans or L/C Obligations made to and other Obligations owing by the Borrowers hereunder, shall be separate and distinct obligations, but all such obligations shall be primary obligations of each Borrower.

(c) Each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Loans or L/C Obligations made to and other Obligations owing by the Borrowers hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (A) the validity or enforceability, avoidance or subordination of the obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the obligations of any other Borrower, (B) the absence of any attempt to collect the Obligations from any other Borrower, any other guarantor, or any other security therefor, or the absence of any other action to enforce the same, (C) the waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent or any Lender with respect to any provision of any instrument evidencing the obligations of any other Borrower, or any part thereof, or any other agreement now or hereafter executed by any other Borrower and delivered to the Administrative Agent or any Lender, (D) the failure by the Administrative Agent or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the obligations of any other Borrower, (E) the Administrative Agent’s or any Lender’s

election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (F) any borrowing or grant of a security interest by any other Borrower, as Debtor In Possession under Section 364 of the Bankruptcy Code, (G) the disallowance of all or any portion of the Administrative Agent’s or any Lender’s claim(s) for the repayment of the obligations of any other Borrower under Section 502 of the Bankruptcy Code, or (H) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower. With respect to each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Loans or L/C Obligations made to the Borrowers hereunder, such Borrower waives, until the Obligations shall have been paid in full and this Credit Agreement and the other Credit Documents shall have been terminated, any right to enforce any right of subrogation or any remedy which the Administrative Agent or any Lender now has or may hereafter have against such Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent or any Lender to secure payment of the Obligations or any other liability of any Borrower to the Administrative Agent or any Lender.

(d) Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent and the Lenders may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that the Administrative Agent and the Lenders shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations.

Section 2.16. Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing or (ii) if, as of the L/C Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall immediately Cash Collateralize the then Outstanding Amount of the L/C Obligations. If the Administrative Agent notifies the Lead Borrower at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit, then, within two Business Days after receipt of such notice, the Borrowers shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the L/C Sublimit. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the L/C Issuer or the Swingline Lender, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.17(a)(vii) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to (and subject to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Revolving Credit Lenders (including the Swingline Lender), and agree to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the

Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrowers or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.04, 2.06, 2.17 or 9.02 in respect of Letters of Credit or Swingline Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Credit Party shall not be released during the continuance of an Event of Default (and following application as provided in this Section 2.16 shall be applied in accordance with Section 9.03), and (y) the Person providing Cash Collateral and the L/C Issuer or the Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.17. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) the L/C Issuer may require the Borrowers or Defaulting Lender to provide Adequate Assurance, which may include Cash Collateral, for the Defaulting Lender’s share of the L/C Obligations as a condition to the issuance, extension, renewal or increase of Letters of Credit;

(ii) the Swingline Lender may require the Borrowers or Defaulting Lender to provide Adequate Assurance, which may include Cash Collateral, for the Defaulting Lender’s share of Swingline Loans as a condition to the making or extension of Swingline Loans;

(iii) the Defaulting Lender shall not be entitled to vote, or participate in amendments, waivers or consents hereunder or in respect of the other Credit Documents, except as may be expressly provided herein;

(iv) the Defaulting Lender may be replaced and its interests assigned as provided in Section 11.13; all payments of principal, interest and other amounts owing to a Defaulting Lender will be paid into an account or subaccount with the Administrative Agent (collectively, the “Defaulting Lender Account”) to secure the Defaulting Lender’s obligations under this Credit Agreement;

(v) amounts held in the Defaulting Lender Account shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or the Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or the Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Parent may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Parent, to be held in a non-interest bearing deposit account and released pro rata in order to satisfy obligations of that Defaulting Lender to fund Loans under this Credit Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders in accordance with their respective Aggregate Commitment Percentage under the applicable Facility without giving effect to Section 2.17(a)(vii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(v) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto;

(vi) the Defaulting Lenders shall not be entitled to receive any Commitment Fee, facility fee, letter of credit fee or other fees hereunder (which fees may be retained by the Borrowers rather than paid into the Defaulting Lender Account);

(vii) during any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.03 and 2.04, the “Aggregate Commitment Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Credit Commitment of that Defaulting Lender; provided that (A) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Event of Default exists; and (B) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Credit Obligations of that Lender; and

(viii) if the reallocation described in clause (vii) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(b) Defaulting Lender Cure. If the Parent, the Administrative Agent, the Swingline Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Revolving Credit Lenders in accordance with their Aggregate Commitment Percentages (without giving effect to Section 2.17(a)(vii)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.18. Incremental Facilities.

(a) The Lead Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Commitments in an amount such that, after giving effect thereto, the Aggregate Incremental Amount does not exceed the Incremental Cap. Such notice shall set forth (i) the amount of the Incremental Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000), (ii) the date on which such Incremental Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice (or such shorter periods as the Administrative Agent shall agree)) and (iii) whether such Incremental Commitments are Incremental Revolving Commitments or Incremental Term Commitments. The Lead Borrower may seek Incremental Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) or any Additional Lender.

(b) It shall be a condition precedent to the effectiveness of any Incremental Commitment and the incurrence of any Incremental Term Loans that (i) no Default or Event of Default shall have occurred and be continuing immediately prior to or immediately after giving effect to such Incremental Commitment or the incurrence of such the Incremental Term Loans, as applicable, (ii) the Parent is in compliance with the Financial Covenants, determined as of the fiscal quarter of the Parent most recently ended for which financial statements have been delivered pursuant to Section 7.01 and on an Incremental Pro Forma Basis, (iii) the representations and warranties set forth in Article 6 and in each other Credit Document shall be true and correct in all material respects on and as of the date such Incremental Commitments become effective and the Incremental Term Loans are made and (iv) the terms of such Incremental Commitments and such Incremental Loans shall comply with Section 2.18(c).

(c) Each Incremental Revolving Commitment (and the Incremental Revolving Loans thereunder) shall be implemented as an increase to the Revolving Credit Commitments and shall be on terms identical to the existing Revolving Credit Commitments (and the Revolving Credit Loans thereunder). The terms of the Incremental Term Loans shall be determined by the Lead Borrower and the Incremental Term Lenders and set forth in an Additional Credit Extension Amendment; provided that (i) the final maturity date of any Incremental Term Loans shall be no earlier than the Maturity Date with respect to the Term B Facility, (ii) the weighted average life to maturity of the Incremental Term Loans shall be no shorter than the remaining weighted average life to maturity of the Term B Loans, (iii) the Incremental Term Loans will rank pari passu in right of payment and with respect to security with the Term Loans and the Revolving Credit Loans and none of the obligors or guarantors with respect thereto shall be a Person that is not a Credit Party, (iv) if the All-in Yield for such Incremental Term Loans exceeds the initial All-in Yield for the Term B Loans by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then the Applicable Percentage for the Term B Loans shall automatically be increased by the Yield Differential, effective upon the making of such Incremental Term Loans and (v) to the extent the terms of the Incremental Term Loans are inconsistent with the terms set forth herein (except as set forth in clause (i) through (iv) above), such terms shall be reasonably satisfactory to the Administrative Agent.

(d) In connection with any Incremental Commitments, the Borrowers, the Administrative Agent and each applicable Incremental Lender shall execute and deliver to the Administrative Agent an Additional Credit Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Commitment of each Incremental Lender. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Additional Credit Extension Amendment. Any Additional Credit Extension Amendment may, without consent of any other Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Lead Borrower, to effect the provisions of this Section 2.18, including any amendments necessary to establish the Incremental Term Loans and/or Incremental Term Commitments as a new Class or tranche of Term Loans and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Lead Borrower in connection with the establishment of such new Class or tranche, in each case on terms consistent with this Section 2.18. Upon each increase in the Revolving Credit Commitments pursuant to this Section 2.18, each Revolving Credit Lender with a Revolving Credit Commitment immediately prior to such increase will automatically and without further act be deemed to have assigned to each Incremental Revolving Credit Lender in respect of such increase, and each such Incremental Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such existing Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit and Swingline Loans held by each Revolving Credit Lender (including each such Incremental

Revolving Lender) will equal its Aggregate Commitment Percentage. If, on the date of such increase, there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall upon the effectiveness of such Incremental Revolving Commitment be prepaid from the proceeds of the Incremental Revolving Credit Loans made hereunder so that Revolving Credit Loans are thereafter held by the Revolving Credit Lenders according to their Aggregate Commitment Percentage (after giving effect to the increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Revolving Credit Lender in accordance with Section 3.05. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

Section 2.19. Amend and Extend Transactions.

(a) The Lead Borrower may, by written notice to the Administrative Agent from time to time, request an extension (each, an “Extension”) of the maturity or termination date of any Class of Revolving Credit Commitments and/or Term Loans to the extended maturity or termination date specified in such notice. Such notice shall set forth (i) the amount of the applicable Class of Revolving Credit Commitments and/or Term Loans to be extended (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000), (ii) the date on which such Extension are requested to become effective (which shall be not less than 10 Business Days nor more than 60 days after the date of such Extension request (or such longer or shorter periods as the Administrative Agent shall agree)) and (iii) identifying the relevant Class of Revolving Credit Commitments and/or Term Loans to which the Extension request relates. Each Lender of the applicable Class shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender of such Class pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent. If the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments, as applicable, offered to be extended by the Lead Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Credit Commitments, as applicable, of Lenders of the applicable Class shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer.

(b) It shall be a condition precedent to the effectiveness of any Extension that (i) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension, (ii) the representations and warranties set forth in Article 6 and in each other Credit Document shall be true and correct in all material respects on and as of the date of such Extension, (iii) the L/C Issuer and the Swingline Lender shall have consented to any Extension of the Revolving Credit Commitments, to the extent that such extension provides for the issuance of Letters of Credit or making of Swingline Loans at any time during the extended period and (iv) the terms of such Extended Revolving Commitments and Extended Term Loans shall comply with Section 2.19(c).

(c) The terms of each Extension shall be determined by the Lead Borrower and the applicable extending Lender and set forth in an Additional Credit Extension Amendment; provided that (i) the final maturity date of any Extended Term Loan or Extended Revolving Commitment shall be no earlier than the maturity or termination date of the Class of Term Loans or Revolving Credit Commitments being extended, (ii)(A) there shall be no scheduled amortization of the Extended Revolving Commitments and (B) the weighted average life to maturity of the Extended Term Loans shall be no shorter than the remaining weighted average life to maturity of the Class of Term Loans being extended, (iii) the Extended Revolving Loans and the Extended Term Loans will rank pari passu in right of payment and with respect to security with the Revolving Credit Loans and the Term Loans and none of the obligors or guarantors with respect thereto shall be a Person that is not a Credit Party, (iv) the interest rate margin, rate floors, fees, original issue discounts and premiums applicable to any Extended Term Loans or Extended Revolving Commitments (and the Extended Revolving Loans thereunder) shall be determined by the Lead Borrower and the lenders providing such Extended Term Loans or Extended Revolving Commitments, as applicable and (v) to the extent the terms of the Extended Term Loans or the Extended Revolving Commitments are inconsistent with the terms set forth herein (except as set forth in clause (i) through (iv) above), such terms shall be reasonably satisfactory to the Administrative Agent.

(d) In connection with any Extension, the Borrowers, the Administrative Agent and each applicable extending Lender shall execute and deliver to the Administrative Agent an Additional Credit Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extension. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any Additional Credit Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Lead Borrower, to implement the terms of any such Extension, including any amendments necessary to establish Extended Term Loans or Extended Revolving Commitments as a new Class or tranche of Term Loans or Revolving Credit Commitments, as applicable, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Lead Borrower in connection with the establishment of such new Class or tranche (including to preserve the pro rata treatment of the extended and non-extended Classes or tranches and to provide for the reallocation of participation in Letters of Credit or Swingline Loans upon the expiration or termination of the commitments under any Class or tranche), in each case on terms not inconsistent with this Section 2.19).

Section 2.20. Credit Agreement Refinancing Facilities.

(a) The Lead Borrower may, by written notice to the Administrative Agent from time to time, request (x) Replacement Revolving Commitments to replace all or a portion of any existing Class of Revolving Credit Commitments (the “Replaced Revolving Commitments”) in an aggregate amount not to exceed the aggregate amount of the Replaced Revolving Commitments plus any accrued interest, fees, costs and expenses related thereto and (y) Refinancing Term Loans to refinance all or a portion of any existing Class of Term Loans (the “Refinanced Term Loans”) in an aggregate principal amount not to exceed the aggregate principal amount of the Refinanced Term Loans plus any accrued interest, fees, costs and expenses related thereto (including any original issue discount or upfront fees). Such notice shall set forth (i) the amount of the applicable Credit Agreement Refinancing Facility (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000), (ii) the date on which the applicable Credit Agreement Refinancing Facility is to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice (or such longer or shorter periods as the Administrative Agent shall agree)) and (iii) whether such Credit Agreement Refinancing Facilities are Replacement Revolving Commitments or Refinancing Term Loans. The Lead Borrower may seek Credit Agreement Refinancing Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) or any Additional Lender.

(b) It shall be a condition precedent to the effectiveness of any Credit Agreement Refinancing Facility and the incurrence of any Refinancing Term Loans that (i) no Default or Event of Default shall have occurred and be continuing immediately prior to or immediately after giving effect to such Credit Agreement Refinancing Facility or the incurrence of such Refinancing Term Loans, as applicable, (ii) the representations and warranties set forth in Article 6 and in each other Credit Document shall be true and correct in all material respects on and as of the date such Credit Agreement Refinancing Facility becomes effective and the Refinancing Term Loans are made; (iii) the terms of the Credit Agreement Refinancing Facility shall comply with Section 2.20(c) and (iv) (x) substantially concurrently with the incurrence of any such Refinancing Term Loans, 100% of the proceeds thereof shall be applied to repay the Refinanced Term Loans (including accrued interest, fees and premiums (if any) payable in connection therewith) and (y) substantially concurrently with the effectiveness of such Replacement Revolving Credit Commitments, all or an equivalent portion of the Revolving Credit Commitments in effect immediately prior to such effectiveness shall be terminated, and all or an equivalent portion of the Revolving Credit Loans then outstanding, together with interest thereon and all other amounts accrued for the benefit of the Revolving Credit Lenders, shall be repaid or paid.

(c) The terms of any Credit Agreement Refinancing Facility shall be determined by the Lead Borrower and the applicable Credit Agreement Refinancing Facility Lenders and set forth in an Additional Credit Extension Amendment; provided that (i) the final maturity date of any Refinancing Term Loans or Replacement Revolving Commitments shall not be earlier than the maturity or termination date of the applicable Refinanced Term Loans or Replaced Revolving Commitments, respectively, (ii) (A) there shall be no scheduled amortization of the Replacement Revolving Commitments and (B) the weighted average life to maturity of the Refinancing Term Loans shall be no shorter than the remaining weighted average life to maturity of the Refinanced Term Loans, (iii) the Credit Agreement Refinancing Facilities will rank pari passu in right of payment and of security with the Revolving Credit Loans and the Term Loans and none of the obligors or guarantors with respect thereto shall be a Person that is not a Credit Party, (iv) the interest rate margin, rate floors, fees, original issue discount and premiums applicable to the Credit Agreement Refinancing Facilities shall be determined by the Lead Borrower and the applicable Credit Agreement Refinancing Facility Lenders and (v) to the extent the terms of the Credit Agreement Refinancing Facilities are inconsistent with the terms set forth herein (except as set forth in clause (i) through (iv) above), such terms shall be reasonably satisfactory to the Administrative Agent.

(d) In connection with any Credit Agreement Refinancing Facility pursuant to this Section 2.20, the Borrowers, the Administrative Agent and each applicable Credit Agreement Refinancing Facility Lender shall execute and deliver to the Administrative Agent an Additional Credit Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence such Credit Agreement Refinancing Facilities. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Additional Credit Extension Amendment. Any Additional Credit Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Lead Borrower, to effect the provisions of this Section 2.20, including any amendments necessary to establish the applicable Credit Agreement Refinancing Facility as a new Class or tranche of Term Loans or Revolving Credit Commitments (as applicable) and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Lead Borrower in connection with the establishment of such Classes or tranches (including to preserve the pro rata treatment of the refinanced and non-refinanced tranches and to provide for the reallocation of participation in outstanding Letters of Credit and Swingline Loans upon the expiration or termination of the commitments under any Class or tranche), in each case on terms consistent with this Section 2.20. Upon effectiveness of any Replacement Revolving Commitments pursuant to this Section 2.20, each Revolving Credit Lender with a Revolving Credit Commitment immediately prior to such effectiveness will automatically and without further act be deemed to have assigned to each Replacement Revolving Lender, and each such Replacement Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such existing Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit and Swingline Loans held by each Revolving Credit Lender (including each such Replacement Revolving Lender) will equal its Aggregate Commitment Percentage. If, on the date of such effectiveness, there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall upon the effectiveness of such Replacement Revolving Commitment be prepaid from the proceeds of additional Revolving Credit Loans made hereunder so that Revolving Credit Loans are thereafter held by the Revolving Credit Lenders (including each Replacement Revolving Lender) according to their Aggregate Commitment Percentage, which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Revolving Credit Lender in accordance with Section 3.05. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

ARTICLE 3

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01. Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Credit Parties hereunder or under any other Credit Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require any Credit Party or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Credit Party or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Credit Parties or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the

Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Credit Parties shall be increased as necessary so that after any required withholding or the making of all required deductions (including any withholding or deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or the L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Credit Party or the Administrative Agent shall be required by any applicable Laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then (A) such Credit Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Credit Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Credit Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including any withholding or deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Credit Parties. Without limiting the provisions of subsection (a) above, the Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnification.

(i) Without limiting the provisions of subsection (a) or (b) above, the Credit Parties shall, and do hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Credit Parties or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Credit Parties shall also, and do hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Parent by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify each Credit Party and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for each Credit Party and the Administrative Agent) incurred by or asserted against such Credit Party or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to such Credit Party or the Administrative Agent pursuant to subsection (e). Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Credit Agreement or any other Credit Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by the Parent or the Administrative Agent, as the case may be, after any payment of Taxes by any Credit Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Parent shall deliver (or cause the applicable Credit Party to deliver) to the Administrative Agent or the Administrative Agent shall deliver to the Parent, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Law to report such payment or other evidence of such payment reasonably satisfactory to the Parent or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Each Lender shall deliver to the Parent and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Parent or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Parent or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrowers pursuant to this Credit Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction and (D) whether or not payments made hereunder or under any other Credit Document are subject to backup withholding taxes or information reporting requirement. Notwithstanding anything to the contrary in this Section 3.01(e)(i), the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(C) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, if a Borrower is a resident for tax purposes in the United States:

(A) Any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to such Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(B) Each Foreign Lender that is entitled under the Internal Revenue Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Credit Document shall deliver to the Parent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the request of the Parent or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(1) executed originals of Internal Revenue Service Form W-8 BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2) executed originals of Internal Revenue Service Form W-8 ECI,

(3) executed originals of Internal Revenue Service Form W-8 IMY and all required supporting documentation,

(4) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Parent within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) executed originals of Internal Revenue Service Form W-8 BEN, or

(5) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit a Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(C) If a payment made to a Lender under any Credit Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Administrative Agent and the Parent at the time or times prescribed by law and at such time or times reasonably requested by the Parent or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Parent or the Administrative Agent as may be necessary for the Parent and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the Effective Date.

(iii) Each Lender shall promptly (A) notify the Parent and the Administrative Agent of any change in circumstances that would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrowers or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(iv) Each of the Credit Parties shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date (or such later date on which it first becomes a Credit Party), and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Credit Party, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Credit Documents, with respect to such jurisdiction.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section, it shall pay to such Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Credit Party, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Credit Parties, any of their Subsidiaries or any other Person.

Section 3.02. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Lead Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist. Upon the Lead Borrower’s receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all of such Lender’s Eurocurrency Rate Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

Section 3.03. Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank market, the applicable amount or the applicable Interest Period for such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or in connection with an existing or proposed Base Rate Loan which is based on the Eurocurrency Rate, does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly notify the Lead Borrower and Lenders. Thereafter, (x) the obligation of the Lenders to make or maintain such Eurocurrency Rate Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Lead Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans or conforming Eurocurrency Rate Loans, as appropriate, in the amount specified therein.

Section 3.04. Increased Cost; Capital Adequacy.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate or contemplated by Section 3.04(e) hereof) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Credit Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01(a) and Section 3.01(b) and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Credit Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan, the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay, or cause to be paid, to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Lead Borrower shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurocurrency Rate Loans. The Borrowers shall pay, or cause to be paid, to each Lender, as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Lead Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

Section 3.05. Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate, or cause to be compensated, such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan on the date or in the amount notified by the Lead Borrower;

(c) any failure by the Borrowers to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) on its scheduled due date; or

(d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Parent pursuant to Section 11.13;

including any loss or expense arising from the liquidation or redeployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrowers shall also pay, or cause to be paid, any customary administrative fees charged by such Lender in connection with the foregoing. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in this Section and delivered to the Lead Borrower shall be conclusive absent manifest error.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate used in determining the Eurocurrency Rate for such Loan by a matching Dollar deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

Section 3.06. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender (including the L/C Issuer) or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender (including the L/C Issuer) gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay, or cause to be paid, all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives notice pursuant to Section 3.02, or if any Lender is then a Defaulting Lender, the Lead Borrower may replace such Lender in accordance with Section 11.13.

Section 3.07. Survival Losses. All of the Borrowers’ obligations under this Article 3 shall survive termination of the Commitments hereunder and repayment of the Obligations.

ARTICLE 4

GUARANTY

Section 4.01. The Guaranty.

(a) Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent and each of the holders of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

(b) Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents or Swap Contracts, the obligations of each Guarantor (in its capacity as such) under this Credit Agreement and the other Credit Documents and Swap Contracts shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable Law.

Section 4.02. Obligations Unconditional.

(a) The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or other documents relating to the Obligations, or any substitution, compromise, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against any other Guarantor for amounts paid under this Article 4 until such time as the Obligations have been paid in full and the commitments relating thereto have expired or terminated.

(b) It is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived; or

(ii) any of the acts mentioned in any of the provisions of any of the Credit Documents, or other documents relating to the obligations or any other agreement or instrument referred to therein shall be done or omitted.

(c) With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest, notice of acceptance of the guaranty given hereby and of extensions of credit that may constitute obligations guaranteed hereby, notices of amendments, waivers, consents and supplements to the Credit Documents and other documents relating to the Obligations, or the compromise, release or exchange of collateral or security, and all other notices whatsoever, and any requirement that the Administrative Agent or any holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents or any other documents relating to the Obligations or any other agreement or instrument referred to therein, or against any other Person under any other guarantee of, or security for, any of the Obligations.

Section 4.03. Reinstatement. Neither the Guarantors’ obligations hereunder nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of any Borrower, by reason of such Borrower’s bankruptcy or insolvency or by reason of the invalidity or unenforceability of all or any portion of the Obligations. In addition, the obligations of each Guarantor under this Article 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each holder of the Obligations on demand for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

Section 4.04. Certain Waivers. Each Guarantor acknowledges and agrees that (a) the guaranty given hereby may be enforced without the necessity of resorting to or otherwise exhausting remedies in respect of any other security or collateral interests, and without the necessity at any time of having to take recourse against any Borrower or any other Person or against any collateral securing the Obligations or otherwise, and (b) it will not assert any right to require that action first be taken against any Borrower or any other Person (including any co-guarantor) or pursuit of any other remedy or enforcement of any other right, and (c) nothing contained herein shall prevent or limit action being taken against any Borrower hereunder, under the other Credit Documents or the other documents and agreements relating to the Obligations or from foreclosing on any security or collateral interests relating hereto or thereto, or from exercising any other rights or remedies available in respect thereof, if the Guarantors shall not timely perform their obligations, and the exercise of any such rights and completion of any such foreclosure proceedings shall not constitute a discharge of the Guarantors’ obligations hereunder unless as a result thereof, the Obligations shall have been paid in full and the commitments relating thereto shall have expired or terminated, it being the purpose and intent that the Guarantors’ obligations hereunder be absolute, irrevocable, independent and unconditional under all circumstances. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02(a) and through the exercise of rights of contribution pursuant to Section 4.06.

Section 4.05. Remedies. The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

Section 4.06. Rights of Contribution. The Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Guarantor shall have a right of contribution from each other Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated, and none of the Guarantors shall exercise any such contribution rights until the Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated.

Section 4.07. Guaranty of Payment; Continuing Guarantee. The guarantee given by the Guarantors in this Article 4 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE 5

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 5.01. Conditions to the Closing Date. The Closing Date and the obligation of the L/C Issuer and each Lender to make the initial Credit Extensions shall, in each case, be subject to satisfaction (or waiver in accordance with Section 11.01) of the following conditions:

(a) Credit Documents. Receipt by the Administrative Agent of executed counterparts of the following documents, in each case, executed by the parties thereto:

1. the Security Agreement,

2. the Pledge Agreement,

3. the Intellectual Property Security Agreements for filing in the United States Patent and Trademark Office and the United States Copyright Office,

4. Joinder Agreements executed by each of the Closing Date Guarantors,

5. L/C Applications with respect to (x) the Existing Letters of Credit and (y) any other Letters of Credit to be issued on the Closing Date, and

6. Notes, to the extent requested by a Lender.

(b) Opinions of Counsel. Receipt by the Administrative Agent, on behalf of itself and the Lenders, of customary opinions of legal counsel to the Credit Parties (which shall cover authority, legality, validity, binding effect and enforceability of the Credit Documents executed on the Closing Date, non-contravention of Organization Documents, specified material agreements and applicable Law and creation and perfection of the Liens granted thereunder on the Collateral on the Closing Date that will be perfected on the Closing Date).

(c) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following:

(i) (A) with respect to the Company and its Subsidiaries that are Credit Parties, copies of the Organization Documents of each such Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date and (B) with respect to the Parent and its Subsidiaries (other than the Company and its Subsidiaries) that are Credit Parties, a certificate of a Responsible Officer that there has been no material change to the documents provided in accordance with Section 5.03(b)(i) below (and in the case of any change thereto, copies thereof certified as of a recent date);

(ii) (A) with respect to the Company and its Subsidiaries that are Credit Parties, such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each such Credit Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Credit Agreement and the other Credit Documents to which such Credit Party is a party and (B) with respect to the Parent and its Subsidiaries (other than the Company and its Subsidiaries) that are Credit Parties, a certificate of a Responsible Officer that there has been no change to the documents provided in accordance with Section 5.03(b)(ii) below; and

(iii) good standing certificates for each Credit Party as of recent date in its state of organization or formation.

(d) Personal Property Collateral. Receipt by the Administrative Agent of the following:

(i) (A) a certificate of a Responsible Officer that there has been no material change to the information set forth in the Perfection Certificate delivered in accordance with Section 5.03(f) below (and in the case of any change thereto, an updated Perfection Certificate);

(ii) all certificates evidencing any certificated Capital Stock or equity interests not then in the possession of the Administrative Agent or the Collateral Agent and pledged to secure the Obligations, together with undated stock powers duly executed in blank attached thereto.

(e) Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Parent as of the Closing Date certifying that the conditions specified in subsections (g), (i), (m) and (n) of this Section 5.01 and Section 5.02(a) have been satisfied as of the Closing Date.

(f) Fees. Payment of all fees and expenses required to be paid on or before the Closing Date, including the reasonable and documented fees and expenses of counsel for the Administrative Agent and the Arrangers that, in the case of such expenses, have been invoiced at least three Business Days prior to the Closing Date.

(g) Consummation of Transactions Contemplated by Related Agreements. The Sealy Acquisition shall have been or shall substantially concurrently with such initial Credit Extension on the Closing Date be, consummated in accordance with the terms of the Acquisition Agreement.

(h) Related Agreements. Receipt by the Administrative Agent of certified copies of each of the Related Agreements, executed by the parties thereto.

(i) No Company Material Adverse Change. Since November 28, 2011, there shall not have been any event, change, occurrence, development or effect which has had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(j) Solvency Certificate. Receipt by the Administrative Agent of the Solvency Certificate.

(k) Financial Statements. Receipt by the Administrative Agent of (i) the Historical Financial Statements and (ii) the Pro Forma Financial Statements, all of which financial statements shall be prepared in accordance with GAAP and comply with, in all material respects, the requirements of Regulation S-X and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under the Securities Act on Form S-1 (except that it is understood and agreed that the Pro Forma Financial Statements may not comply with Regulation S-X only insofar that Regulation S-X contemplates fiscal year and interim period pro forma financial statements rather than “last twelve-month” (“LTM”) pro forma financial statements).

(l) Refinancing. Receipt by the Administrative Agent of reasonably satisfactory evidence of (A) the repayment, defeasance or call for redemption (together with concurrent discharge thereof) of (i) the Existing Credit Agreement, (ii) the Amended and Restated Credit Agreement, dated as of May 9, 2012, among the Company, affiliates of the Company, as guarantors, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, (iii) the Company’s 10.875% Senior Secured Notes due 2016 (the “2016 Notes”) and (iv) the Company’s 8.25% Senior Subordinated Notes due 2014 (the “2014 Notes”), as applicable, in each case, the termination of any commitments under such Indebtedness, to the extent applicable, in each case, the release of any guarantees of such Indebtedness and, to the extent applicable, in each case, the discharge of all Liens and security interests securing such Indebtedness other than Liens permitted to remain outstanding under this Credit Agreement and (B) the occurrence of the Specified Convertible Notes Actions (collectively, the “Refinancing”).

(m) Outstanding Indebtedness. On the Closing Date, after giving effect to the Sealy Acquisition, the Parent and its Subsidiaries shall have no outstanding Indebtedness or preferred stock other than (i) the Loans and other Credit Extensions under this Credit Agreement, loans under the Bridge Facility (if any) and the Senior Notes (if any), (ii) Capitalized Leases and purchase money and equipment financing Indebtedness incurred in the ordinary course of business, (iii) Indebtedness of the Company and its Subsidiaries existing as of September 26, 2012, (iv) other Indebtedness incurred by the Company and its Subsidiaries under Section 5.1 of the Acquisition Agreement, (v) the Convertible Notes, (vi) intercompany Indebtedness, (vii) other Indebtedness in an aggregate principal amount not to exceed $40,000,000 and (viii) other Indebtedness consented to by the Administrative Agent (it being understood and agreed that for purposes of this clause (m), ordinary course hedging arrangements shall not constitute Indebtedness).

(n) Specified Transactions. From September 26, 2012 through the Closing Date, (i) neither the Parent nor any of its Subsidiaries (which, for the avoidance of doubt, shall not include the Company and its Subsidiaries) shall have consummated any merger, acquisition or disposition of assets and (ii) the Parent shall not have paid any dividend or effected any share buybacks (or entered into an agreement to consummate any of the foregoing) (each a “Specified Transaction”), other than (A) the Transaction, (B) dispositions in the ordinary course of business, (C) Specified Transactions that, in the aggregate, involve consideration of not more than $40,000,000 and (D) Specified Transactions that are approved by the Administrative Agent in its reasonable discretion.

(o) Patriot Act. Receipt by the Administrative Agent, at least five Business Days prior to the Closing Date, of all documentation and other information relating to the Parent and the other Credit Parties that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Act, to the extent requested by the Administrative Agent in writing from the Parent at least 10 Business Days prior to the Closing Date.

(p) Schedules. Receipt by the Administrative Agent of updated Schedules 1.01-1, 1.01-2, 1.01-3, 2.03, 6.14, 6.21, 7.18, 8.01, 8.02 and 8.03 and updated Annex B to this Credit Agreement (if any) to replace the corresponding Schedules and Annex attached hereto as of the Effective Date in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, provided that the Lenders agree that such updated schedules shall be deemed to be satisfactory if such updated Schedules (i) do not differ from the corresponding Schedules attached hereto as of the Effective Date in a manner that is material and adverse to the Lenders or (ii) are otherwise satisfactory to the Required Lenders (and any references to any such Schedules in this Credit Agreement shall thereafter refer to such Schedules as the same may have been updated pursuant to this Section 5.01(p); provided further that (A) Schedule 2.03 may be updated solely to the extent (1) the applicable issuing bank is a Revolving Credit Lender and (2) the maximum amount available to be drawn under of all letters of credit set forth therein shall be less than the L/C Sublimit and (B) Schedule 6.21 may be updated to remove owned real property set forth therein solely to the extent the Disposition of such real property is permitted in accordance with Section 5.01(n).

(q) Effective Date. The Effective Date shall have occurred.

Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 5.02. Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension is subject to the satisfaction (or waiver in accordance with Section 11.01) of the conditions precedent in Section 5.01 and the following conditions precedent:

(a) The representations and warranties of the Borrowers and each other Credit Party contained in Article 6 or any other Credit Document shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01; provided that with respect to the initial Credit Extensions on the Closing Date, the only representations and warranties the accuracy of which shall be a condition precedent to such Credit Extensions shall be (A) the Acquisition Agreement Representations and (B) the Specified Representations in all material respects.

(b) Other than in connection with the initial Credit Extensions on the Closing Date, no Default or Event of Default shall exist immediately before or immediately after giving effect to such Credit Extension.

(c) The Administrative Agent, L/C Issuer and/or Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to other Types of Loans, or a continuation of Eurocurrency Rate Loans) submitted by the Lead Borrower shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Section 5.02(a) and (b) have been satisfied (to the extent such conditions are required to be satisfied with respect to such Credit Extension) on and as of the date of the applicable Credit Extension.

Section 5.03. Conditions to the Effective Date. The effectiveness of this Agreement on the Effective Date is subject to the satisfaction (or waiver in accordance with Section 11.01) of the following conditions precedent:

(a) Credit Agreement. Receipt by the Administrative Agent of executed counterparts of this Credit Agreement, executed by the parties hereto. On and after the Effective Date, the rights and obligations of the parties hereto shall be governed by the provisions hereof.

(b) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following:

(i) copies of the Organization Documents of each Credit Party as of the Effective Date, certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Effective Date;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Credit Party as of the Effective Date as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Credit Agreement and the other Credit Documents to which such Credit Party is a party; and

(iii) good standing certificates for each Credit Party as of the Effective Date in its state of organization or formation.

(c) Fees. Payment of all reasonable out-of-pocket expenses incurred by the Administrative Agent on and before the Effective Date due under the Commitment Letter, including the reasonable and documented fees and expenses of counsel for the Administrative Agent and the Arrangers that have been invoiced at least three Business Days prior to the Effective Date.

(d) Patriot Act. Receipt by the Administrative Agent, at least five Business Days prior to the Effective Date, of all documentation and other information relating to the Parent and the other Credit Parties that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Act, to the extent requested by the Administrative Agent in writing from the Parent at least 10 Business Days prior to the Effective Date.

(e) Representations. The representations and warranties of the Borrowers and each other Credit Party as of the Effective Date contained in Sections 6.01(a), 6.01(b)(ii), 6.02 (other than clauses (b) and (c) thereof) and 6.04 shall be true and correct in all material respects on and as of the Effective Date.

(f) Perfection Certificate. Receipt by the Administrative Agent of a completed Perfection Certificate with respect to the Parent and its Subsidiaries that are Credit Parties as of the Effective Date and the Company and its Subsidiaries that will become Credit Parties on the Closing Date.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

Each of the Credit Parties represent and warrant to the Administrative Agent and the Lenders, as of the Closing Date and each other date on which such representations and warranties are required to be true and correct pursuant to Section 5.02, Section 5.03 or otherwise, that:

Section 6.01. Existence, Qualification and Power. Each Credit Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization; (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Credit Documents to which it is a party; (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; and (d) is in compliance with all Laws; except, in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.02. Authorization; No Contravention. The execution, delivery and performance by each Credit Party of each Credit Document to which it is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law applicable to such Person.

Section 6.03. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Credit Agreement or any other Credit Document (other than (a) as have already been obtained and are in full force and effect and (b) filings to perfect security interests granted pursuant to the Credit Documents).

Section 6.04. Binding Effect. This Credit Agreement has been, and each other Credit Document, when delivered hereunder, will have been, duly executed and delivered by each Credit Party that is party thereto. This Credit Agreement constitutes, and each other Credit Document when so delivered will constitute, a legal, valid and binding obligation of such Credit Party, enforceable against each Credit Party that is party thereto in accordance with its terms, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law).

Section 6.05. Financial Statements.

(a) The audited consolidated balance sheet of the Parent and its Subsidiaries for the most recent fiscal year ended, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, including the notes thereto and, solely for purposes of the representations and warranties made on the Closing Date in connection with the initial Credit Extensions, the audited Historical Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness that would be required to be disclosed in consolidated financial statements of the Parent and its Subsidiaries or the footnotes thereto prepared in accordance with GAAP.

(b) The unaudited consolidated and consolidating balance sheet of the Parent and its Subsidiaries for the most recent fiscal quarter ended, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and, solely for purposes of the representations and warranties made on the Closing Date in connection with the initial Credit Extensions, the unaudited Historical Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

Section 6.06. No Material Adverse Effect. Since December 31, 2011, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 6.07. Litigation. There are no actions, suits, investigations, criminal prosecutions, civil investigative demands, imposition of criminal or civil fines or penalties, proceedings, claims or disputes pending or, to the knowledge of the Parent after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Parent or any Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Credit Agreement or any other Credit Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate would, if determined adversely, reasonably be expected to have a Material Adverse Effect.

Section 6.08. No Default. Neither the Parent nor any Subsidiary is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Credit Agreement or any other Credit Document.

Section 6.09. Ownership of Property; Liens. The Parent and its Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Parent and its Subsidiaries is not subject to Liens, other than Permitted Liens.

Section 6.10. Environmental Matters. The Parent and its Subsidiaries periodically conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law and Environmental Liabilities on their respective businesses, operations and properties, and such Environmental Laws, claims and Environmental Liabilities would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 6.11. Insurance. The material properties of the Parent and its Subsidiaries that are necessary for the operation of their businesses are insured with financially sound and reputable insurance companies not Affiliates of the Parent, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Parent or the applicable Subsidiary operates; provided that (i) the Parent and its Subsidiaries may self-insure to the extent customary among companies engaged in similar businesses and operating in similar localities, and (ii) all real property constituting Collateral hereunder with improvements located in a federal flood hazard area in a community where flood insurance coverage under NFIP is available is covered by flood insurance in such amounts and with such deductibles as are reasonably acceptable to the Administrative Agent.

Section 6.12. Taxes. The Parent and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Parent or any Subsidiary that would, if made, have a Material Adverse Effect.

Section 6.13. ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws and each Credit Party and each ERISA Affiliate is in material compliance with ERISA, the Internal Revenue Code and other United States federal or United States state Laws with respect to each Multiemployer Plan. Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS (or an application for such a letter is currently pending before the IRS with respect thereto) or is maintained under a prototype document that has received a favorable opinion letter from the IRS and, to the best knowledge of the Credit Parties, nothing has occurred that would prevent, or cause the loss of, such qualification. Each Credit Party and each ERISA Affiliate have made all required contributions that are due and owing to each Plan subject to Section 412 of the Internal Revenue Code or Section 303 of ERISA and to each Multiemployer Plan under Section 412 of the Internal Revenue Code or Section 304 of ERISA, and no application for a waiver of the minimum funding standard pursuant to Section 412 of the Internal Revenue Code or Section 302 of ERISA has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Credit Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability in excess of $10,000,000; (iii) neither any Credit Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability in excess of $5,000,000 (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither any Credit Party nor any ERISA Affiliate has engaged in a transaction involving any Pension Plan or Multiemployer Plan that would reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA.

(d) All Foreign Pension Plans are maintained in compliance with applicable law, except as would not reasonably be expected to have a Material Adverse Effect.

Section 6.14. Subsidiaries. Set forth on Schedule 6.14 (as may be updated by the Parent from time to time), with respect to each Credit Party, is the exact legal name, the jurisdiction of organization, U.S. taxpayer identification number (if applicable), classes of Capital Stock (including options, warrants, rights of subscription, conversion, exchangeability and other similar rights), and ownership and ownership percentages of each Subsidiary of such Credit Party. The outstanding Capital Stock of each Subsidiary that has been or is required to be pledged to the Collateral Agent pursuant to the Pledge Agreement has been validly issued, is owned free of Liens other than the Liens created by the Collateral Documents or permitted hereunder, and with respect to any outstanding shares of such Capital Stock of a corporation, such shares have been validly issued and are fully paid and non-assessable. The outstanding shares of Capital Stock of each Subsidiary that have been or are required to be pledged to the Collateral Agent pursuant to the Pledge Agreement are not subject to any buy-sell, voting trust or other shareholder agreement except as identified on Schedule 6.14. The Credit Parties have no Subsidiaries other than those specifically disclosed on Schedule 6.14.

Section 6.15. Margin Regulations; Investment Company Act.

(a) The Credit Parties are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying “margin stock” (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of any Borrower only or of the Parent and its Subsidiaries on a consolidated basis) will be margin stock.

(b) None of the Credit Parties, any Person Controlling a Credit Party, or any Subsidiary of a Credit Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 6.16. Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Credit Agreement or delivered hereunder or under any other Credit Document (in each case, as modified or supplemented by other information so furnished) considered as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 6.17. Compliance with Laws. The Parent and its Subsidiaries are in compliance with the requirements of all Laws and all orders, writs, injunctions, settlements or other agreements with any Governmental Authority and decrees applicable to them or to their properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 6.18. Security Agreement. The Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the secured obligations identified therein, a legal, valid and enforceable security interest in the Collateral identified therein, except to the extent that the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and, when UCC financing statements (or other appropriate notices) in appropriate form are duly filed at the locations identified in the Security Agreement, the Security Agreement shall create a fully perfected first priority Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral (to the extent that such Liens may be perfected by the filing of a financing statement or other appropriate notice), in each case prior and superior in right to any other Lien (other than Permitted Liens).

Section 6.19. Pledge Agreement. The Pledge Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the secured obligations identified therein, a legal, valid and enforceable security interest in the Collateral identified therein, except to the extent that the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law). The Pledge Agreement shall create a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in the Collateral identified therein, in each case prior and superior in right to any other Lien (other than Liens arising by operation of law and Liens permitted by Section 8.01(u)) (i) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) and is evidenced by a certificate, when such Collateral is delivered to the Collateral Agent with duly executed stock powers with respect thereto, (ii) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) but is not evidenced by a certificate, when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor, and (iii) with respect to any such Collateral that is not a “security” (as such term is defined in the UCC), when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor.

Section 6.20. Mortgages. Each of the Mortgages is effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the secured obligations identified therein, a legal, valid and enforceable security interest in the Mortgaged Properties identified therein in conformity with applicable Law, except to the extent that the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and, when the Mortgages in appropriate form are duly recorded at the locations identified in the Mortgages, and recording or similar taxes, if any, are paid, the Mortgages shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Mortgaged Properties, in each case prior and superior in right to any other Lien (other than Permitted Liens).

Section 6.21. Real Property. As of the Closing Date, set forth on Schedule 6.21, with respect to the Credit Parties, is a true, correct and complete list of (a) all real property (including street address) owned by such Person, (b) all real property (including street address) leased by such Person, and (c) identifying each Mortgaged Property of such Person.

Section 6.22. Solvency. On the Closing Date, the Parent and its Subsidiaries are, on a consolidated basis, and, after giving pro forma effect to the Transaction, will be Solvent.

Section 6.23. Patriot Act; Sanctioned Persons.

(a) To the extent applicable, each Credit Party is in compliance, in all material respects, with (i) the United States Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the Act and (iii) the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”). No part of the proceeds of the Loans will be used, directly or, to the Parent’s knowledge, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

(b) Neither the Parent, nor any of its Subsidiaries, nor, to the knowledge of the Parent, any director, officer, employee, agent or affiliate of the Parent is an individual or entity (for purposes of this Section 6.23(b), a “Person”) that is, or is owned or controlled by Persons that are the subject of any sanctions (A) administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other applicable sanctions authority or (B) pursuant to the U.S. Iran Sanctions Act, as amended, or Executive Order 13590 (collectively, “Sanctions”) or (C) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria). The Parent will not, directly or, to its knowledge, indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loan, whether as lender, underwriter, advisor, investor or otherwise).

ARTICLE 7

AFFIRMATIVE COVENANTS

From and after the Closing Date, until the Loan Obligations shall have been paid in full or otherwise satisfied, and the Commitments hereunder shall have expired or been terminated, the Parent and its Subsidiaries will:

Section 7.01. Financial Statements. Deliver to the Administrative Agent (and the Administrative Agent will deliver to each Lender), in form and detail satisfactory to the Administrative Agent:

(a) as soon as available, but in any event not later than the earlier of (i) the date such deliveries are required by the SEC and (ii) ninety days after the end of each fiscal year of the Parent, consolidated and consolidating balance sheets of the Parent and its Subsidiaries as at the end of such fiscal year (beginning with the first fiscal year ending after the Closing Date), and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of Ernst & Young or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event not later than (i) the date such deliveries are required by the SEC and (ii) forty-five days after the end of each of the first three fiscal quarters of each fiscal year of the Parent (beginning with the first such fiscal quarter ending after the Closing Date), consolidated and consolidating balance sheets of the Parent and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Parent as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 7.02(d), the Parent shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Parent to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

Section 7.02. Certificates; Other Information. Deliver to the Administrative Agent (and the Administrative Agent will deliver to each Lender), in form and detail satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b) (beginning with the first fiscal quarter ending after the Closing Date), a duly completed Compliance Certificate signed by a Responsible Officer of the Parent (i) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the financial covenants contained herein, (ii) certifying that no Default or Event of Default exists as of the date thereof (or the nature and extent thereof and proposed actions with respect thereto) and (iii) including a summary of all material changes in GAAP and in the consistent application thereof that impact the calculation of the financial covenants or other amounts hereunder, the effect on the financial covenants or other amounts resulting therefrom, and a reconciliation between calculation of the financial covenants (and determination of the applicable pricing level under the definition of “Applicable Percentage”) or such amounts before and after giving effect to such changes;

(b) not more than 60 days after the end of each fiscal year of the Parent, commencing with the first fiscal year ending after the Closing Date, upon the request of the Administrative Agent, an annual business plan and budget of the Parent and its Subsidiaries;

(c) promptly after any request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Parent by independent accountants in connection with the accounts or books of the Parent or any Subsidiary, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements that the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(e) promptly, such additional information regarding the business, financial or corporate affairs of any Credit Party or any Subsidiary of a Credit Party, or compliance with the terms of the Credit Documents, as the Administrative Agent (including at the direction of a Lender) may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(d) (to the extent that any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provide a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 11.02 (as may be updated by the Parent from time to time); or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Parent shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Parent to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Parent shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Parent shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Credit Parties hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Credit Parties hereunder (collectively, “Credit Party Materials”) by posting the Credit Party Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parent or its Subsidiaries and Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Credit Parties hereby agree that so long as any of the Credit Parties is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Credit Party Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Credit Party Materials “PUBLIC,” the Credit Parties shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Credit Party Materials as not containing any material non-public information with respect to the Credit Parties or their securities for purposes of United States federal and state securities laws (provided that to the extent that such Credit Party Materials constitute Information, they shall be treated as set forth in Section 11.07), (y) all Credit Party Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Credit Party Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Credit Parties shall be under no obligation to mark any Credit Party Materials “PUBLIC.”

Section 7.03. Notification. Promptly notify the Administrative Agent:

(a) of the occurrence of any Default or Event of Default;

(b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Parent or any of its Subsidiaries; (ii) any dispute, litigation, investigation, proceeding or suspension between the Parent or any of its Subsidiaries and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation, investigation or proceeding affecting the Parent or any of its Subsidiaries, including pursuant to any applicable Environmental Laws, in each case, only to the extent that such matter has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event; and

(d) of any material change in accounting policies or financial reporting practices by the Parent or any Subsidiary.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Parent setting forth details of the occurrence referred to therein and stating what action the Parent has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Credit Agreement and any other Credit Document that have been breached.

Section 7.04. Payment of Obligations. Pay and discharge, as the same shall become due and payable (beyond any period of grace or cure, if applicable), all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Parent and its Subsidiaries; (b) all lawful claims in excess of $5,000,000 that, if unpaid, would by law become a Lien (other than a Permitted Lien) upon any material portion of its property that would not constitute a Permitted Lien; and (c) all Indebtedness in excess of $5,000,000, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

Section 7.05. Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization (except in connection with a transaction permitted by Section 8.04 or 8.05);

(b) take all commercially reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and

(c) preserve or renew all of its patents, registered copyrights, registered trademarks, trade names and service marks, the non-preservation or non-renewal of which would reasonably be expected to have a Material Adverse Effect.

Section 7.06. Maintenance of Properties.

(a) Maintain, preserve and protect all of its material Property necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and casualty and condemnation excepted;

(b) make all necessary repairs and replacements thereof or thereto in accordance with customary industry practice, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and

(c) use the standard of care typical in the industry in the operation and maintenance of facilities.

Section 7.07. Maintenance of Insurance.

(a) Maintain in full force and effect with financially sound and reputable insurance companies that are not Affiliates of the Parent, flood, casualty and liability insurance with respect to its material properties (that are necessary for the operation of their respective businesses) and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons (provided that the Parent and its Subsidiaries may self-insure to the extent customary among companies engaged in similar businesses) and identifying the Administrative Agent as loss payee as its interests may appear, with respect to flood hazard and casualty insurance, and as additional insured, with respect to liability insurance and providing for not less than 30 days’ (or, with respect to a cancellation of any such insurance by the provider thereof resulting from a failure of the Parent or such Subsidiary to pay the premium thereof, 10 days’) prior notice to the Administrative Agent of the termination, lapse or cancellation of any such insurance (or such shorter period as agreed to by the Administrative Agent).

(b) Notwithstanding anything herein to the contrary, with respect to each Mortgaged Property, if at any time the area in which the buildings and other improvements (as described in the applicable Mortgage) are located is designated a “special flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency) in a community where flood insurance coverage under NFIP is available, obtain flood insurance in such total amount as the Administrative Agent may from time to time reasonably require, and otherwise to ensure compliance with the NFIP as set forth in the Flood Laws. Following the Closing Date, the Parent shall deliver to the Administrative Agent annual renewals of each flood insurance policy or annual renewals of each force-placed flood insurance policy, as applicable. In connection with any amendment to this Agreement pursuant to which any increase, extension, or renewal of Loans is contemplated, upon the Administrative Agent’s request, the Parent shall cause to be delivered to the Administrative Agent for any Mortgaged Property, a Flood Determination Form, Parent Notice and Evidence of Flood Insurance, as applicable.

Section 7.08. Compliance with Laws; ERISA Compliance.

(a) Comply in all respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

(b) Comply in all material respects with the requirements of all Contractual Obligations, except in such instances in which the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

(c) Do, and cause each of its ERISA Affiliates to do, each of the following:

(i) maintain each Plan, in all material respects, in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other applicable Law;

(ii) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and

(iii) make all required contributions to any Plan or Multiemployer Plan subject to Section 412 of the Internal Revenue Code.

Section 7.09. Books and Records. Maintain (a) proper books of record and account, in which true and correct entries in conformity with GAAP shall be made of all financial transactions and matters involving the assets and business of the Parent or such Subsidiary, as the case may be, and (b) such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Parent or such Subsidiary.

Section 7.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to conduct field audits, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Parent and at such reasonable times during normal business hours once each fiscal year, upon reasonable advance notice to the Parent; provided, however, that when an Event of Default exists, the Administrative Agent (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of the Parent at any time during normal business hours and without advance notice (unless otherwise required by any applicable lease of real property); provided further, that, excluding any such visits and inspections during the continuance of an Event of Default, the Parent will be responsible for the costs and expenses of the Administrative Agent only for one such visit and inspection in any fiscal year of the Parent.

Section 7.11. Use of Proceeds.

(a) Use (i) the Credit Extensions under the Term Facilities on the Closing Date and (ii) up to $140,000,000 of the Revolving Credit Loans on the Closing Date to finance a portion of the Sealy Acquisition and the Refinancing and to pay the Transaction Costs.

(b) Use Credit Extensions under the Revolving Credit Facility on and after the Closing Date (i) to provide credit support for the Albuquerque IRB Financing and (ii) to finance working capital, capital expenditures and other general corporate purposes, including Acquisitions and Restricted Payments otherwise permitted hereunder.

Section 7.12. Joinder of Subsidiaries as Guarantors.

(a) Obligations. Where any Domestic Subsidiary of the Parent (other than an Excluded Domestic Subsidiary) that is not a Guarantor hereunder (a “Non-Guarantor Domestic Subsidiary”) shall at any time:

(i) represent more than 3% of the consolidated assets or account for more than 3% of consolidated revenues for the Parent and its Subsidiaries,

(ii) together with all other such Non-Guarantor Domestic Subsidiaries as a group, represent more than 10% of the consolidated assets or account for more than 10% of the consolidated revenues for the Parent and its Subsidiaries, or

(iii) guarantee the obligations under the Senior Notes (if any) or the Bridge Facility (if any),

then, in any such instance, the Parent will promptly, but in any event within 30 days of making such determination, cause the joinder of Non-Guarantor Domestic Subsidiaries as Guarantors hereunder pursuant to Joinder Agreements (or such other documentation reasonably acceptable to the Administrative Agent) accompanied by Organization Documents and favorable opinions of counsel to each such Domestic Subsidiary, all in form and substance reasonably satisfactory to the Administrative Agent, such that after giving effect thereto the Non-Guarantor Domestic Subsidiaries will not, individually or as a group, exceed the foregoing threshold requirements.

(b) Guaranties and Support Obligations in Respect of other Funded Debt. The Parent will not permit any of its Domestic Subsidiaries to give a guaranty or other Support Obligation in respect of Funded Debt, unless (i) the guaranty or other Support Obligation is otherwise permitted hereunder and (ii) such Domestic Subsidiary shall have given a guaranty of the Obligations hereunder on an equal and ratable basis by becoming a Guarantor pursuant to the terms hereof.

Section 7.13. Pledge of Capital Stock. Pledge or cause to be pledged:

(a) Domestic Subsidiaries. One hundred percent (100%) of the issued and outstanding Capital Stock of each Domestic Subsidiary (other than any Excluded Domestic Subsidiary) to the Collateral Agent to secure the Obligations within 30 days (or such later date as may be agreed to by the Administrative Agent in its discretion) of the formation, acquisition or other receipt of such interests; and

(b) First Tier Foreign Subsidiaries. Sixty-five percent (65%) of the issued and outstanding Capital Stock of each First Tier Foreign Subsidiary and any Excluded Domestic Subsidiary pursuant to clause (y) of the definition thereof to the Collateral Agent to secure the Obligations within 60 days (or such later date as may be agreed to by the Administrative Agent in its discretion) of the formation, acquisition or other receipt of such interests.

In connection with the foregoing, there will be provided such pledge agreements or pledge joinder agreements, together with such filings and deliveries to perfect the liens and security interests therein (including, among other things, undated transfer powers executed in blank where appropriate), Organization Documents, resolutions and favorable opinions of counsel all in form, scope and substance reasonably satisfactory to the Administrative Agent.

Section 7.14. Pledge of Other Property.

(a) Personal Property. The Credit Parties will grant a security interest in all of their personal property (other than Excluded Property) to the Collateral Agent to secure the Obligations and, in connection therewith, deliver to the Administrative Agent such other documentation as the Administrative Agent may reasonably request including filings and deliveries necessary to perfect such security interests to the extent that such perfection is required by the applicable Collateral Documents, Organization Documents, resolutions and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent. Such liens on personal property and deliveries in connection therewith will be provided promptly, but in the case of Subsidiaries formed or acquired after the Closing Date, in any event within 30 days of formation or acquisition (unless a later date is otherwise agreed to by the Administrative Agent).

(b) Real Property. Upon the acquisition of any Specified Real Property by a Credit Party, within 90 days of the date of acquisition thereof (unless a later date is otherwise agreed to by the Administrative Agent), the applicable Credit Party will grant a mortgage lien on and security interest in the Specified Real Property to the Collateral Agent to secure the Obligations and, in connection therewith, deliver to the Collateral Agent any documents, or other deliverables, required as part of the Real Estate Collateral Requirements.

Section 7.15. Landlord Consents. Use reasonable commercial efforts to promptly obtain landlord consents, estoppel letters or waivers in respect of Collateral held on material leased premises of the Credit Parties, as reasonably requested by the Collateral Agent.

Section 7.16. Further Assurances. At any time or from time to time upon the request of the Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or the Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents.

Section 7.17. Maintenance of Ratings. At all times, the Parent shall use commercially reasonable efforts to maintain (i) a public corporate family rating issued by Moody’s and a public corporate credit rating issued by S&P and (ii) a public credit rating from each of Moody’s and S&P with respect to each of the Facilities provided hereunder and the Senior Notes (if any).

Section 7.18. Post-Closing Obligations.

(a) Real Property Collateral. On or before a date which is 90 days following the Closing Date (unless a later date is otherwise agreed to by the Administrative Agent), the Real Estate Collateral Requirements shall have been satisfied with respect to the Mortgaged Property as of the Closing Date.

(b) Insurance Certificates. On or before a date which is 90 days following the Closing Date (unless a later date is otherwise agreed to by the Administrative Agent), the Parent shall have delivered to the Administrative Agent certificates of insurance of the Credit Parties evidencing liability and casualty insurance meeting the requirements set forth in Section 7.07 of the Credit Agreement.

(c) Control Agreements. On or before a date which is 90 days following the Closing Date (unless a later date is otherwise agreed to by the Administrative Agent), the Parent shall have delivered to the Administrative Agent Control Agreements with respect to Deposit Accounts to the extent required pursuant to the Security Agreement.

(d) Other. Take all such actions as shall be set forth on Schedule 7.18 within the time periods specified on Schedule 7.18 (unless a later date is otherwise agreed to by the Administrative Agent).

ARTICLE 8

NEGATIVE COVENANTS

From and after the Closing Date, until the Loan Obligations shall have been paid in full or otherwise satisfied, and the Commitments hereunder shall have expired or been terminated, the Parent shall not, and shall not permit any Subsidiary to:

Section 8.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Credit Document securing the Loan Obligations, including Cash Collateral and other Adequate Assurance pledged to the L/C Issuer and the Swingline Lender to secure obligations of Defaulting Lenders;

(b) Liens securing Indebtedness permitted by Section 8.03(c);

(c) Liens securing obligations pursuant to a Swap Contract or Treasury Management Agreement permitted hereunder in favor of a Person that was (or was an Affiliate of) a Lender hereunder on the Closing Date or on the date such transaction was entered into, but only to the extent that (i) for any Swap Contract, the obligations under such Swap Contract are permitted under Section 8.03(d), (ii) such Liens are on the same collateral that secures the Loan Obligations and (iii) the obligations under such Swap Contract or Treasury Management Agreement and the Loan Obligations share pari passu in the collateral that is subject to such Liens;

(d) Liens existing on the Closing Date and listed on Schedule 8.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

(e) Liens for taxes not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP (including, without limitation, security for bonds and/or amounts deposited to secure the Danish Tax Assessment);

(f) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(g) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(h) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(i) zoning restrictions, easements, rights-of-way, restrictions, reservations, and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(j) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h) or securing appeal or other surety bonds related to such judgments;

(k) Liens securing, or in respect of, obligations under Capital Leases or Synthetic Leases and purchase money obligations for fixed or capital assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(m) Liens on property or assets acquired in connection with a Permitted Acquisition, provided that (i) the indebtedness secured by such Liens is permitted under Section 8.03 and (ii) the Liens are not incurred in connection with, or in contemplation or anticipation of, the acquisition, such Liens are not “blanket liens” and such Liens do not attach or extend to any other property or assets;

(n) Liens of landlords or mortgages of landlords on fixtures, equipment and movable property located on premises leased by the Parent or any Subsidiary in the ordinary course of business;

(o) Liens incurred and financing statements filed or recorded in each case with respect to property leased by the Parent and its Subsidiaries in the ordinary course of business to the owners of such property which are operating leases; provided that such Lien does not extend to any other property of the Parent and its Subsidiaries;

(p) Liens such as banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a depository institution in the ordinary course of business;

(q) deposits of cash or the issuance of a Letter of Credit made to secure liability to insurance carriers under insurance or self-insurance arrangements;

(r) Liens on existing and future cash or Cash Equivalents securing or supporting letters of credit or bank guaranties permitted by Section 8.03(j);

(s) Liens securing Indebtedness permitted by Section 8.03(k);

(t) Liens on property or assets of Foreign Subsidiaries securing indebtedness of Foreign Subsidiaries permitted by

Section 8.03(l);

(u) Liens securing obligations under the Convertible Notes;

(v) statutory Liens arising as a result of contributions deducted from members’ pay but not yet due under Canadian pension standards legislation and any employer contributions accrued but not yet due under Canadian pension standards legislation;

(w) leases and subleases granted to others in the ordinary course of business and not interfering in any material respect with the business of the Parent and its Subsidiaries, taken as a whole;

(x) deposits of cash in connection with the defeasance, discharge or redemption of the 2014 Notes, the 2016 Notes and the Convertible Notes; and

(y) additional Liens so long as the aggregate principal amount of the obligations so secured do not exceed $25,000,000 at any time outstanding.

Section 8.02. Investments. Make or permit to exist any Investments, except:

(a) cash and Cash Equivalents;

(b) Investments (including intercompany Investments) existing on the Closing Date or committed to be made pursuant to an agreement existing on the Closing Date, in each case listed on Schedule 8.02;

(c) (i) to the extent not prohibited by applicable Law, advances to officers, directors and employees of the Parent and its Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes and (ii) loans and advances to officers, directors and employees of the Parent or any of its Subsidiaries to finance the purchase of capital stock of the Parent in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(d) (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from (x) the grant of trade credit in the ordinary course of business or (y) credit extended to customers who are natural persons to finance the purchase of products of the Parent and its Subsidiaries in an aggregate principal amount not to exceed (A) $7,500,000 made in any fiscal year or (B) $20,000,000 outstanding at any time and (ii) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Investments by the Parent or any Subsidiary in and to the Parent or any other Credit Party;

(f) Investments by any Credit Party, on the one hand, in and to one or more Subsidiaries that are not Credit Parties, on the other hand, in aggregate principal amount not to exceed $50,000,000 at any time outstanding;

(g) Investments made (i) by and between Subsidiaries that are not Credit Parties, (ii) by Foreign Subsidiaries in connection with the acquisition of the equity or assets of suppliers, distributors and other Persons (other than the Parent or any of its Subsidiaries) engaged in a business related to the business conducted by the Parent and its Subsidiaries that will become a Foreign Subsidiary or be owned by a Foreign Subsidiary following such acquisition to the extent that such acquisition is funded with foreign generated cash flow or Indebtedness of such Foreign Subsidiaries or (iii) otherwise by Foreign Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(h) Investments to the extent that payment for such investments is made solely with the Capital Stock of the Parent;

(i) (x) Permitted Acquisitions and (y) Investments of any Person that becomes a Subsidiary on or after the Closing Date; provided that (A) such Investments exist at the time such Person becomes a Subsidiary and (B) such Investments are not made in anticipation or contemplation of such Person becoming a Subsidiary;

(j) Investments in joint ventures in an aggregate amount not to exceed $30,000,000 at any time outstanding;

(k) Investments in respect of Swap Contracts permitted under Section 8.03(d);

(l) Investments by the Parent or any Subsidiary made in respect of the Danish Tax Assessment;

(m) Investments not contemplated in the foregoing clauses hereof in an aggregate outstanding amount not to exceed at any time (i) $50,000,000 plus (ii) so long as no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a Pro Forma Basis, the Available ECF Amount; and

(n) Investments to effect the Reorganization.

Section 8.03. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Credit Documents;

(b) Indebtedness outstanding on the Closing Date and listed on Schedule 8.03 and any Permitted Refinancing thereof;

(c) Permitted Incremental Equivalent Debt and Permitted External Refinancing Debt and any Permitted Refinancing thereof; provided that it shall be a condition precedent to the effectiveness of any Permitted Incremental Equivalent Debt that (i) after giving effect thereto, the

Aggregate Incremental Amount does not exceed the Incremental Cap, (ii) no Default or Event of Default shall have occurred and be continuing immediately prior to or immediately after giving effect to such Permitted Incremental Equivalent Debt, (iii) the Parent is in compliance with the Financial Covenants, determined as of the fiscal quarter of the Parent most recently ended for which financial statements have been delivered pursuant to Section 7.01 and on an Incremental Pro Forma Basis and (iv) the representations and warranties set forth in Article 6 and in each other Credit Document shall be true and correct in all material respects on and as of the date of such Permitted Incremental Equivalent Debt, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(d) obligations (contingent or otherwise) of the Parent or any Subsidiary existing or arising under any Swap Contract, provided that such obligations are entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”;

(e) unsecured intercompany Indebtedness among the Parent and its Subsidiaries to the extent permitted by Section 8.02; provided that any such Indebtedness owed by a Credit Party to a Subsidiary that is not a Credit Party shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent;

(f) (i) Indebtedness (including Indebtedness under Capital Leases, Synthetic Lease obligations and purchase money obligations but excluding Indebtedness arising under Capital Leases entered into in connection with a Sale and Leaseback Transaction permitted under Section 8.05(f)) incurred to provide all or a portion of the purchase price (or cost of construction or acquisition), in each case, for capital assets and refinancings, refundings, renewals or extensions thereof, provided that the aggregate principal amount of all such Indebtedness shall not at any time exceed $100,000,000; and (ii) Indebtedness arising under Capital Leases entered into in connection with a Sale and Leaseback Transaction permitted under Section 8.05(f) and any Permitted Refinancing thereof;

(g) Indebtedness under the Albuquerque IRB Financing in an aggregate principal amount not to exceed $100,000 and any Permitted Refinancing thereof;

(h) other unsecured Funded Debt of the Credit Parties; provided that (i) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a Pro Forma Basis, (ii) the Consolidated Total Net Leverage Ratio as of the last day of the fiscal quarter of the Parent most recently ended for which financial statements have been delivered under Section 7.01, determined on a Pro Forma Basis, is less than 4.50:1.00, (iii) the final maturity date of any such Funded Debt shall be no earlier than 91 days following the Latest Maturity Date and (iv) the terms of such Funded Debt shall not provide for any scheduled repayment, mandatory redemption, sinking fund obligations or other payment (other than periodic interest payments) prior to the date that is 91 days following the Latest Maturity Date, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default;

(i) Support Obligations by the Parent and its Subsidiaries in respect of Indebtedness otherwise permitted hereunder, provided that Support Obligations by the Credit Parties with respect to Indebtedness of Subsidiaries that are not Credit Parties is an Investment permitted by Section 8.02(b), (f), (l), (m) or (n);

(j) Indebtedness in an aggregate principal amount of up to $5,000,000 consisting of letters of credit or bank guaranties issued to support the obligations of the Parent or any Subsidiary incurred in the ordinary course of business;

(k) Indebtedness to finance the acquisition, construction, installation of fixtures and equipment for the Kentucky Headquarters in an aggregate principal amount not to exceed $20,000,000 and any Permitted Refinancing thereof;

(l) (i) Indebtedness of Foreign Subsidiaries owed to Persons other than the Parent and any of its Subsidiaries in an aggregate principal amount not to exceed $50,000,000 outstanding at any time and (ii) Indebtedness of Foreign Subsidiaries incurred to satisfy the Danish Tax Assessment;

(m) Indebtedness outstanding under the Convertible Notes;

(n) Indebtedness outstanding under the Senior Notes (if any) and/or the Bridge Facility (if any) in an aggregate principal amount not to exceed $375,000,000 and any Permitted Refinancing thereof;

(o) Indebtedness of any Person that becomes a Subsidiary on or after the Closing Date; provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary and (B) such Indebtedness is not made in anticipation or contemplation of such Person becoming a Subsidiary; and

(p) other Indebtedness not contemplated in the foregoing clauses of this Section in an aggregate principal amount not to exceed $25,000,000 at any time.

Section 8.04. Mergers and Dissolutions.

(a) Enter into a transaction of merger or consolidation; provided that such mergers and consolidations shall be permitted to effect the Sealy Acquisition and the Reorganization and provided further that so long as no Default or Event of Default then exists or would result therefrom:

(i) the Parent and its Subsidiaries may merge or consolidate with any Credit Party; provided that (A) if the Parent is a party to the merger or consolidation, it shall be the surviving entity and (B) if the Parent is not a party to the merger or consolidation, then the other Credit Party thereto shall be the surviving entity;

(ii) a Subsidiary of the Parent that is not a Credit Party may merge or consolidate with any other Subsidiary that is not a Credit Party; and

(iii) the Parent and its Subsidiaries may merge or consolidate with Persons that are not Credit Parties, provided that (A) if the Parent is a party to the merger or consolidation, it shall be the surviving entity, (B) if a Subsidiary of the Parent that is a Credit Party is a party to the merger or consolidation, the Subsidiary that is a Credit Party will be the surviving entity, and such transaction shall be an Investment permitted under Section 8.02, (C) the transaction shall be a Permitted Acquisition or a Permitted Disposition;

(b) Credit Parties (other than the Parent) may (i) be dissolved or liquidated into another Credit Party or (ii) otherwise have their existence terminated to the extent that the assets of such Credit Party are distributed, upon such termination, to one or more Credit Parties.

(c) Subsidiaries that are not Credit Parties may be dissolved, liquidated or otherwise have their existence terminated.

Section 8.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition to or in favor of any Person, except:

(a) (i) Dispositions between and among Credit Parties, (ii) Dispositions between and among Subsidiaries that are not Credit Parties and (iii) Dispositions between Credit Parties, on the one hand, and Subsidiaries that are not Credit Parties, on the other hand, provided that in the case of any disposition by a Credit Party to a Subsidiary that is not a Credit Party, such Disposition shall be (x) made at fair market value (as determined by the Parent in good faith) and in the ordinary course of business or (y) an Investment permitted by Section 8.02;

(b) other Dispositions by the Parent or any Subsidiary, provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (b) in any fiscal year shall not exceed an amount equal to ten percent (10%) of the aggregate book value of the assets of the Parent and its Subsidiaries (including the Company and its Subsidiaries) on the last day of the immediately preceding fiscal year, (iii) the consideration for any such Disposition shall be at least 75% cash or Cash Equivalents and (iv) such Disposition shall be for at least the fair market value (as determined by the Parent in good faith) of the assets or property subject to such Disposition; provided further that from and after the date on which the aggregate book value of all property Disposed of in reliance on this clause (b) during the term of this Credit Agreement exceeds twenty percent (20%) of the aggregate book value of the assets of the Parent and its Subsidiaries (including the Company and its Subsidiaries) as set forth on the first financial statements delivered after the Closing Date pursuant to Section 7.01(a) or (b) (other than any such financial statements relating solely to periods prior to the Closing Date), the Net Cash Proceeds of all such Dispositions shall thereafter be applied to prepay the Term Loans pursuant to Section 2.06(b)(ii)(A) (without giving effect to the reinvestment rights set forth therein).

(c) Dispositions consisting of the licensing or sublicensing of intellectual property and licenses, leases or subleases of other property, in each case in the ordinary course of business;

(d) use of cash and Cash Equivalents for transactions not expressly prohibited hereunder;

(e) Dispositions permitted by Section 8.01, Section 8.02, Section 8.04 and Section 8.06;

(f) a Sale and Leaseback Transaction with respect to the Kentucky Headquarters; provided that (i) at the time of such Disposition, no Default or Event of Default shall have occurred and be continuing or would result from such Disposition, (ii) the consideration for any such Disposition shall be at least 75% cash or Cash Equivalents and (iii) such disposition shall be for at least the fair market value (as determined by the Parent in good faith) of the Kentucky Headquarters; and

(g) Dispositions to effect the Reorganization.

Section 8.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) Subsidiaries of the Parent may pay dividends and make distributions in respect of their Capital Stock ratably to their equity holders;

(b) the Parent may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of the Parent;

(c) (i) the Parent may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests; and (ii) the Parent may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares issued in connection with the Reorganization from any Credit Party; and

(d) the Parent may make other Restricted Payments in an aggregate amount not to exceed (i) $20,000,000 less the aggregate amount of all prepayments of Junior Financing made pursuant to Section 8.12(a)(iii)(A) plus (ii) the Available ECF Amount, provided that, solely with respect to clause (ii) above, the Consolidated Total Net Leverage Ratio as of the last day of the fiscal quarter of the Parent most recently ended for which financial statements have been delivered under Section 7.01, determined on a Pro Forma Basis, is less than 3.50:1.00.

Section 8.07. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Parent and its Subsidiaries on the Effective Date (or that would be conducted after giving effect to the Transaction) or any business substantially related or incidental thereto.

Section 8.08. Change in Fiscal Year. Change its fiscal year without the prior consent of the Administrative Agent (except to align the fiscal year of the Company and its Subsidiaries with the fiscal year of the Parent).

Section 8.09. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Parent, whether or not in the ordinary course of business, other than (a) transactions on fair and reasonable terms substantially as favorable to the Parent or such Subsidiary as would be obtainable by the Parent or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (b) payment of reasonable compensation (including reasonable bonus and other reasonable incentive arrangements) to officers and employees, (c) reasonable directors’ fees, (d) Restricted Payments permitted pursuant to Section 8.06, (e) reimbursement of employee travel and lodging costs and other business expenses incurred in the ordinary course of business, (f) Investments permitted by Sections 8.02(b), 8.02(c), 8.02(e), 8.02(f), 8.02(g) and 8.02(l), (g) Indebtedness permitted by Sections 8.03(b), 8.03(e) (to the extent permitted by Sections 8.02(e), (f) and (g)), 8.03(h) and 8.03(i) and (h) Dispositions permitted by Sections 8.05(a) and 8.05(g).

Section 8.10. Use of Proceeds. Use the proceeds of any Credit Extension for any purpose except as contemplated by Section 7.11. Any Credit Extension used for the purpose contemplated by Section 7.11(b) shall not be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Section 8.11. Financial Covenants.

(a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the last day of any fiscal quarter of the Parent ending during any period set forth below to be less than the ratio set forth below for such fiscal quarter.

Fiscal Quarter	Minimum Consolidated Interest Coverage Ratio
Closing Date through September 30, 2013	2.75:1.00
October 1, 2013 and thereafter	3.00:1.00

(b) Consolidated Total Net Leverage Ratio. Permit the Consolidated Total Net Leverage Ratio as of the last day of any fiscal quarter of the Parent ending during any period set forth below to be greater than the ratio set forth below for such fiscal quarter.

Fiscal Quarter	Maximum Consolidated Total Net Leverage Ratio
Closing Date through September 30, 2013	5.50:1.00
October 1, 2013 through December 31, 2013	5.25:1.00
January 1, 2014 through March 31, 2014	5.00:1.00
April 1, 2014 through June 30, 2014	4.75:1.00
July 1, 2014 through December 31, 2014	4.50:1.00
January 1, 2015 through December 31, 2015	4.00:1.00
January 1, 2016 and thereafter	3.50:1.00

Section 8.12. Prepayments etc. of Indebtedness.

(a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner the Senior Notes (if any), the Bridge Facility (if any), any Permitted Incremental Equivalent Debt, any Permitted External Refinancing Debt, any Indebtedness permitted by Section 8.03(h) or any other Indebtedness that is subordinated to the Loan Obligations expressly by its terms (other than Indebtedness among the Parent and its Subsidiaries) to the extent permitted by any applicable subordination provisions (collectively, the “Junior Financing”), except (i) any Permitted Refinancing thereof, (ii) the conversion of any such Junior Financing to Capital Stock (other than Disqualified Stock) of the Parent from the substantially concurrent issuance of new shares of its common stock or other common equity interests and (iii) prepayments, redemptions, purchases, defeasances and other repayments in respect to Junior Financings in an aggregate amount not to exceed (A) $20,000,000 less the aggregate amount of all Restricted Payments made pursuant to Section 8.06(d)(i) plus (B) the Available ECF Amount; provided (x) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a Pro Forma Basis and (y) solely with respect to clause (B) above, the Consolidated Total Net Leverage Ratio as of the last day of the fiscal quarter of the Parent most recently ended for which financial statements have been delivered under Section 7.01, determined on a Pro Forma Basis, is less than 4.25:1.00.

(b) Amend, modify or change any term or condition of any documentation governing any Junior Financing in a manner that would permit a payment not otherwise permitted by Section 8.12(a), would contravene any subordination or intercreditor provisions then in effect or would otherwise be materially adverse to the interest of the Lenders.

Section 8.13. Burdensome Agreements. Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Parent or any Credit Party to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Capital Stock or to make or repay loans or advances to the Parent or any other Subsidiary or to guarantee Indebtedness of the Parent or any other Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by Law, or by any Credit Document or any document evidencing the Senior Notes (if any), the Bridge Facility (if any), any Permitted Incremental Equivalent Debt or any Permitted External Refinancing Debt, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the permitted sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (C) the foregoing shall not apply to restrictions and conditions imposed on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to exist or be incurred hereunder, (D) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted hereunder if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (E) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts (including joint venture agreements) restricting the assignment thereof.

Section 8.14. Organization Documents. Amend, modify or change in any manner materially adverse to the interests of the Lenders its Organization Documents.

ARTICLE 9

EVENTS OF DEFAULT AND REMEDIES

Section 9.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Parent or any other Credit Party fails to pay (i) when and as required to be paid herein any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Credit Document; or

(b) Specific Covenants. The Parent or any other Credit Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03(a), 7.05, 7.10, 7.11, 7.12, 7.13, 7.14 or 7.18 or Article 8; or

(c) Other Defaults. The Parent or any other Credit Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Credit Document on its part to be performed or observed and such failure continues for 30 days after the date upon which written notice thereof is given by the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Parent or any other Credit Party herein, in any other Credit Document, or in any document delivered in connection herewith or therewith shall be false or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Parent or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, but after giving effect to any applicable period of grace) in respect of any Indebtedness or Support Obligations (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $25,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Support Obligations or contained in any instrument or agreement evidencing, securing or relating thereto (in each case, after giving effect to any applicable period of grace), or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Support Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Support Obligations to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any Event of Default (as so defined) under such Swap Contract as to which the Parent or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Parent or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Parent or such Subsidiary as a result thereof is greater than $25,000,000; or

(f) Insolvency Proceedings, Etc. The Parent or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Parent or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments. There is entered against the Parent or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding $25,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which (1) a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect or (2) the same is not discharged, satisfied or vacated; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or would reasonably be expected to result in liability of a Credit Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $25,000,000, or (ii) a Credit Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $25,000,000; or

(j) Invalidity of Credit Documents. Any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party or any other Person contests in any manner the validity or enforceability of any Credit Document; or any Credit Party denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document; or

(k) Change of Control. There occurs any Change of Control.

Section 9.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitments of the Lenders to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to 105% of the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it or to the Lenders under the Credit Documents or applicable Law; provided that upon the occurrence of an Event of Default under Section 9.01(f) or (g), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 9.03. Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02(d)), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable attorneys’ fees and disbursements and amounts payable under Article 3) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders (including reasonable attorneys’ fees and disbursements and amounts payable under Article 3), ratably among the Lenders in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees, interest on the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (i) payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and other Obligations, (ii) payment of fees, premiums, scheduled periodic payments, breakage, termination and any interest accrued thereon or other amounts owing in respect of any Swap Contract between the Parent and any of its Domestic Subsidiaries and any Lender, or any Affiliate of a Lender, to the extent that such Swap Contract is permitted hereunder, (iii) payments of amounts due under any Treasury Management Agreement between the Parent or any of its Domestic Subsidiaries and any Lender, or any Affiliate of a Lender and (iv) the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth payable to them;

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law; provided that, subject to Section 2.03, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE 10

ADMINISTRATIVE AGENT

Section 10.01. Appointment and Authorization of Administrative Agent.

(a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints (i) Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Credit Parties shall not have rights as a third party beneficiary of any of such provisions.

(b) Each Lender hereby irrevocably appoints, designates and authorizes the Collateral Agent to take such action on its behalf under the provisions of this Credit Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. In connection herewith, the Administrative Agent, as Collateral Agent, and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Credit Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article 10 and Article 11 (including Section 11.04, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Credit Documents) as if set forth in full herein with respect thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Credit Document or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Credit Documents with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Collateral Agent shall act on behalf of the Lenders with respect to the Collateral and the Credit Documents, and the Collateral Agent shall have all of the benefits and immunities (i) provided to the Administrative Agent under the Credit Documents with respect to any acts taken or omissions suffered by the Collateral Agent in connection with any Collateral or the Collateral Documents as fully as if the term “Administrative Agent” as used in such Credit Documents included the Collateral Agent with respect to such acts or omissions, and (ii) as additionally provided herein or in the other Credit Documents with respect to the Collateral Agent.

Section 10.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Parent, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Credit Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 10.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Parent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 10.06. Resignation of the Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Parent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Parent, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed to by the Required Lenders) (the “Resignation Effective Date”)), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) Commencing on the Resignation Effective Date (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Credit Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed to between the Parent and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as the Collateral Agent, the L/C Issuer and the Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Collateral Agent, L/C Issuer and Swingline Lender, (ii) the retiring Collateral Agent, L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Section 10.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.08. No Other Duties. Anything herein to the contrary notwithstanding, none of the Arrangers, book managers or syndication agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

Section 10.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than obligations under Swap Contracts or Treasury Management Agreements to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.10. Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent and the Collateral Agent, at its option and in its discretion:

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Credit Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations, (B) Obligations described in clause (b) of the definition thereof, and (C) Obligations described in clause (c) of the definition thereof) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Credit Document, or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 8.01(k) or (u); and

(c) to release any Guarantor from its obligations under any Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or under any other Credit Document (unless such Person continues to guarantee the Senior Notes (if any) or the Bridge Facility (if any)).

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the authority of the Collateral Agent to release or subordinate its interest in particular property and of the Administrative Agent to release any Guarantor from its obligations hereunder pursuant to this Section 10.10.

Section 10.11. Swap Contracts and Treasury Management Agreements. No Lender or any Affiliate of a Lender that is party to any Swap Contract or any Treasury Management Agreement permitted hereunder that obtains the benefits of Section 9.03 or any Collateral by virtue of the provisions hereof or of any other Credit Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Article 10 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Swap Contracts and Treasury Management Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender or Affiliate of a Lender that is party to such Swap Contract or such Treasury Management Agreement, as the case may be.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Amendments, Etc. Except as expressly provided in Section 2.18, 2.19 and 2.20 and herein below, no amendment or waiver of, or any consent to deviation from, any provision of this Credit Agreement or any other Credit Document shall be effective unless in writing and signed by the Required Lenders (or by the Administrative Agent on behalf of the Required Lenders upon receipt of a consent and direction letter from the Required Lenders) and the Parent and other Credit Parties, as the case may be, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given; provided that the Administrative Agent may, with the consent of the Parent only, amend, modify or supplement this Credit Agreement or any other Credit Document to (x) cure any ambiguity, omission, defect or inconsistency (as reasonably determined by the Administrative Agent) and (y) implement the “flex” provisions set forth in the Fee Letters so long as, in each case, such amendment, modification or supplement does not adversely affect the rights of any Lender in the applicable Facility or the L/C Issuer (it being understood and agreed that (i) the reallocation of Commitments from one Facility to another Facility, the Bridge Facility (if any) or the Senior Notes (if any), (ii) any reduction in the maturity of a Facility and (iii) the elimination of Section 11.06(i) do not adversely affect the rights of any Lender or the L/C Issuer); provided further that:

(a) no such amendment, waiver or consent (however characterized) shall be effective without the written consent of each Lender directly affected thereby to:

(i) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) (it being understood and agreed that amendment or waiver of any condition precedent set forth in Section 5.02 or of any Default or Event of Default shall not be considered an extension or increase in Commitments for purposes hereof);

(ii) waive non-payment or postpone any date fixed by this Credit Agreement or any other Credit Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amount due to the Lenders (or any of them) hereunder or under any other Credit Document;

(iii) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the last proviso of this Section 11.01) any fees or other amounts payable hereunder or under any other Credit Document; provided that only (A) the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate,” (B) the consent of the applicable Required Facility Lenders shall be necessary to waive any obligation of the Borrowers to pay interest at the Default Rate with respect to Loans under any Facility, (C) the consent of the Required Revolving Lenders shall be necessary to waive any obligation of the Borrowers to pay Letter of Credit Fees at the Default Rate or (D) the consent of the Required Lenders shall be necessary to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(iv) change any provision of this Section 11.01(a) or the definitions of “Aggregate Commitment Percentage,” “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder; provided that the definitions of “Required Revolving Credit Lenders,” “Required Term A Lenders,” and “Required Term B Lenders” may be amended with the written consent of each Lender under the applicable Facility;

(v) release all or substantially all of the Guarantors from their obligations under the Credit Documents (other than as provided herein or as appropriate in connection with transactions permitted hereunder);

(vi) except in connection with a Disposition permitted under Section 8.05 or as permitted by Section 10.10, release all or substantially all of the Collateral;

(vii) change Section 2.12 or Section 9.03 in a manner that would alter the pro rata sharing of amounts required thereby;

(viii) except as expressly provided herein, amend or waive the manner of any reduction in the Commitments or any repayment or prepayment of Loans as applied among the Lenders or among the Facilities from the application thereof set forth in Section 2.06(c) or Section 2.11(a), respectively; or

(ix) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder.

(b) no such amendment, waiver or consent shall:

(i) other than in connection with the making of the initial Credit Extensions on the Closing Date, waive any Default or Event of Default for purposes of Section 5.02 or amend or waive the provisions of Section 5.02, in each case, with respect to Revolving Credit Loans without the written consent of the Required Revolving Credit Lenders;

(ii) postpone any date fixed by this Credit Agreement or any other Credit Document for any scheduled reduction of any Facility hereunder or under any other Credit Document without the written consent of each Appropriate Lender; or

(iii) by its terms directly and materially adversely affect the rights of Lenders holding Commitments or Loans of one Facility differently from the rights of Lenders holding Commitments or Loans of any other Facility without the written consent of the applicable Required Facility Lenders.

(c) unless also consented to in writing by the L/C Issuer, no such amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Credit Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;

(d) unless also consented to in writing by the Swingline Lender, no such amendment, waiver or consent shall affect the rights or duties of the Swingline Lender under this Credit Agreement;

(e) unless also consented to in writing by the Administrative Agent, no such amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document; and

(f) unless also consented to in writing by the Collateral Agent, no such amendment, waiver or consent shall affect the rights or duties of the Collateral Agent under this Credit Agreement or any other Credit Document;

provided that notwithstanding anything to the contrary contained herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Revolving Credit Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy or insolvency reorganization plan that affects the Loans, (iii) each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein, (iv) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and any such determination shall be binding on all the Lenders and (v) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Section 11.02. Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Credit Party, the Administrative Agent, the L/C Issuer or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02 (as may be updated from time to time); and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Credit Parties).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article 2 if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Parent each may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE CREDIT PARTY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE CREDIT PARTY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE CREDIT PARTY MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Parent or any other Credit Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Parent’s or any other Credit Party’s or the Administrative Agent’s transmission of Credit Party Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Parent or any other Credit Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Parent, the Administrative Agent, the L/C Issuer and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Parent, the Administrative Agent, the L/C Issuer and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Credit Party Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Parent or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swingline Loan Notices) purportedly given by or on behalf of the Lead Borrower or any other Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Lead Borrower or any other Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 11.03. No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer, the Swingline Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Credit Document (including the imposition of the Default Rate) preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided and provided under each other Credit Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Issuer; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (b) the L/C Issuer or the Swingline Lender from exercising the rights and remedies that inure to their benefit (solely in their capacity as L/C Issuer or Swingline Lender, as the case may be) hereunder and under the other Credit Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 11.04. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of separate counsel for the Administrative Agent and the Collateral Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out -of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Lender or the L/C Issuer in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit (provided that with respect the fees and disbursements of counsel, all such Persons shall be represented by one primary counsel and (x) any special counsel and local counsel in each relevant jurisdiction retained by the Administrative Agent and (y) solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected Person similarly situated, and for each of clauses (i) and (ii) herein, such amounts shall be limited to those reasonable and documented fees and actual disbursements of such counsel).

(b) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, the Collateral Agent, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee and environmental consultant), incurred by any Indemnitee or asserted against any Indemnitee by the Parent, any other Credit Party or any other Person arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, the syndication of the credit facilities provided for herein, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Credit Agreement and the other Credit Documents, (ii) the Commitment Letter and the Fee Letters and the transactions contemplated thereby and the commitments and agreements thereunder, any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned, leased or operated by the Parent or any of its Subsidiaries or any of their respective predecessors, or any Environmental Liability related in any way to the Parent or any of its Subsidiaries, or any of their respective predecessors, in each case relating to any of the foregoing or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Parent or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Parent or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Parent or other such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) arise from disputes solely among Indemnified Parties, and in such event solely to the extent that the underlying dispute does not (1) arise as a result of an action, inaction or representation of, or information provided by or on behalf of, the Credit Parties or their Subsidiaries or Affiliates, or (2) relate to any action of such Indemnified Party in its capacity as Administrative Agent or Arranger.

(c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), the Collateral Agent, the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the

Administrative Agent (or any such sub-agent), the Collateral Agent, the L/C Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined in each case as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent, the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent or the L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(b).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Credit Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for such direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee or from a breach in bad faith of such Indemnitee’s obligations hereunder or under any Credit Document, in any case, as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than 10 Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swingline Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other obligations hereunder or under any other Credit Document.

Section 11.05. Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agree to pay to the Administrative Agent on demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

Section 11.06. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Credit Agreement and the other Credit Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Credit Party may assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement and the other Credit Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned and (B) in any case not described in subsection (b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of an assignment of the Revolving Credit Commitments (and the Revolving Credit Loans relating thereto), and $5,000,000, in the case of an assignment of the Term Commitments (or, from and after the Closing Date, the Term Loans), unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Parent otherwise consent (each such consent not to be unreasonably withheld or delayed); provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Parent (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 9.01(a), (f) or (g) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Parent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; provided further that the Parent’s consent shall not be required during the primary syndication of the Term Loans following the Closing Date to financial institutions notified to the Parent in writing prior to the Closing Date;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) the Revolving Credit Commitments (and the Revolving Credit Loans relating thereto) if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment (for holding Revolving Credit Loans), an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of the Swingline Lender and the L/C Issuer shall be required for any assignment in respect of the Revolving Credit Commitments (and the Revolving Credit Obligations relating thereto).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 (other than an assignment from a Lender to one or more of its Affiliates or pursuant to Section 11.13); provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Parent or any of the Parent’s Affiliates or Subsidiaries, except as set forth in Section 11.06(i), (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural person; and

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Parent and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Aggregate Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by any of the Parent, the L/C Issuer and the Lenders at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time (without notice to, or the consent of, any Person) sell participations to any Person (other than a natural person, a Defaulting Lender or the Parent or the Parent’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso of Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e) Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Parent is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or of its other Obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other Obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Resignation as L/C Issuer or Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Parent and the Revolving Credit Lenders, resign as the L/C Issuer and/or (ii) upon 30 days’ notice to the Parent, resign as the Swingline Lender. In the event of any such resignation as the L/C Issuer or the Swingline Lender, the Parent shall be entitled to appoint from among the Revolving Credit Lenders a successor L/C Issuer or Swingline Lender hereunder; provided that no failure by the Parent to appoint any such successor shall affect the resignation of Bank of America as the L/C Issuer or the Swingline Lender, as the case may be. If Bank of America resigns as the L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as the L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Credit Lenders to make Base Rate Loans or fund risk participations in L/C Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as the Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Credit Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swingline Lender, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as the case may be, and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

(i) Assignments to the Parent. Notwithstanding anything to the contrary contained in this Section 11.06 or any other provision of this Agreement, so long as (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) as of the date of any assignment or transfer as herein described, the Parent shall be in compliance with the Financial Covenants, determined on a Pro Forma Basis, as of the last day of the fiscal quarter of the Parent most recently ended for which financial statements under Section 7.01 have been delivered, each Term B Lender shall have the right at any time to sell, assign or transfer all or a portion of the Term B Loans owing to it to the Parent on a non-pro rata basis, subject to the following limitations:

(i) Such sale, assignment or transfer shall be pursuant to one or more modified Dutch auctions conducted by the Parent (each, an “Auction”) to repurchase all or any portion of the Term B Loans; provided that (A) notice of and the option to participate in the Auction shall be provided to all Term B Lenders and (B) the Auction shall be conducted pursuant to such procedures as the Auction Manager may establish, which are consistent with this Section 11.06(i) and the Auction Procedures and are otherwise reasonably acceptable to the Parent, the Auction Manager and the Administrative Agent;

(ii) With respect to all repurchases made by the Parent pursuant to this Section 11.06(i), (A) the Parent shall deliver to the Auction Manager a certificate of an Authorized Officer stating that, as of the launch date of the related Auction and the effective date of any such repurchase, it is not in possession of any information regarding the Parent or its Subsidiaries, or their assets, the Credit Parties’ ability to perform the Obligations or any other matter that may be material to a decision by any Term B Lender to participate in any Auction or repurchase any such Term B Loans that has not previously been disclosed to the Auction Manager, the Administrative Agent and the non-Public Lenders, (B) the Parent shall not use the proceeds of any Revolving Credit Loans to repurchase such Term B Loans and (C) the assigning Term B Lender and the Parent shall execute and deliver to the Auction Manager an Assignment and Assumption with respect to such repurchase;

(iii) Following a repurchase by the Parent pursuant to this Section 11.06(i), the Term B Loans so repurchased shall, without further action by any Person, be deemed canceled and no longer outstanding (and may not be resold by the Parent) for all purposes of this Credit Agreement and all other Credit Documents, including, but not limited to (A) the making of, or the application of, any payments to the Term B Lenders under this Credit Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Credit Agreement or any other Credit Document or (C) the determination of the Required Lenders or the Required Term B Lenders, or for any similar or related purpose, under this Credit Agreement or any other Credit Document. In connection with any Term B Loans repurchased and canceled pursuant to this Section 11.06(i), the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation; and

(iv) It is understood and agreed that any such repurchase of Term B Loans by the Parent shall not be deemed a repayment of Term Loans (and shall, therefore, not be deducted) for purposes of the mandatory prepayment under Section 2.06(b)(ii)(C).

Section 11.07. Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or any Eligible Assignee invited to become a Lender pursuant to Section 11.06(b), or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Parent and its obligations, (g) with the consent of the Parent or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Parent.

For purposes of this Section, “Information” means all information received from the Credit Parties or their Subsidiaries or Affiliates relating to the Credit Parties or their Subsidiaries or Affiliates or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Credit Parties or their Subsidiaries or Affiliates, provided that, in the case of information received from the Credit Parties or their Subsidiaries or Affiliates after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Credit Parties or their Subsidiaries or Affiliates, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including federal and state securities Laws.

Section 11.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Parent or any other Credit Party against any and all of the obligations of the Parent or such Credit Party now or hereafter existing under this Credit Agreement or any other Credit Document to such Lender or the L/C Issuer, irrespective of whether or not the Lender or the L/C Issuer shall have made any demand under this Credit Agreement or any other Credit Document and although such obligations of the Parent or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Parent and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.09. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 11.10. Counterparts; Integration. This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Credit Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, except as otherwise provided in the Commitment Letter or Fee Letters. Delivery of an executed counterpart of a signature page of this Credit Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

Section 11.11. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 11.12. Severability. If any provision of this Credit Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Credit Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 11.13. Replacement of Lenders. If (a) any Lender requests compensation under Section 3.04, (b) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) any Lender gives a notice pursuant to Section 3.02, (d) a Lender that does not consent to a proposed change, waiver, discharge or termination (a “Non-Consenting Lender”) with respect to any Credit Document requiring the approval of all the Lenders or of all the Lenders directly affected thereby that has been approved by the applicable Required Facility Lenders or, to the extent applicable, the Required Lenders, or (e) any Lender is a Defaulting Lender, then the Lead Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Credit Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Parent shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b)(iv);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Parent (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable Laws;

(v) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Credit Document, the applicable assignee consents to the proposed change, waiver, discharge or termination; and

(vi) the failure by any Lender described in clauses (a) – (e) above to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Lender, and the assignment of such Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swingline Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Parent to require such assignment and delegation cease to apply.

Section 11.14. Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS CREDIT AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CREDIT AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF SUCH STATE AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT, AND, SUBJECT TO THE LAST SENTENCE OF THIS CLAUSE (B), EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE BROUGHT, HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST THE PARENT OR ANY OTHER CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS CREDIT AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 11.15. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS

CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.16. USA Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the Act. The Credit Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 11.17. Termination. Notwithstanding any other provision to the contrary, upon termination of the commitments hereunder and payment in full of all Obligations (other than (a) contingent indemnification obligations, (b) Obligations described in clause (b) of the definition thereof, and (c) Obligations described in clause (c) of the definition thereof) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), the Collateral Documents and the security interests created thereby shall terminate, all rights in the Collateral shall revert to the applicable Credit Party and the Administrative Agent and the Collateral Agent, at the request and sole expense of the Parent, will execute and deliver such documents as the Parent shall reasonably request to evidence such termination; provided that if an Event of Default shall have occurred and is continuing, no such termination will be effective unless arrangements satisfactory to the holders of the Swap Contact Obligations and Treasury Management Obligations shall have been made, and will not affect provisions which expressly survive termination.

Section 11.18. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Parent and each other Credit Party acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Credit Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Parent, each other Credit Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (ii) each of the Parent and the other Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Parent and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (b) (i) the Administrative Agent, each Arranger and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Parent, any other Credit Party or any of their respective Affiliates, or any other Person and (ii) the Administrative Agent, the Arrangers and the Lenders shall not have any obligation to the Parent, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (c) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Parent, the other Credit Parties and their respective Affiliates, and the Administrative Agent, the Arrangers and the Lenders shall not have any obligation to disclose any of such interests to the Parent, any other Credit Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Parent and the other Credit Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

TEMPUR-PEDIC INTERNATIONAL INC., a Delaware corporation, as Parent
TEMPUR-PEDIC MANAGEMENT, LLC, a Delaware limited liability company, as Lead Borrower

By:	/s/ William H. Poche

Name: William H. Poche
Title: Treasurer and Assistant Secretary

TEMPUR-PEDIC NORTH AMERICA, LLC, a Delaware limited liability company, as Borrower
TEMPUR PRODUCTION USA, LLC, a Virginia limited liability company, as Borrower
TEMPUR WORLD, LLC, a Delaware limited liability company, as Guarantor
TEMPUR-PEDIC TECHNOLOGIES, INC., a Delaware corporation, as Guarantor
DAWN SLEEP TECHNOLOGIES, INC., a Delaware corporation, as Guarantor
TEMPUR-PEDIC MANUFACTURING, INC., a Delaware corporation, as Guarantor
TEMPUR-PEDIC SALES, INC., a Delaware corporation, as Guarantor
TEMPUR-PEDIC AMERICA, LLC, a Delaware limited liability company, as Guarantor

By:	/s/ William H. Poche

Name: William H. Poche
Title: Secretary and Treasurer

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Laura Call
Name: Laura Call
Title: Assistant Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Lender

By:	/s/ Thomas C. Kilcrease Jr.
Name: Thomas C. Kilcrease Jr.
Title: SVP

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as Lender

By:	/s/ Ronnie Glenn
Name: Ronnie Glenn
Title: Vice President

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Anthony A. Eastman
Name: Anthony A. Eastman
Title: Underwriter

[Signature Page to Credit Agreement]

WELLS FARGO BANK, N.A., as Lender

By:	/s/ Bryan Hulker
Name: Bryan Hulker
Title: SVP

[Signature Page to Credit Agreement]

FIFTH THIRD BANK, as Lender

By:	/s/ Mary-Alicha Weldon
Name: Mary-Alicha Weldon
Title: Vice President

[Signature Page to Credit Agreement]

CITIZENS BANK OF PENNSYLVANIA, as Lender

By:	/s/ Philip R. Medsger
Name: Philip R. Medsger
Title: Senior Vice President

[Signature Page to Credit Agreement]

COMPASS BANK, as Lender

By:	/s/ Collis Sanders
Name: Collis Sanders
Title: Executive Vice President

[Signature Page to Credit Agreement]

NORDEA BANK, as Lender

By:	/s/ Mogens R. Jensen
Name: Mogens R. Jensen
Title: Senior Vice President

By:	/s/ Gerald E. Chelius, Jr.
Name: Gerald E. Chelius, Jr.
Title: SVP Credit

[Signature Page to Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as Lender

By:	/s/ David W. Kee
Name: David W. Kee
Title: Managing Director

[Signature Page to Credit Agreement]

AMALGAMATED BANK, as Lender

By:	/s/ Jackson Eng
Name: Jackson Eng
Title: First Vice President

[Signature Page to Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Marianne T. Meil
Name: Marianne T. Meil
Title: Senior Vice President

[Signature Page to Credit Agreement]

CAPITAL ONE LEVERAGE FINANCE CORPORATION, as Lender

By:	/s/ Paul Dellova
Name: Paul Dellova
Title: SVP

[Signature Page to Credit Agreement]

PINNACLE BANK, as Lender

By:	/s/ William H. Diehl
Name: William H. Diehl
Title: Senior Vice President

[Signature Page to Credit Agreement]